UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting of Stockholders

Date and Time:	Wednesday, February 3, 2016 at 8:30 a.m. Pacific Time

Place:	Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404

Items of Business:	1.	To elect the eleven directors nominated by our board of directors and named in the proxy statement;

	2.	To approve, on an advisory basis, the compensation paid to our named executive officers;

	3.	To approve the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated;

	4.	To approve the Visa Inc. Incentive Plan, as amended and restated;

	5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016; and

	6.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Record Date:	Holders of our Class A common stock at the close of business on December 7, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of our Class A common stock will be entitled to vote on all proposals.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “Voting and Meeting Information” section of the proxy statement for additional information.

On or about December 11, 2015, we expect to send to our stockholders of our Class A common stock (other than those Class A stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2015 Annual Report, and to vote through the Internet or by telephone.

Annual Meeting Admission:	If you wish to attend the Annual Meeting in person, you must reserve your seat by January 29, 2016 by contacting our Investor Relations Department at (650) 432-7644. Please refer to the “Voting and Meeting Information” section of the proxy statement for additional information.

By Order of the Board of Directors

Kelly Mahon Tullier

Executive Vice President, General

Counsel and Corporate Secretary

Foster City, California

December 11, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on February 3, 2016. The proxy statement and Visa’s Annual Report for fiscal year 2015 are available at http://investor.visa.com.

PROXY SUMMARY

This summary highlights information contained in this proxy statement, but does not contain everything you should consider before voting your shares. For more information, please review the proxy statement and our Annual Report on Form 10-K.

INFORMATION ABOUT OUR 2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, February 3, 2016 at 8:30 a.m. Pacific Time

Place:	Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404

Admission:	Stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (650) 432-7644 by January 29, 2016 to reserve a seat at the Annual Meeting.

Webcast:	An audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on February 3, 2016.

Record Date:	December 7, 2015

PROPOSALS AND VOTING RECOMMENDATIONS

FINANCIAL RESULTS

During fiscal year 2015, Visa delivered strong financial performance across our global businesses, a reflection of solid revenue and transaction growth. This financial growth and stock price appreciation drives our performance-based compensation, as net revenue and net income are the metrics used in our annual cash incentive plan, while EPS, stock price appreciation and Total Shareholder Return affect the value of our Performance Shares.

[1]

For further information regarding non-GAAP adjustments, including a reconciliation to GAAP, please see Item 7-Management’s Discussion and Analysis of Financial Condition and Results of Operations – overview in the 2015 Annual Report.

[2]	Cumulative stock price appreciation plus dividends
[3]	20% increase during FY2015

SUMMARY OF PROPOSALS FOR STOCKHOLDER CONSIDERATION

At the Annual Meeting, holders of our Class A common stock will be asked to vote on proposals 1 through 5. The following is a summary of the five proposals. We urge you to read the complete text of each proposal contained in this proxy statement.

PROPOSAL 1 – ELECTION OF ELEVEN DIRECTORS (PAGE 30)

At the Annual Meeting, holders of our Class A common stock will be asked to elect eleven nominees to our board of directors. All of the nominees are current directors. If elected, each will serve for a one-year term until the next annual meeting.

The following tables contain information about our board, its committees, and the director nominees. Each of the nominees attended at least 75% of all fiscal year 2015 meetings of the board and each committee on which he or she served that were held during the period for which he or she was a director or committee member.

Snapshot of 2015 Director Nominees

Our director nominees exhibit an effective mix of diversity, experience and perspective

Name	Age	Director Since	Principal Occupation	Independent	Audit and Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lloyd A. Carney	53	2015	Chief Executive Officer, Brocade Communications	Yes
Mary B. Cranston	67	2007	Retired Senior Partner, Pillsbury Winthrop Shaw Pittman LLP	Yes	C
Francisco Javier Fernández–Carbajal	60	2007	Consultant and Former Chief Executive Officer, Corporate Development Division of Grupo Financiero BBVA Bancomer, S.A.	Yes
Alfred F. Kelly, Jr.	57	2014	Management Advisor, TowerBrook Capital Partners L.P. and Former President, American Express Company	Yes			C
Robert W. Matschullat*	68	2007	Former Vice Chairman and Chief Financial Officer, The Seagram Company Limited	Yes	EO	EO	EO
Cathy E. Minehan	68	2007	Dean of the School of Management, Simmons College and former President and CEO, Federal Reserve Bank of Boston	Yes
Suzanne Nora Johnson	58	2007	Former Vice Chairman, The Goldman Sachs Group, Inc.	Yes		C
David J. Pang	72	2007	Chief Executive Officer, Kerry Group Kuok Foundation Limited	Yes
Charles W. Scharf	50	2012	Chief Executive Officer, Visa Inc.	No
John A. C. Swainson	61	2007	President, Software Group, Dell Inc.	Yes
Maynard G. Webb, Jr.	60	2014	Founder, Webb Investment Network and Co-Founder, Everwise Corporation	Yes

* = Independent Chair of the board	= Member	C = Chair	EO = Ex Officio committee meeting attendee

As the independent Chair of the board, Mr. Matschullat has a standing invitation to attend meetings of the board’s committees. However, he is not a committee member, is not counted for purposes of determining a quorum at committee meetings, and does not vote on committee matters.

PROPOSAL 2 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (PAGE 86)

Holders of our Class A common stock will be asked to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. Our compensation philosophy is to pay for performance. Our named executive officers’ core compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive compensation. To achieve the goals of our compensation program, the total compensation received by our named executive officers varies based on corporate and individual performance using different measures of performance.

WHAT WE DO

Majority of Pay is Performance-Based

Annual Say-on-Pay Vote

Clawback Policy

Balance Short-Term and Long-Term Incentives

Independent Compensation Consultant

Stock Ownership Guidelines

Limited Perquisites and Related Tax Gross-Ups

Double-Trigger Severance Arrangements

Mitigate Inappropriate Risk Taking

WHAT WE DON’T DO

Single-Trigger Equity Acceleration upon Change in Control

Gross-ups for Excise Taxes

Reprice Stock Options

Fixed Term Employment Agreements

Hedging and Pledging of Company Stock

PROPOSAL 3 – APPROVAL OF THE VISA INC. 2007 EQUITY INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED (PAGE 87)

Holders of our Class A common stock will be asked to approve an amendment to the Visa Inc. 2007 Equity Incentive Compensation Plan (EIP). We are asking stockholders to re-approve the EIP, as amended, in order to permit certain awards that may be granted in the future under the EIP to continue to qualify as performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, and to make other changes described in the proposal. We are not asking for the approval of additional shares under the EIP at this time.

PROPOSAL 4 – APPROVAL OF THE VISA INC. INCENTIVE PLAN, AS AMENDED AND RESTATED (PAGE 98)

Holders of our Class A common stock will be asked to approve an amendment to the Visa Inc. Incentive Plan. We are asking our stockholders to reapprove the VIP so that we may continue to take the federal tax deduction under Section 162(m) for performance-based compensation payable to certain of our executives.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF KPMG (PAGE 102)

At the Annual Meeting, holders of our Class A common stock will be asked to ratify the Audit and Risk Committee’s appointment of KPMG as our independent registered accounting firm for fiscal year 2016. If the ratification of KPMG’s appointment is not approved, the Audit and Risk Committee may reconsider the selection of our independent registered public accounting firm for fiscal year 2016.

CORPORATE GOVERNANCE

Our board of directors oversees the business of the Company to serve the long-term interests of our stockholders. Members of our board are informed of our business through discussions with our Chief Executive Officer, President, Chief Financial Officer, General Counsel, Chief Risk Officer and other officers and employees, and by reviewing materials provided to them and participating in regular meetings of the board and its committees.

The board of directors regularly monitors our corporate governance policies and profile to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE’s listing standards. We have instituted a variety of practices to foster and maintain responsible corporate governance, which are described in this section. To learn more about Visa’s corporate governance and to view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and the charters of each of the board’s committees, please visit the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.” Copies of these documents also are available in print free of charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999.

Highlights of Corporate Governance

• Independent Chair, 92% Independent Directors and 100% Independent Board Committees

• Annual Election of all Directors

• Majority Voting for Directors in Uncontested Elections

• Director Resignation Policy

• Greater than 75% Director Attendance at Meetings

• Independent Directors Meet Regularly in Executive Sessions

• Annual Board and Committee Self-Evaluations

• Limitation on Outside Board and Audit Committee Service

• Code of Business Conduct & Ethics and Code of Ethics for Senior Financial Officers

• Political Contributions and Lobbying Policy

• No Stockholder Rights Plan (Poison Pill)

Board Leadership Structure

The Nominating and Corporate Governance Committee and the board believe having the Chair and Chief Executive Officer in separate roles is the most appropriate leadership structure for the Company at this time, by allowing our Chief Executive Officer, Charles W. Scharf, to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing our independent Chair, Robert W. Matschullat, to focus on leading the board, providing advice and counsel to Mr. Scharf and facilitating the board’s independent oversight of management. The Nominating and Corporate Governance Committee will continue to periodically review the board’s leadership structure and to exercise its discretion in recommending an appropriate and effective framework on a case-by-case basis, taking into consideration the needs of the board and the Company at such time.

As our independent Chair, Mr. Matschullat’s duties and responsibilities include: presiding at meetings of the board and calling, setting the agenda for and chairing periodic executive sessions of the independent directors; providing feedback to the Chief Executive Officer on corporate policies and strategies; acting as a liaison between the board and the Chief Executive Officer; and facilitating one-on-one communication between directors, committee chairs, the Chief Executive Officer and other senior managers to keep abreast of their perspectives.

In addition to our independent Chair, the board has three standing committees: the Audit and Risk Committee, chaired by Mary B. Cranston; the Compensation Committee, chaired by Suzanne Nora Johnson; and the Nominating and Corporate Governance Committee, chaired by Alfred F. Kelly. In their capacities as independent committee chairs, Ms. Cranston, Ms. Nora Johnson and Mr. Kelly each have responsibilities that contribute to the board’s oversight of management and facilitate communication among the board and the Chief Executive Officer.

Independence of Directors

The NYSE’s listing standards and our Corporate Governance Guidelines provide that a majority of our board of directors and every member of the Audit and Risk, Compensation and Nominating and Corporate Governance committees must be “independent.” Our Certificate of Incorporation further requires that at least fifty-eight percent (58%) of our board be independent. Under the NYSE’s listing standards, our Corporate Governance Guidelines and our Certificate of Incorporation, no director will be considered to be independent unless our board affirmatively determines that such director has no direct or indirect material relationship with Visa or our management. Our board reviews the independence of its members annually and has adopted guidelines to assist it in making its independence determinations.

In October 2015, with the assistance of legal counsel, our board conducted its annual review of director independence and affirmatively determined that each of our non-employee directors (Lloyd A. Carney, Mary B. Cranston, Francisco Javier Fernández-Carbajal, Alfred F. Kelly, Jr., Suzanne Nora Johnson, Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan, John A. C. Swainson and Maynard G. Webb, Jr.) is “independent” as that term is defined in the NYSE’s listing standards, our independence guidelines and our Certificate of Incorporation.

In making the determination that the directors listed above are independent, the board considered relevant transactions, relationships and arrangements, including those specified in the NYSE listing standards and our independence guidelines, and determined that these relationships were not material relationships that would impair the director’s independence. In this regard, the board considered that certain directors serve as directors of other companies with which the Company engages in ordinary-course-of-business transactions, and that, in accordance with our director independence guidelines, none of these relationships constitute material relationships that would impair the independence of these individuals. Discretionary contributions to certain charitable organizations with which some of our directors are affiliated also were considered, and the board determined that the amounts contributed to each of these charitable organizations in any fiscal year were less than the greater of one million dollars or two percent of the organization’s consolidated gross revenues.

The board also considered, for Ms. Cranston (i) her daughter’s relationship with one of our former employees, Russell Hamilton (who was not an executive officer), as discussed under the heading Certain Relationships and Related Person Transactions, and (ii) services provided to the Company by a law firm of which she is a retired senior partner, including that, pursuant to her retirement (which predated our engagement of the law firm), she receives no compensation from the firm, has no capital in the firm, and is no longer a signatory to the firm’s partnership agreement. For Messrs. Carney, Fernández-Carbajal, Kelly, Swainson, Webb, and Ms. Minehan, the board considered the amounts paid or received by the Company pursuant to ordinary-course-of-business transactions with other entities (which, in any single fiscal year, did not equal or exceed the greater of one million dollars or two percent of the annual consolidated revenues of the other entity), where the director or the director’s immediate family member is or was an employee or officer of such entity, or had a direct or indirect ownership interest in such entity.

Majority Vote Standard for Directors

Our Corporate Governance Guidelines require each incumbent director nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive a majority of the votes cast for his or her re-election, meaning that he or she does not have more votes cast FOR than AGAINST his or her re-election, the Nominating and Corporate Governance Committee will recommend to the board of directors that it accept the nominee’s contingent resignation, unless the Nominating and Corporate Governance Committee determines that acceptance of the resignation would not be in the best interest of the Company and its stockholders. The board will decide whether to accept or reject the contingent resignation at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The board’s decision and its reasons will be promptly disclosed in a periodic or current report filed with the SEC.

The Board of Directors’ Role in Risk Oversight

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Visa and its stockholders. While the Chief Executive Officer, Chief Risk Officer and other members of our senior leadership team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile and monitoring how the Company addresses specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks and operational risks.

The board believes that its current leadership structure facilitates its oversight of risk by combining independent leadership, through the independent Chair of the board, independent board committees and majority independent board composition, with an experienced Chief Executive Officer who is a member of the board. Mr. Scharf’s industry experience and day-to-day management of the Company as our Chief Executive Officer enable him to identify and raise key business risks to the board and focus the board’s attention on areas of concern. The independent Chair, independent committee chairs and the other directors also are experienced professionals or executives, who are very knowledgeable about the Company and who can and do raise issues for board consideration and review. The board believes there is a well-functioning and effective balance between the independent Chair, non-employee board members, the Chief Executive Officer and other members of management, which enhances the board’s risk oversight.

The board of directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. On an annual basis, the Chief Risk Officer and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks and the board is provided with and discusses a written Enterprise Risk Management, or ERM, update and information security update annually. In addition, the General Counsel updates the board regularly on material legal and regulatory matters. Written reports also are provided to and discussed by the board regularly regarding recent business, legal, regulatory, competitive and other developments impacting the Company.

The Audit and Risk Committee is responsible for reviewing our ERM framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit and Risk Committee meets regularly with our Chief Financial Officer, General Counsel, Chief Risk Officer, Chief Auditor, Chief Compliance Officer, independent auditor and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risks, legal and compliance risks, key operational risks, cybersecurity and information security risks and controls and the ERM framework and programs. Other responsibilities include reviewing at least annually the overall implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit and Risk Committee also meets regularly in separate executive session with the Chief Financial Officer, General Counsel, Chief Risk Officer, Chief Auditor and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section entitled Risk Assessment of Compensation Programs.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, our corporate governance profile and ratings, and our political participation and contributions. The Nominating and Corporate Governance Committee is also actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Sessions of the Board of Directors

The non-employee, independent members of our board of directors and all committees of the board generally meet in executive session without management present during their regularly scheduled in-person board and committee meetings, and on an as-needed basis during telephonic and special meetings. Robert W. Matschullat, our independent Chair, presides over executive sessions of the board of directors and the committee chairs, each of whom is independent, preside over executive sessions of the committees.

Codes of Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, employees and contingent staff of the Company. Additionally, the board of directors has adopted a supplemental Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and other senior financial officers, whom we refer to collectively as senior officers. These Codes require the senior officers to engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provide mechanisms to report unethical conduct. Our senior officers are held accountable for their adherence to the Codes. If we amend or grant any waiver from a provision of our Codes, we will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a current report on Form 8-K with the SEC.

Stockholder Engagement

Our board of directors and management team value the opinions and feedback of our stockholders, and we engage with stockholders throughout the year. Some of the major themes discussed in fiscal year 2015 included board composition and diversity, executive compensation philosophy and performance metrics, our multiclass capital structure, proxy access, risk oversight and corporate social responsibility. Stockholders and other interested parties who wish to communicate with us on these or other matters may contact our Corporate Secretary electronically at corporatesecretary@visa.com or by mail at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999.

Communication with the Board of Directors

Our board of directors has adopted a process by which stockholders or other interested persons may communicate with the board or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors (including the Chair or the non-employee directors as a group) electronically to board@visa.com or by mail c/o our Corporate Secretary, Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999. Communications that meet the procedural and substantive requirements of the process approved by the board of directors will be delivered to the specified member of the board of directors, non-employee directors as a group or all members of the board of directors, as applicable, on a periodic basis, which generally will be in advance of or at each regularly scheduled meeting of the board of directors. Communications of a more urgent nature will be referred to the General Counsel, who will determine whether it should be delivered more promptly. Additional information regarding the procedural and substantive requirements for communicating with our board of directors may be found on our website at http://investor.visa.com, under “Corporate Governance – Contact the Board.”

All communications involving accounting, internal accounting controls, and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or the Codes, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made via email to businessconduct@visa.com, through our Confidential Compliance Hotline at (888) 289-9322 within the United States or the AT&T International Toll-Free Dial codes available online at http://www.usa.att.com/traveler/access numbers/index.jsp outside of the United States, through our Confidential Online Compliance Hotline at https://visa.alertline.com, or by mail to Visa Inc., Business Conduct Office, P.O. Box 8999, San Francisco, CA 94128-8999. All such communications will be handled in accordance with our Whistleblower Policy, a copy of which may be obtained by contacting our Corporate Secretary.

Attendance at Board, Committee and Annual Stockholder Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board of directors met 12 times during fiscal year 2015. Each director attended at least 75% or more of the aggregate of: (i) the total number of meetings of the board and independent directors held during the period in fiscal year 2015 for which he or she served as a director, and (ii) the total number of meetings held by all committees of the board on which such director served during the period in fiscal year 2015 for which he or she served as a committee member. The total number of meetings held by each committee is set forth below, under the heading Committees of the Board of Directors. It is our policy that all members of the board should endeavor to attend annual meetings of stockholders at which directors are elected. Each of our directors serving at the time attended the 2015 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The current standing committees of the board of directors are the Audit and Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance – Committee Composition.”

Audit and Risk Committee

  Committee members:

  Mary B Cranston, Chair

  Lloyd A. Carney

      Audit Committee Financial Expert

  Francisco Javier Fernández-Carbajal

  Cathy E. Minehan,

      Audit Committee Financial Expert

  William S. Shanahan

      Audit Committee Financial Expert

  Maynard G. Webb, Jr.

  Number of meetings in fiscal year
  2015: 6

Key Activities in 2015
•

Monitored the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting and the performance of our internal audit function and KPMG, our independent registered public accounting firm;

•	Selected, approved the compensation of and oversaw the work of KPMG;
•

Reviewed and discussed with management the disclosures required to be included in our annual report on Form 10-K and our quarterly reports on Form 10-Q, including the Company’s significant accounting policies, and areas subject to significant judgement and estimates;

•	On a quarterly basis, reviewed audit results and findings prepared by internal audit;

•	Reviewed and recommended to the board for approval our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and Audit and Risk Committee Charter, which were all approved;
•

Monitored compliance with our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers, and reviewed the implementation and effectiveness of the Company’s compliance and ethics program;

•	Reviewed and reapproved our Statement of Policy with Respect to Related Party Transactions, and approved related party transactions;
•	Reviewed and discussed with management the Company’s major financial and other risk exposures and the steps taken to monitor and control those exposures, including our ERM framework and programs;
•	Monitored the Company’s technology risks, including business continuity, information security and cybersecurity;
•	Reviewed and approved the 2015 budget, the 2015 Business Continuity Program, the 2015 internal audit plan and the Internal Audit Charter;
•	Identified, selected and appointed a new Chief Compliance Officer and Chief Internal Auditor; and
•

Reviewed and reapproved the Company’s Whistleblower Policy, and established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Certain Relationships and Related Person Transactions

The Audit and Risk Committee has adopted a written Statement of Policy with Respect to Related Party Transactions, governing any transaction, arrangement or relationship between the Company and any related party where the aggregate amount involved will or may be expected to exceed $120,000 and any related party had, has or will have a direct or indirect material interest. Under the Policy, the Audit and Risk Committee or its management delegate shall review related party transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a related party transaction, the Audit and Risk Committee or management delegate may take into consideration all of the relevant facts and circumstances available to it, including: (i) the material terms and conditions of the transaction or transactions; (ii) the related party’s relationship to Visa; (iii) the related party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. Related party transactions that are approved or ratified by the management delegate must be reported to the Audit and Risk Committee at its next regularly scheduled meeting.

In the event we become aware of a related party transaction that was not previously approved or ratified under the Policy, the Audit and Risk Committee or management delegate shall evaluate all options available, including ratification, revision or termination of the related party transaction. The Policy is intended to augment and work in conjunction with our other policies that include code of conduct or conflict of interest provisions, including our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers.

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the ordinary course of our business. Some of our directors, executive officers, greater than five percent stockholders and their immediate family members, each a related party under the Policy, may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these entities on customary terms, and, in many instances, our directors and executive officers may not be aware of them. To our knowledge, since the beginning of fiscal year 2015, no Related Party has had a material interest in any of our business transactions or relationships other than as described below:

•

Mary B. Cranston, an independent member of our board of directors, is related to a former employee of our subsidiary, Visa U.S.A. Inc. Ms. Cranston’s daughter married the employee, Russell Hamilton, in September 2008, after Ms. Cranston joined our board. While Mr. Hamilton was not an executive officer of the Company, his compensation was approximately $300,000 per year. Accordingly, Mr. Hamilton is both a related party and his employment is a related party transaction for purposes of the Company’s Policy. Both the Audit and Risk Committee, with Ms. Cranston abstaining, and the Nominating and Corporate Governance Committee previously reviewed the circumstances surrounding Mr. Hamilton’s employment and his relationship to Ms. Cranston and concluded that they are not material. Accordingly, the Audit and Risk Committee, with Ms. Cranston abstaining, approved Mr. Hamilton’s continued employment and compensation, and the Nominating and Corporate Governance Committee and the board determined that the relationship would not impede the exercise of independent judgment by Ms. Cranston. Mr. Hamilton departed the Company in March 2015.

Report of the Audit and Risk Committee

The Committee is responsible for monitoring and overseeing Visa’s financial reporting process on behalf of the board of directors. Visa’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. KPMG LLP, Visa’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, and on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2015. In addition, the Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (PCAOB).

The Committee also has received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Committee has discussed the independence of KPMG with that firm. The Committee also has considered whether KPMG’s provision of non-audit services to the Company impairs the auditor’s independence, and concluded that KPMG is independent from the Committee and the Company’s management.

Based on the Committee’s review and discussions noted above, the Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the Securities and Exchange Commission.

Audit and Risk Committee of the Board of Directors

Mary B. Cranston (Chair)

Lloyd A. Carney

Francisco Javier Fernández-Carbajal

Cathy E. Minehan

William S. Shanahan

Maynard G. Webb, Jr.

Compensation Committee

Committee members: Suzanne Nora Johnson, Chair Alfred F. Kelly, Jr. David J. Pang John A. C. Swainson Number of meetings in fiscal year 2015: 8	Key Activities in 2015
	•	Reviewed the overall executive compensation philosophy for the Company;
	•	Reviewed and approved corporate goals and objectives relevant to our Chief Executive Officer’s and other named executive officers’ compensation, including annual performance objectives;
•

Evaluated the performance of our Chief Executive Officer and other named executive officers in light of the corporate goals and objectives and, based on such evaluation, determined, approved and reported to the board the annual compensation of our Chief Executive Officer and other named executive officers, including salary, bonus, stock options and other benefits;

	•	Reviewed and approved the compensation package or our newly hired named executive officer;
	•	Reviewed and recommended to the board the form and amount of compensation of our directors;
	•	Oversaw the administration of and compliance with the Company’s incentive and equity-based compensation plans;
	•	Reviewed the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;
•

Reviewed an annual compensation-risk assessment report and considered whether the Company’s incentive compensation policies and practices contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company;

	•	Reviewed and discussed with management the compensation disclosures required to be included in the Company’s annual filings;
•

Oversaw the Company’s submissions to a stockholder vote on executive compensation matters, such as our new Employee Stock Purchase Plan for employees and the advisory vote on executive compensation (“Say-on-Pay”);

	•	Reviewed the results of stockholder votes on executive compensation matters and discussed with management the appropriate engagement with stockholders in response to the votes;
	•	Reviewed the appropriateness of the Company’s peer group;
	•	Reviewed the Company’s programs and practices related to executive workforce diversity and the administration of executive compensation programs in a non-discriminatory manner; and
	•	Received and reviewed updates on regulatory and compensation trends.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (Suzanne Nora Johnson, Alfred F. Kelly, Jr., David J. Pang and John A. C. Swainson) is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Risk Assessment of Compensation Programs

The Compensation Committee annually considers potential risks when reviewing and approving our compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation programs for executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both Company-wide metrics and individual performance goals, which encourage focus on the achievement of objectives for the overall benefit of the Company. The annual cash incentive is dependent on multiple performance metrics including Net Income and Net Revenue Growth, both as adjusted for unusual or non-recurring items, as well as individual goals related to specific strategic or operational objectives.

•	Long-term Incentives – Our long-term incentives are equity-based and generally have a three-year vesting schedule to complement our annual cash based incentives.

•	Capped Incentive Awards – Annual incentive awards and performance share awards are capped at 200% of target.

•	Stock Ownership Guidelines – Our guidelines call for significant share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

•

Clawback Policy – Our Clawback Policy authorizes the board of directors to recoup past incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct or gross negligence of the executive officer.

Additionally, the Compensation Committee annually considers an assessment of compensation-related risks for all of our employees. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Visa. In making this determination, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Frederic W. Cook & Co. (Cook & Co.), the Compensation Committee’s independent compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board of directors. In addition, management completed an inventory of incentive programs below the executive level and reviewed the design of these incentives both internally and with Cook & Co. to conclude that such programs do not encourage excessive risk taking.

Compensation Committee Report The Compensation Committee has:
•	reviewed and discussed the section entitled Compensation Discussion and Analysis with management; and

•	based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.
COMPENSATION COMMITTEE Suzanne Nora Johnson (Chair) Alfred F. Kelly, Jr. David J. Pang John A. C. Swainson

Nominating and Corporate Governance Committee

Committee members: Alfred F. Kelly, Jr., Chair Suzanne Nora Johnson David J. Pang John A. C. Swainson Number of meetings in fiscal year 2015: 7	Key Activities in 2015
•

Promoted the best interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices such as removing three supermajority vote provisions from our Certificate of Incorporation and Bylaws following stockholder approval at the 2015 Annual Meeting of Stockholders;

	•	Identified, selected and appointed a new director, Lloyd A. Carney, to serve as a member of the board and the Audit and Risk Committee;

	•	Reviewed with the board the criteria used to identify individuals qualified to become our directors, including specific minimum qualifications, if any, necessary for our directors to possess;
	•	Reviewed the Corporate Governance Guidelines, Board Communication Policy and the Nominating and Corporate Governance Charter, which were approved by the board;
•

Reaffirmed the board’s categorical standards to use in determining director independence, and reviewed the qualifications and determined the independence of the members of the board and its committees;

	•	Recommended to the board changes to the composition or size of the board from 11 to 12 with the addition of Mr. Carney;
	•	Recommended to the board changes to the board’s committee structure and committee functions, which resulted in
(a) William Shanahan rotating to the Audit and Risk Committee from the Compensation Committee,
(b) Suzanne Nora Johnson becoming Chair of the Compensation Committee, and
(c) Alfred Kelly becoming Chair of the Nominating and Corporate Governance Committee;
•

Reviewed each director’s compliance with the requirements of the Corporate Governance Guidelines relating to service on other boards or audit committees of publicly-traded companies, and approved, or recommended to the board for approval, such exceptions or other actions as may be appropriate with respect to such service;

•

Reviewed management’s continuity plan with the board, including policies and principles for the selection of the Chief Executive Officer and policies regarding succession in the event of an emergency or retirement of the Chief Executive Officer;

	•	Oversaw the board’s orientation and continuing education programs;
	•	Oversaw the annual evaluation of the board and its committees; and
•

Readopted policies with respect to political contributions and lobbying, reviewed and approved the 2015 corporate political contribution plan, and oversaw the Company’s political contributions and lobbying activities as contemplated by such policies.

Succession Planning

Our board of directors believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of management. Each quarter, the Compensation Committee meets with our Executive Vice President, Human Resources and other executives to discuss management succession planning and to address potential vacancies in senior leadership. The Compensation Committee also annually reviews with the board succession planning for our Chief Executive Officer.

In addition to executive and management succession, the Compensation Committee regularly oversees and plans for director succession. In doing so, the Compensation Committee takes into consideration the overall needs, composition and size of the board, as well as the criteria adopted by the board regarding director candidate qualifications, which are described in the section entitled Corporate Governance – Nomination of Directors. Individuals identified by the Compensation Committee as qualified to become directors are then recommended to the full board for nomination or election.

Adoption of Proxy Access

Following the receipt of a stockholder proposal, the Nominating and Corporate Governance Committee, after considering the input received during our stockholder engagement meetings, advised the board of directors to amend the Company’s bylaws to adopt proxy access. The board adopted proxy access bylaws that permit stockholders owning 3% or more of our Class A Common Stock for a period of at least 3 years to nominate up to 20% of the board and include these nominees in our proxy materials. The number of stockholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20. The board amended the bylaws to adopt proxy access in October 2015. Stockholders will be able to propose proxy access nominees beginning with the 2017 Annual Meeting of Stockholders.

Nomination Process and Stockholder Proposed Candidates

The Nominating and Corporate Governance Committee considers and recommends candidates to the board in accordance with its charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines and the criteria adopted by the board regarding director candidate qualifications. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current directors, members of management, a professional search firm or a stockholder.

Stockholders may propose a director candidate to be considered for nomination by the Nominating and Corporate Governance Committee by providing the information specified in our Corporate Governance Guidelines to our Corporate Secretary within the timeframe specified for stockholder nominations of directors in our Bylaws. For additional information regarding the process for proposing director candidates to the Nominating and Corporate Governance Committee, please see our Corporate Governance Guidelines. Stockholders who wish to nominate a person for election as a director at an annual meeting of stockholders must follow the procedure described under the heading Other Information – Stockholder Nomination of Director Candidates and Other Stockholder Proposals for 2017 Annual Meeting. For additional information regarding this process, please see our Bylaws.

Criteria for Nomination to the Board of Directors and Diversity

The Nominating and Corporate Governance Committee applies the same standards in considering director candidates submitted by stockholders as it does in evaluating other candidates, including incumbent directors. The identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board from time to time. As a result, there is no specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and charters of the board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors, including a candidate’s:

•	record of accomplishment in his or her chosen field;

•

depth and breadth of experience at an executive, policy-making level in business, payment systems, financial services, academia, law, government, information technology, emerging technology or other areas relevant to the Company’s activities;

•

depth and breadth of experience at an executive, policy-making level at a publicly-listed company or other organization based in a strategic non-U.S. jurisdiction in which the Company operates or seeks to operate;

•

depth and breadth of experience at an executive, policy-making level at a multinational company or other organization, with significant managerial and operational responsibilities outside of the United States;

•	experience working as the chief executive officer of a publicly-listed company;

•	experience serving as a director of a publicly-listed company based in the United States;

•	experience serving as an executive officer or director of Visa Inc. or any pre-merger Visa entity;

•	personal and professional ethics, integrity and values;

•	commitment to enhancing stockholder value;

•	commitment to engaging with all of the Company’s constituencies, including merchants, clients, consumers, stockholders, employees, policy-makers and the communities in which the Company operates;

•	ability to exercise good judgment and provide practical insights and diverse perspectives;

•	absence of real and perceived conflicts of interest;

•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;

•	ability to attend all or almost all board of directors’ meetings in person;

•	ability to develop a good working relationship with other members of the board of directors; and

•	ability to contribute to the board of directors’ working relationship with senior management.

In addition to the above factors, the qualification criteria adopted by the board specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the board when identifying and recommending director nominees. Accordingly, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their ability to contribute to a diverse portfolio of personal and professional experiences, opinions, perspectives and backgrounds, as well as the benefits of ethnic, gender and national diversity. The current composition of our board reflects the importance of diversity to the board:

Director Nominees

Ethnic, gender and national diversity

Board of Directors and Committee Evaluations

Our board of directors and each of our committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of the board and the committee or committees on which the director sits. The board also conducts an annual peer review, which is designed to assess individual director performance. The evaluations and peer review are conducted via oral interviews by a third party legal advisor selected by the board, using as the basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are compiled in a confidential written report, which is circulated to all directors and which is discussed with the Nominating and Corporate Governance Committee and the board. The Nominating and Corporate Governance Committee oversees the evaluation process.

Limitation on Other Board and Audit Committee Service

Set forth below are limitations on board and audit committee service provided for by our Corporate Governance Guidelines. Exceptions to the limits below may be granted by the Nominating and Corporate Governance Committee on a case-by-case basis after taking into consideration the facts and circumstances of the exception request.

Director Category	Limit on publicly-traded board and committee service, including Visa

All directors	5 boards

Directors who are CEOs	3 boards

Directors who serve on Audit and Risk Committee	3 audit committees

The Guidelines provide that prior to accepting an invitation to serve on the board or audit committee of another publicly-traded company, a director should advise the Chair of the board and the Nominating and Corporate Governance Committee of the invitation so that the board, through the Nominating and Corporate Governance Committee, has the opportunity to review the director’s ability to continue to fulfill his or her responsibilities as a member of the Company’s board or Audit and Risk Committee. When reviewing such a request, the Nominating and Corporate Governance Committee may consider a number of factors, including the director’s other time commitments, record of attendance at board and committee meetings, potential conflicts of interest and other legal considerations, and the impact of the proposed directorship or audit committee service on the director’s availability.

Political Participation, Lobbying and Contributions Policy

In order to provide greater transparency to our stockholders regarding our political giving and to facilitate board-level oversight of our political participation, lobbying and contributions, the Nominating and Corporate Governance Committee of our board of directors has adopted and publicly disclosed a Political Participation, Lobbying and Contributions Policy. The Policy prohibits our directors, officers and employees from using Company resources to promote their personal political views, causes or candidates, and specifies that the Company will not directly or indirectly reimburse any personal political contributions or expenses. Directors, officers and employees also may not lobby government officials on the Company’s behalf absent the pre-approval of the Company’s Government Relations department. As such, our lobbying and political spending seek to promote the interests of the Company and its stockholders, and not the personal political preferences of our directors or executives.

Under the Policy, the Nominating and Corporate Governance Committee must pre-approve the use of corporate funds for political contributions, including contributions made to trade associations to support targeted political campaigns and contributions to organizations registered under Section 527 of the U.S. Internal Revenue Code to support political activities. The Policy also requires us to prepare and present to the Nominating and Corporate Governance Committee an annual report itemizing our political contributions and to disclose this report to the public. A copy of the report is available on our website at http://usa.visa.com/corporate-responsibility under “Operating Responsibly.”

The Policy further requires the Company to make reasonable efforts to obtain from U.S. trade associations whose annual membership dues exceed $25,000 the portion of such dues that are used for political contributions. This information must then be included in the annual contributions report prior to posting on our website. In addition, the Nominating and Corporate Governance Committee approved amendments to the Policy requiring us to prepare and present to the Nominating and Corporate Governance Committee an annual report itemizing our lobbying expenditures, which must include information regarding any memberships in and payments to tax exempt organizations that write and endorse model legislation.

The Nominating and Corporate Governance Committee will continue to review the Policy each year to determine if further amendments are needed. To obtain a copy of the Policy, and for additional information regarding our political activities, please visit our website at http://usa.visa.com/corporate-responsibility under “Operating Responsibility.”

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We compensate non-employee directors for their service on the board in a combination of cash and equity awards, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of members of our board. Mr. Scharf, who is our Chief Executive Officer, did not receive additional compensation for his service as a director.

The Compensation Committee, which is comprised solely of independent directors, has the primary responsibility for reviewing and considering any revisions to our director compensation program. In fiscal year 2015, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on the board of directors and its committees. The Compensation Committee considered the results of an independent analysis completed by Cook & Co. As part of this analysis, Cook & Co. reviewed non-employee director compensation trends and data from companies comprising our executive compensation peer group. After consultation with Cook & Co. based on this review process, the Compensation Committee made certain modest increases to the non-employee director compensation for fiscal year 2015. This was the first increase in non-employee director compensation since 2011. In addition, effective for calendar year 2015, directors may defer the payment of all or a portion of the cash retainer payments as well as defer settlement of all or a portion of their equity grants awarded in and after November 2014. There have been no other changes to our non-employee director compensation program for fiscal year 2015.

Annual Retainers Paid in Cash

Each non-employee director receives an annual cash retainer for his or her service on the board of directors, as well as additional cash retainers if he or she serves as the independent Chair, on a committee or as the chair of a committee. The following table lists the cash retainer amounts in effect during fiscal year 2015, and those in effect prior to the increase.

Type of Retainer	Amount of Retainer (FY 2015)	Amount of Retainer (FY 2014)
Annual Board Membership	$105,000	$100,000
Independent Chair	$165,000	$150,000
Audit and Risk Committee Membership	$20,000	$10,000
Compensation Committee Membership	$10,000	$10,000
Nominating and Corporate Governance Committee Membership	$10,000	$5,000
Audit and Risk Committee Chair	$25,000 (in addition to member retainer)	$25,000 (in addition to member retainer)
Compensation Committee Chair	$20,000 (in addition to member retainer)	$20,000 (in addition to member retainer)
Nominating and Corporate Governance Committee Chair	$15,000 (in addition to member retainer)	$15,000 (in addition to member retainer)

All cash retainers are paid in quarterly installments throughout the year unless a director elected to defer the payment. Directors are also reimbursed for customary expenses incurred while attending meetings of the board of directors and its committees.

Equity Compensation

Each non-employee director also receives an annual equity grant. In fiscal year 2015, a grant with a value of $180,000 was awarded to each non-employee director on November 19, 2014, an increase from $175,000 for fiscal year 2014. Grants to all non-employee directors were made in the form of restricted stock units, which vest on the first anniversary of the grant dates but may be accelerated upon completion of service on the board of directors or in other limited circumstances. Directors may elect to defer settlement of all or a portion of their equity grants.

Stock Ownership Guidelines

The stock ownership guidelines for our non-employee directors specify that each director should own shares of our common stock equal to five times the annual board membership retainer. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the director, shares jointly owned and restricted shares and restricted stock units payable in shares. Directors have five years from the date they become a member of the board to attain these ownership levels. Each non-employee director with at least five years of service currently meets or exceeds the ownership guidelines. We also have an insider trading policy which, among other things, prohibits directors from hedging the economic risk of their stock ownership or pledging their shares.

Charitable Matching Gift Program

Our non-employee directors may participate in our Board Charitable Matching Gift Program. Under this program, Visa will match contributions to eligible non-profit organizations, up to a maximum of $15,000 per director per calendar year.

Director Compensation Table for Fiscal Year 2015

The following tables provide information on the total compensation earned by each of our non-employee directors who served during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lloyd A. Carney(4)	31,250	-	-	31,250
Mary B. Cranston	150,000	179,899	15,000	344,899
Francisco Javier Fernández-Carbajal	125,000	179,899	-	304,899
Alfred F. Kelly, Jr.	132,500	179,899	15,000	327,399
Robert W. Matschullat	270,000	179,899	15,000	464,899
Cathy E. Minehan	125,000	179,899	-	304,899
Suzanne Nora Johnson	142,500	179,899	15,000	337,399
David J. Pang	125,000	179,899	15,000	319,899
William S. Shanahan	135,000	179,899	17,500	332,399
John A. C. Swainson	125,000	179,899	5,000	309,899
Maynard G. Webb, Jr.	125,000	179,899	-	304,899

(1)	Additional information describing these fees is included under the heading Fees Earned or Paid in Cash.

(2)

Represents the aggregate grant date fair value of the awards granted to each director computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 16 – Share-based Compensation to our fiscal year 2015 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 19, 2015. As of September 30, 2015, each non-employee director other than Lloyd A. Carney, Alfred F. Kelly, Jr. and Maynard G. Webb, Jr. had 2880 unvested restricted stock units outstanding.

(3)

Amounts include the matching contributions we made on behalf of our directors for fiscal year 2015 pursuant to our Board Charitable Matching Gift Program. Because fiscal year 2015 overlaps two calendar years, amounts matched on behalf of Mr. Shanahan during the fiscal year are greater than $15,000 even though his donations were within the $15,000 per calendar year limit.

(4)	Mr. Carney was appointed to the board effective June 11, 2015. Accordingly, he received prorated compensation under the director compensation policies described above.

Fees Earned or Paid in Cash

The following table sets forth additional information with respect to the amounts reported in the “Fees Earned or Paid in Cash” column in the Director Compensation Table above for fiscal year 2015.

Name	Board Retainer ($)	Independent Chair Retainer ($)	Audit and Risk Committee Chair/ Member Retainer ($)	Compensation Committee Chair/ Member Retainer ($)	Nominating and Corporate Governance Committee Chair/Member Retainer ($)
Lloyd A. Carney(1)	26,250	-	5,000	-	-
Mary B. Cranston	105,000	-	45,000	-	-
Francisco Javier Fernández-Carbajal	105,000	-	20,000	-	-
Alfred F. Kelly, Jr.	105,000	-	-	10,000	17,500(2)
Robert W. Matschullat	105,000	165,000	-	-	-
Cathy E. Minehan	105,000	-	20,000	-	-
Suzanne Nora Johnson	105,000	-	-	20,000(2)	17,500(2)
David J. Pang	105,000	-	-	10,000	10,000
William S. Shanahan	105,000	-	10,000(2)	15,000(2)	5,000(2)
John A. C. Swainson	105,000	-	-	10,000	10,000
Maynard G. Webb, Jr.	105,000	-	20,000	-	-

(1)

Mr. Carney was appointed to the board of directors on June 11, 2015. The amounts shown reflect prorated fees Mr. Carney earned for service during the portion of the fiscal year 2015 during which he served as a director.

(2)	Certain directors rotated committee assignments during the fiscal year. Fees have been pro-rated to reflect the portion of the fiscal year that the directors served on the committee.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, our Class A stockholders will be asked to consider eleven nominees for election to our board of directors. Each nominee elected as a director will serve for a one-year term until the 2017 annual meeting of stockholders, his or her successor has been duly elected and qualified, or his or her resignation, retirement, disqualification or removal.

The names of the eleven nominees for director, their current positions and offices, ages, and board committee memberships are set forth under the heading Director Nominee Biographies. All of the nominees, with the exception of Mr. Carney, are current Visa directors who were elected by our stockholders at the 2015 Annual Meeting of Stockholders. Mr. Carney was elected by the board of directors to serve as a director effective June 11, 2015, until the 2016 Annual Meeting of Stockholders. Mr. Carney was recommended to the Nominating and Corporate Governance Committee after an extensive and careful search was conducted by an executive search firm, and numerous candidates were considered. The Nominating and Corporate Governance Committee retained this executive search firm to assist the board with identifying and evaluating director candidates. The primary functions served by the executive search firm included identifying potential candidates who meet the key attributes, experience and skills described under “Criteria for Nomination to the Board of Directors and Diversity” above, as well as compiling information regarding each candidate’s attributes, experience, skills and independence and conveying the information to the Nominating and Corporate Governance Committee. William S. Shanahan, who currently serves on the board of directors, is not being nominated for election at the 2016 Annual Meeting of Stockholders as Mr. Shanahan has met the retirement age specified in our Corporate Governance Guidelines. With the exception of Mr. Scharf, all of the nominees have been determined by our board to be independent.

Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our board of directors that each nominee be submitted to a vote of our stockholders at the Annual Meeting. The board unanimously approved the Nominating and Corporate Governance Committee’s recommendation.

The board of directors expects each nominee to be able to serve if elected. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the board of directors, or the board of directors may reduce the size of the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES TO SERVE AS DIRECTORS.

DIRECTOR NOMINEE BIOGRAPHIES

The following is additional information about each of the director nominees as of the date of this proxy statement, including their professional background, director positions held currently or at any time during the last five years, and the specific qualifications, experience, attributes or skills that caused the Nominating and Corporate Governance Committee and our board of directors to determine that the nominee should serve as one of our directors.

Lloyd A. Carney

  Age: 53

  Director Since: June 2015

  Independent

  Board Committees:

  Audit and Risk Committee

  Public Company

  Directorships:

  Current

•    Brocade Communications Systems, Inc.

•    VisaInc.

  Prior

•    Cypress Semiconductor
Corporation

•    Micromuse, Inc.
(Chairman)

•	Appointed CEO and director of Brocade Communications Systems, Inc., a global supplier of networking hardware and software, in January 2013
•	CEO and a director of Xsigo Systems, an information technology and hardware company, from 2008 to 2012
•	CEO and chairman of the board of Micromuse, Inc., a networking management software company, acquired by IBM, from 2003 to 2006
•	B.S. degree in Electrical Engineering Technology and an Honorary PhD from the Wentworth Institute of Technology, and a M.S. degree in Applied Business Management from Lesley College
Specific Qualifications, Experience, Attributes and Skills:
•

Held senior leadership roles at Juniper Networks, Inc., a networking equipment provider, Nortel Networks Inc., a former telecommunications and data networking equipment manufacturer and Bay Networks, Inc., a computer networking products manufacturer

•	As the current and former Chief Executive Officer for multiple technology companies, he has extensive experience with information technology, strategic planning, finance and risk management
•

As a current and former director of a number of public and private companies, he has experience with corporate governance, financial reporting and controls, risk management and business strategy and operations

Mary B. Cranston

  Age: 67

  Director Since: October 2007

  Independent

  Board Committees:

  Audit and Risk Committee

  Public Company

  Directorships:

  Current

•    Chemours Company

•    Visa Inc.

  Prior

•    Exponent, Inc.

•    GrafTech International, Inc.

•    International Rectifier Corporation

•    Juniper Networks, Inc.

•	Retired Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm
•	Chair and Chief Executive Officer of Pillsbury from January 1999 to April 2006; continued to serve as Chair of the firm until December 2006; Firm Senior Partner until January 2012
•	A.B. degree in Political Science from Stanford University, a J.D. degree from Stanford Law School and a M.A. degree in Educational Psychology from the University of California, Los Angeles
Specific Qualifications, Experience, Attributes and Skills:
•	Gained a broad understanding of the business and regulation of the financial services industry as well as of the management of a global enterprise through tenure at the Pillsbury law firm
•

Represented banks and financial institutions for over 30 years, and as CEO of the firm, regularly met with senior executives from banking clients, covering concerns and issues relevant to the financial services industry

•	Oversaw the opening of the firm’s offices in London, Singapore, Sydney and Hong Kong, and expanded the Tokyo office
•	Substantial expertise in complex antitrust, class action and securities law and was recognized by the National Law Journal in 2002 as one of the “100 Most Influential Lawyers in America”
•	Regularly reviewed corporate strategies and financial and operational risks as a director of other U.S. publicly-traded companies
•	Identified and managed legal risks for many Fortune 500 companies throughout her legal career, which has helped inform her service as Chair of the Audit and Risk Committee
•

Experience and background provide her with significant insight into the legal and regulatory issues facing Visa and its clients, as well as into the challenges of operating a diverse multinational enterprise

Francisco Javier Fernández-Carbajal

  Age: 60

  Director Since: October 2007

  Independent

  Board Committees:

  Audit and Risk Committee

  Public Company

  Directorships:

  Current

•    ALFA S.A.B. de C.V.

•    CEMEX S.A.B. de C.V.

•    Fomento Economico Mexicano, S.A.B. de C.V.

•    Visa Inc.

  Prior

•    El Puerto de Liverpool,
S.A.B. de C.V.

•    Fresnillo, PL

•    Grupo Aeroportuario del Pacifico, S.A.B. de C.V.

•    Grupo Bimbo, S.A.B. de C.V.

•    Grupo Gigante, S.A.B. de C.V.

•    Grupo Lamosa, S.A.B. de C.V.

•    IXE Grupo Financiero, S.A.B. de C.V.

•	Consultant for public and private investment transactions and wealth management advisor since January 2002
•	Director General of Servicios Administrativos Contry S.A. de C.V., a privately held company that provides central administrative and investment management services, since June 2005
•

CEO of the Corporate Development Division of Grupo Financiero BBVA Bancomer, S.A., a Mexico-based banking and financial services company that owns BBVA Bancomer, one of Mexico’s largest banks from July 2000 to January 2002; held other senior executive positions at Grupo Financiero BBVA Bancomer since joining in September 1991, serving as President from October 1999 to July 2000, and as Chief Financial Officer from October 1995 to October 1999

•	Degree in Mechanical and Electrical Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and an M.B.A. degree from Harvard Business School
Specific Qualifications, Experience, Attributes and Skills:
•

Substantial payment systems, financial services and leadership experience from his tenure with Grupo Financiero BBVA Bancomer, for which he served in a variety of senior executive roles, including Chief Executive Officer of the Corporate Development Division, Executive Vice President of Strategic Planning, Deputy President of Systems and Operations, Chief Information Officer, Deputy President, President and Chief Financial Officer

•

Background and career in the payments and financial services industry in Mexico enables him to bring global perspectives to the board and to provide relevant insights regarding Visa’s strategies, operations and management. In addition, he chaired the BBVA Bancomer’s Assets and Liabilities Committee, Credit Committee and Operational Risk Committee, which enhanced his understanding of risk management of large, complex organizations

•

As the Chief Financial Officer of a large publicly traded company, and through his board and committee membership with several large companies in Mexico, he has accumulated extensive experience in corporate finance and accounting, financial reporting and internal controls, which contributes to his service on our Audit and Risk Committee

Alfred F. Kelly, Jr.

  Age: 57

  Director Since: January 2014

  Independent

  Board Committees:

  Compensation Committee

  Nominating and Corporate

      Governance Committee

  Public Company

  Directorships:

  Current

•    MetLife Inc.

•    Visa Inc.

  Prior

•    Affinion Group Holdings, Inc.

•    Affinion Group Inc.

•	Management Advisor, TowerBrook Capital Partners L.P.
•	President and Chief Executive Officer of the 2014 NY/NJ Super Bowl Host Company, the entity created to raise funds for and host Super Bowl XLVIII, from April 2011 to August 2014
•

Held senior positions at the American Express Company, a global financial services company, for 23 years, including serving as President from July 2007 to April 2010, Group President, Consumer, Small Business and Merchant Services from June 2005 to July 2007, and Group President, U.S. Consumer and Small Business Services from June 2000 to June 2005

•	Former head of information systems at the White House from 1985 to 1987
•	Held various positions in information systems and financial planning at PepsiCo Inc. from 1981 to 1985
•	B.A. degree in Computer and Information Science and a M.B.A. degree from Iona College
Specific Qualifications, Experience, Attributes and Skills:
•

As the President of American Express, he was responsible for the company’s global consumer businesses, including consumer and small business cards, customer service, global banking, prepaid products, consumer travel and risk and information management

•	Significant tenure and experience as a senior executive of a global financial services and payment card company provide him with a thorough understanding of our business and industry
•	Has experience in information technology and data management, both areas relevant to our business, from his service as the head of information systems of the White House and his roles at PepsiCo
•

Currently serves as Chairman of the Finance and Risk Committee and as a member of the Audit Committee of MetLife, and previously served as Chair of the Audit Committees of Affinion Group Holdings, Inc. and its wholly-owned subsidiary, Affinion Group, Inc.

Robert W. Matschullat

  Age: 68

  Director Since: October 2007

  Independent

  Board Committees:

Attends committee meetings in his capacity as independent Chair of the board, but is not a committee member, is not counted for purposes of determining quorum for committee meetings and does not vote on committee matters.

  Public Company

  Directorships:

  Current

•    The Clorox Company

•    The Walt Disney Company

•    Visa Inc.

  Prior

•    McKesson Corporation

•    Morgan Stanley & Co. Incorporated

•    The Seagram Company Limited

•	Independent Chair of our board of directors
•	Interim Chairman and interim Chief Executive Officer of The Clorox Company, a global consumer products company, from March 2006 to October 2006
•	Chairman of the Clorox board from January 2004 through January 2005, and Presiding Director from January 2005 through March 2006
•	Vice Chairman of the board of directors and Chief Financial Officer of The Seagram Company Limited, a global company with entertainment and beverage operations, from 1995 until 2000
•	Head of worldwide investment banking at Morgan Stanley & Co. Incorporated, a securities and investment firm, from 1991 to 1995
•	Served on the board of directors of Morgan Stanley from 1992 to 1995 and McKesson Corporation from 2002 to 2007
•	B.A. degree in Sociology from Stanford University and a M.B.A. degree from the Stanford Graduate School of Business
Specific Qualifications, Experience, Attributes and Skills:
•

Substantial executive leadership, financial services and risk management experience, having served as the head of worldwide investment banking and a director of Morgan Stanley, the Vice Chairman and Chief Financial Officer of Seagram, and the Chairman and interim Chief Executive Officer of Clorox

•	Was responsible for all finance, strategic planning, corporate communications, government, tax, accounting and internal auditing, mergers and acquisitions and risk management functions at Seagram
•

Chair of the Audit Committee of Disney, and also served as the chair of the Audit Committee of Clorox and as chair of the Finance Committee and a member of the Audit Committee of McKesson. These roles enhanced his expertise in the areas of corporate finance, accounting, internal controls and procedures for financial reporting, risk management oversight and other audit committee functions

•

Also has experience managing complex, multinational operations from his tenure at Morgan Stanley, which operates in over 42 countries around the world, as well as Seagram and Clorox, whose products are sold in over 100 countries

Cathy E. Minehan

Age: 68 Director Since: October 2007 Independent Board Committees: Audit and Risk Committee Public Company Directorships: Current • Visa Inc. Prior • Becton, Dickinson and Company	•	Dean of Simmons College School of Management, a private university, since August 2011
	•	Managing Director of Arlington Advisory Partners, a private advisory services firm
	•	Retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System
•

President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee, the body responsible for U.S. monetary policy, from July 1994 until 2007. She was also the First Vice President and Chief Operating Officer of the Bank from July 1991 to July 1994

	•	Director of Massachusetts Mutual Life Insurance Company (MassMutual), a private company
	•	Director of the MITRE Corporation, a private not-for-profit organization, from 2009 to 2012
	•	B.A. degree in Political Science from the University of Rochester and an M.B.A. degree from New York University
Specific Qualifications, Experience, Attributes and Skills:
	•	Extensive payment systems, financial services, risk management, leadership, and financial and economic policy-making experience from her long tenure with the Federal Reserve System
•

Chaired the Financial Services Policy Committee at the Federal Reserve Bank of Boston, which oversees the activities of the Federal Reserve Banks’ product and function offices in providing $1 billion in financial services to U.S. financial organizations

•

Former member of the Payment System Policy Advisory Committee, a committee of Governors and Reserve Bank Presidents that considers issues related to systemic risk in national and international payment systems and advises Reserve Bank officials on public policy issues in the nation’s retail payment system

•

As President and Chief Executive Officer of the Federal Reserve Bank of Boston, she oversaw the Bank’s Enterprise Risk Management (ERM) process and, as Chair of the Conference of Reserve Bank Presidents, oversaw ERM discussions among all of the Reserve Banks

	•	Former participant in regulatory oversight of risk management systems at large financial institutions in New England
•

Remained current on risk management issues and best practices for audit committees and boards through her service on the audit committee of MassMutual and previous service on the boards of MITRE Corporation and Becton, Dickinson and Company, experience which is relevant to her board and Audit and Risk Committee service at Visa

Suzanne Nora Johnson

  Age: 58

  Director Since: October 2007

  Independent

  Board Committees:

  Compensation Committee

  Nominating and Corporate   Governance Committee

  Current Public Company

  Directorships:

•    American International
Group, Inc.

•    Intuit Inc

•    Pfizer Inc.

•    Visa Inc.

•

Vice Chairman of The Goldman Sachs Group, Inc., a bank holding company and a global investment banking, securities and investment management firm, from November 2004 until her retirement in January 2007

•

Served in various leadership roles at Goldman Sachs, including Chair of the Global Markets Institute, head of the Global Investment Research Division and head of the Global Healthcare Business; founded the firm’s Latin American business

•	Serves as a member of the board of several not-for-profit organizations
•	B.A. degree in Economics, Philosophy/Religion and Political Science from the University of Southern California and a J.D. degree from Harvard Law School
Specific Qualifications, Experience, Attributes and Skills:
•

Extensive financial services, international and executive leadership experience from her 21 year tenure at Goldman Sachs. As Vice Chairman of the firm, as well as in her prior roles as Chair of the Global Markets Institute, head of the Global Investment Research Division and head of the firm’s Global Healthcare Business, she gained expertise in strategic and financial planning, risk oversight and multinational operations, which enables her to provide sound guidance and insight regarding Visa’s strategies and management

•

Significant financial experience from her work in investment banking and investment research, including a thorough understanding of financial statements, corporate finance, accounting and capital markets

•

Clerked for the United States Court of Appeals for the Fourth Circuit and practiced transactional and banking law at a pre-eminent national law firm, a background that provides her with insight into the laws and regulations that impact Visa

•

Her board and committee service for American International Group, Intuit and Pfizer similarly contribute to her strong understanding of corporate governance and the best practices of effective publicly-traded company boards, which facilitate her role as Chair of our Nominating and Corporate Governance Committee

David J. Pang

  Age: 72

  Director Since: October 2007

  Independent

  Board Committees:

  Compensation Committee

  Nominating and Corporate Governance Committee

  Current Public Company

  Directorships:

•    SCMP Group Limited, Chairman

•    Visa Inc.

•	Chief Executive Officer of Kerry Group Kuok Foundation Limited, a charitable organization
•	Adjunct Professor in the Faculty of Business Administration of The Chinese University of Hong Kong since 2002 and the Faculty of Business of City University of Hong Kong since 2004
•

Chief Executive Officer of the Airport Authority of Hong Kong, a statutory body in Hong Kong, from January 2001 to February 2007, and as the Corporate Vice President of E.I. DuPont de Nemours and Company, a global science and technology company, and the Chairman of DuPont Greater China from 1995 to 2000

•	Master’s degree in Engineering from the University of Rhode Island and a Ph.D. in Engineering from the University of Kentucky
Specific Qualifications, Experience, Attributes and Skills:
•

Significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses, and a long record of achievement as a senior executive for multinational corporations and organizations operating in the United States, Asia and elsewhere

•

Substantially improved the financial and operational performance of the Hong Kong Airport as the Chief Executive Officer of the Airport Authority of Hong Kong, and played a leading role in its long-term commercial growth and development; the Airport was named the world’s best airport for five consecutive years during his tenure

•

Former Corporate Vice President in charge of E.I. DuPont’s worldwide nonwovens business and Chairman of DuPont Greater China; held a number of progressively senior positions across various DuPont businesses, with management responsibilities spanning Asia Pacific, North America, Europe, the Middle East and South America

•	Taught and lectured on business and engineering at universities in North America and Asia
•

Demonstrated leadership ability and broad international business and academic experience enhance the board’s diversity of knowledge and perspectives, and contribute to the board’s understanding of the global markets in which Visa operates

Charles W. Scharf

  Age: 50

  Director Since:

  November 2012

  Board Committees:

  None

  Public Company

  Directorships:

  Current

•    Microsoft Corporation

•    Visa Inc.

  Prior

•    SMARTRAC N.V.

•    Travelers Property Casualty Corporation

•    Visa Inc.

•	Chief Executive Officer and a director of Visa Inc. since November 1, 2012
•	Former Managing Director of One Equity Partners, the private investment arm of JPMorgan Chase & Co., a global financial services firm
•

Chief Executive Officer of Retail Financial Services at JPMorgan Chase & Co. from July 2004 to June 2011 and served as Chief Executive Officer of the retail division of Bank One Corporation, a financial institution, from May 2002 to July 2004

•

Chief Financial Officer of Bank One Corporation from 2000 to 2002, Chief Financial Officer of the Global Corporate and Investment Bank division at Citigroup, Inc., an international financial conglomerate, from 1999 to 2000, and Chief Financial Officer of Salomon Smith Barney, an investment bank, and its predecessor company from 1995 to 1999

•	Member of the Board of Trustees of Johns Hopkins University
•	B.A. degree from Johns Hopkins University and an M.B.A. degree from New York University
Specific Qualifications, Experience, Attributes and Skills:
•

More than 25 years of payment systems, financial services and leadership experience from his senior executive roles with JPMorgan Chase, Bank One, Citigroup, Salomon Smith Barney and its predecessor company

•

As Chief Executive Officer of Retail Financial Services at JPMorgan Chase, a major issuer of Visa-branded cards, he was responsible for building one of the premier retail banking operations in the United States and served as a member of the firm’s Operating Committee and Executive Committee

•

Led Bank One’s consumer banking business, helping to rebuild the brand, expand the bank’s branch and ATM network and develop senior talent. Following his appointment as Bank One’s Chief Financial Officer in 2000, he fortified the bank’s balance sheet, improved financial discipline and strengthened management reporting

•

Spent 13 years at Citigroup and its predecessor companies, serving as Chief Financial Officer for Citigroup’s Global Corporate and Investment Bank, a complex global business that operated in more than 110 countries providing securities, transaction processing and banking services to institutional clients

•

As a former director of Visa Inc. and Visa U.S.A., he oversaw the transition of Visa from a group of regional operating companies into a global, integrated public enterprise. As a former client, former board member and the current Chief Executive Officer of the Company, Mr. Scharf has a deep understanding of our industry and the challenges and opportunities we face, and is uniquely qualified to contribute to the board’s oversight of our business, operations, and strategies

John A. C. Swainson

  Age: 61

  Director Since: October 2007

  Independent

  Board Committees:

  Compensation Committee

  Nominating and Corporate

      Governance Committee

  Public Company

  Directorships:

  Current

•    Visa Inc.

  Prior

•    Assurant Inc.

•    Broadcom Corporation

•    CA, Inc.

•    Cadence Design Systems Inc.

•	President of the Software Group of Dell Inc., a global computer manufacturer and information technology solutions provider, since February 2012
•	Senior Advisor to Silver Lake Partners, a global private investment firm, from June 2010 to February 2012
•

Chief Executive Officer of CA, Inc. (now CA Technologies), an information technology management software company, from February 2005 to December 2009 and was President and a director of CA, Inc. from November 2004 to December 2009

•	Vice President of Worldwide Sales for the Software Group of International Business Machines Corporation (IBM), a globally integrated technology company, from July 2004 to November 2004
•	General Manager of the Application Integration Middleware division of IBM from 1997 to 2004
•	Bachelor of Applied Science degree in Engineering from the University of British Columbia
Specific Qualifications, Experience, Attributes and Skills:
•	Significant experience in the information technology industry, as well as in executive management, international operations, strategy, sales and marketing, from his tenure at Dell, CA and IBM
•

Responsible for leading Dell’s worldwide software businesses as the President of the Software Group, including software delivered as part of Dell’s hardware and services operations. This is a key element of Dell’s transformation from a hardware provider to a leading solutions provider

•	Oversaw the strategic direction and day-to-day operations as the Chief Executive Officer of CA, which is a multinational enterprise serving clients around the globe
•	Spent 26 years as a senior executive at IBM, including as Vice President of Worldwide Software Sales, where he oversaw sales for all IBM software products globally
•

Served as the General Manager of the Application Integration and Middleware Division, IBM’s largest software division, where he and his team developed, marketed and launched highly successful middleware products

•	Member of IBM’s Worldwide Management Council, strategy team and senior leadership team
•

Extensive executive experience from his roles at Dell, CA and IBM enables him to provide valuable insight into Visa’s product and growth strategies and other key aspects of the Company’s day-to-day business and management

•

Prior board and committee service for Cadence Design Systems Inc., Assurant Inc. and Broadcom Corporation broadened his exposure to new technologies, and provided him with expertise in the corporate governance of U.S. publicly-traded companies, which is relevant to his service on our Nominating and Corporate Governance Committee and Compensation Committee

Maynard G. Webb, Jr.

  Age: 60

  Director Since: January 2014

  Independent

  Board Committees:

  Audit and Risk Committee

  Public Company

  Directorships:

  Current

•    Yahoo! Inc.

•    Salesforce.com, Inc

•    Visa Inc.

  Prior

•    Extensity

•    Gartner, Inc.

•    Hyperion Solutions Corporation

•    LiveOps, Inc.

•    Niku Corporation

•	Founder of Webb Investment Network, an early stage investment firm, and a co-founder of Everwise Corporation, a provider of workplace mentoring solutions
•	Chairman of the Board of LiveOps Inc., a cloud-based call center, from 2011 to 2013 and was its Chief Executive Officer from December 2006 to July 2011
•	Chief Operating Officer of eBay, Inc., a global commerce and payments provider, from June 2002 to August 2006, and President of eBay Technologies from August 1999 to June 2002
•	Senior Vice President and Chief Information Officer at Bay Networks, Inc., a computer networking products manufacturer, from February 1995 to July 1998
•	Bachelor of Applied Arts degree from Florida Atlantic University
Specific Qualifications, Experience, Attributes and Skills:
•	Significant experience in developing, managing and leading high-growth technology companies, both from his roles as an investor and as a senior executive of LiveOps and eBay
•

Substantial leadership and operational experience, having served as the Chief Executive Officer of LiveOps, Chief Operating Officer of eBay, Inc., President of eBay Technologies, and as Chief Information Officer of Gateway and Bay Networks

•

His experience and expertise in engineering and information technology, as well as his prior and current service on the boards of several large, publicly traded technology companies, contribute to the board’s understanding and oversight of Visa’s management, operations, systems and strategies

BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

Except where otherwise indicated, we believe that the stockholders named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The following tables are based on 1,937,166,487 shares of Class A common stock outstanding as of December 1, 2015.

Non-Employee Directors and Executive Officers

The following table sets forth information known to the Company as of December 1, 2015 with respect to beneficial ownership of our Class A common stock by:

•	our named executive officers for fiscal year 2015;

•	our non-employee directors; and

•	all non-employee directors and executive officers as a group.

None of the named executive officers and non-employee directors, individually, or the non-employee directors and executive officers as a group, beneficially owned 1% or more of the total number of shares of our Class A common stock outstanding as of December 1, 2015.

Name of Beneficial Owner	Shares Owned (#)		Shares Issuable Pursuant to Options Exercisable Within 60 days of December 1, 2015 (#)	Total Shares Beneficially Owned (#)
Named Executive Officers:
Charles W. Scharf	233,844		772,912	1,006,756
Vasant Prabhu	113,012		—	113,012
Ryan McInerney	91,897		115,408	207,305
Ellen Richey	89,344	(1)	138,572	227,916
Rajat Taneja	140,756		100,036	240,792
Byron Pollitt	124,288	(2)	49,984	174,272
Non-Employee Directors:
Lloyd A. Carney	—		—	—
Mary B. Cranston	30,332(3)		—	30,332
Francisco Javier Fernández-Carbajal	18,652		—	18,652
Alfred F. Kelly, Jr.	6,300		—	6,300
Robert W. Matschullat	57,368		—	57,368
Cathy E. Minehan	123,612(4)		—	123,612
Suzanne Nora Johnson	101,612(5)		—	101,612
David J. Pang	61,612		—	61,612
William S. Shanahan	172,460(6)		—	172,460
John A. C. Swainson	62,472		—	62,472
Maynard G. Webb, Jr.	—		—	—
All Non-Employee Directors and Executive Officers as a Group (19 persons)(7)	1,820,504		1,527,736	3,348,240

The address of each non-employee director and executive officer is c/o Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999.

(1)	Includes 58,084 shares of Class A common stock held by the Richey 2007 Trust of which Mrs. Richey is the sole trustee and of which Mrs. Richey exercises voting and investment power.

(2)

Includes 124,288 shares of Class A common stock held by the Pollitt Family Trust of which Mr. Pollitt and his wife are the sole trustees and of which Mr. Pollitt exercises shared voting and investment power.

(3)	Includes 30,332 shares of Class A common stock held by the Mary B. Cranston Trust of which Ms. Cranston is the sole trustee and beneficiary.

(4)

Includes 32,000 shares of Class A common stock held by Ms. Minehan’s husband and 16,000 shares of Class A common stock held in trusts for the benefit of Ms. Minehan’s children and step-children. Ms. Minehan disclaims beneficial ownership of the shares held by her husband, her children and her step-children.

(5)

Includes 101,612 shares of Class A common stock held by The Johnson Family Trust of which Ms. Nora Johnson and her husband are the sole trustees and beneficiaries and of which Ms. Nora Johnson exercises shared voting and investment power.

(6)	Includes 169,580 shares of Class A common stock held by the William Shanahan Revocable Trust of which Mr. Shanahan is the sole trustee and beneficiary.

(7)

Totals in this row Include 392,943 shares of Class A common stock owned and 350,824 shares of Class A common stock subject to options exercisable within 60 days of September 30, 2015 held by two additional executive officers.

Principal Stockholders

The following table shows those persons known to the Company as of December 31, 2014 to be the beneficial owners of more than 5% of the Company’s Class A common stock. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Date of Schedule 13G Filing	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)(2)
BlackRock Inc. 40 East 52nd Street NY, NY 10022	February 9, 2015	122,392,024	6.3
FMR LLC 245 Summer Street Boston, MA 02210	February 13, 2015	106,839,296	5.5
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	February 13, 2015	99,057,348	5.1
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	February 12, 2015	99,464,036	5.1
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	February 11, 2015	106,017,080	5.4

(1)

Beneficial Owner	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
BlackRock	101,651,456	117,684	122,274,340	117,684
FMR	6,058,004	–	106,839,296	–
State Street	–	99,057,348	–	99,057,348
T. Rowe Price	33,850,704	–	99,464,036	–
Vanguard	3,397,280	–	102,798,024	3,219,056

(2)	Calculated based on the total number of shares of our Class A common stock outstanding as of September 30, 2015. All reported shares adjusted for four-for-one stock split in March 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our Class A common stock, to file initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers, we believe that all of our executive officers, directors and persons who beneficially own more than 10 percent of our Class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2015 except late Form 4s filed on January 9, 2015 for Antonio Lucio, Byron Pollitt, Ellen Richey and William Sheedy to correct an administrative error.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Scharf’s biography, which is included under the heading Director Nominee Biographies above.

Vasant M. Prabhu Executive Vice President and Chief Financial Officer Age: 55
•	Joined Visa in February 2015
•	Former Chief Financial Officer for NBCUniversal where he oversaw the company’s financial planning and operations and played a key role in NBCUniversal’s strategic business initiatives. Also managed the Operations and Technical Services division, which included NBCUniversal’s technical operations, physical plant, corporate services and information technology functions
•	Former Chief Financial Officer for Starwood Hotels & Resorts Worldwide, Inc.
•	Former Executive Vice President, Chief Financial Officer and President, E-Commerce for Safeway, Inc., the $35 billion supermarket retailer
•	Gained experience in the media sector as President of the Information and Media Group, The McGraw-Hill Companies, where he led a $1 billion division comprising Business Week, Broadcast television stations and Business Information Services
•	1992-1998: Held senior positions at PepsiCo, including Senior Vice President of Finance & Chief Financial Officer, PepsiCola International
•	Started his career at Booz, Allen & Hamilton, the management consulting firm, where he rose to become a Partner serving Media and Consumer companies
•	Member of the Board of Directors of Mattel, Inc.
•	Received his M.B.A. from the University of Chicago and a B.S. in Engineering from the Indian Institute of Technology

Ryan McInerney President Age: 40
•	Joined Visa in May 2013
•	Responsible for leading Visa’s global client organization, whose market teams deliver the value of Visa to financial institutions, merchants, acquirers and account holders in more than 200 countries and territories
•	Also responsible for client support services, global product management, Visa Client Consulting and a new Merchant Solutions organization, which focuses on building and bringing to market new products and services to support Visa’s acquirer and merchant clients
•	Served as CEO of Consumer Banking for JPMorgan Chase, a business with more than 75,000 employees and revenues of approximately $14 billion; was responsible for a banking network serving 20 million customers in 23 states
•	Served as Chief Operating Officer for Home Lending and as Chief Risk Officer for Chase’s consumer businesses, overseeing all credit risk management in credit card, home lending, auto finance, education finance, consumer banking and business banking; also served as Chase’s head of Product and Marketing for Consumer Banking
•	Former Principal at McKinsey & Company in the firm’s retail banking and payments practices
•	Received a finance degree from the University of Notre Dame

Rajat Taneja Executive Vice President, Technology Age: 51
•	Joined Visa in November 2013
•	Responsible for the Company’s technology innovation and investment strategy, product engineering, global IT and operations infrastructure
•	October 2011 – November 2013: Executive Vice President and Chief Technology Officer of Electronic Arts Inc., responsible for platform engineering, data center operations and IT supporting the company’s global customer base
•	1996 – 2011: Worked at Microsoft Corporation, including most recently as the Corporate Vice President, Commerce Division, in 2011 and the General Manager and Corporate Vice President, Online Services Division, from 2007 to 2011
•	Holds a B.E. in Electrical Engineering from Jadavpur University and an MBA from Washington State University
•	Currently on the Board of Directors for Ellie Mae, Inc.

Kelly Mahon Tullier Executive Vice President and General Counsel Age: 49
•	Joined Visa in June 2014
•	Leads the global legal and compliance functions for Visa
•	Worked at PepsiCo, Inc. as Senior Vice President and Deputy General Counsel, managing the global legal teams supporting the business around the world, as well as centralized teams responsible for mergers and acquisitions, intellectual property, regulatory, litigation and procurement legal matters; also served as Senior Vice President and General Counsel for PepsiCo’s Asia Pacific, Middle East and Africa division, based in Dubai
•	Former Vice President and General Counsel for Frito-Lay, Inc., with responsibility for a wide range of legal, policy and compliance issues
•	Former associate at Baker Botts LLP and also served as a law clerk for the Honorable Sidney A. Fitzwater, U.S. District Court, Northern District of Texas
•	Received her B.A. from Louisiana State University and her J.D., magna cum laude, from Cornell Law School

Ellen Richey Vice Chairman, Risk and Public Policy Age: 66
•	Joined Visa in 2006
•	Leads risk management at Visa, including enterprise risk, settlement risk and risks to the integrity of the broader payments ecosystem
•	Coordinates the company’s strategic policy initiatives and works with legislators, regulators and clients globally regarding payment system security and other issues of strategic importance to Visa
•	Leads crisis management at the executive level and is a member of Visa’s Executive Committee
•	Before assuming her current role in October 2014, Richey concurrently served as chief legal officer and chief enterprise risk officer and led the legal and compliance functions in addition to her risk management responsibilities
•	Former senior vice president of enterprise risk management and executive vice president of card services at Washington Mutual Inc.
•	Served as vice chairman of Providian Financial Corporation, where she had responsibility for the enterprise risk management, legal, corporate governance, government relations, corporate relations, compliance and audit functions
•	Former partner in the San Francisco law firm Farella, Braun & Martel, where she specialized in corporate, real estate and financial institution matters
•	Received a B.A. in Linguistics and Far Eastern Languages from Harvard University and a J.D. from Stanford Law School, and served as a law clerk for Associate Justice Lewis F. Powell, Jr. of the United States Supreme Court

William Sheedy Executive Vice President, Corporate Strategy, M&A, and Government Relations Age: 48
•	Joined Visa in 1993
•	Responsible for charting the Company’s strategic direction and driving growth; expanding the Company’s relationships with governments and regulators globally; and leading critical initiatives and transactions with clients and partners around the world
•	Former Group President, Americas, and oversaw Visa’s business in North America, Central America, South America and the Caribbean, across nearly 50 countries; was responsible for issuer, merchant, acquirer and third-party processor relationships and led efforts to expand card issuance, merchant acceptance and usage of Visa-branded products and services across the Americas; also had responsibility for Visa’s core credit, debit, prepaid, commercial / small business, co-brand, CyberSource and merchant acceptance businesses
•	Served as President of the company’s North America region
•	Played a leadership role in managing Visa’s corporate restructuring that merged multiple regional Visa entities into a single global company, culminating in Visa’s successful initial public offering in 2008
•	Managed Visa’s U.S. pricing and economics strategies
•	Holds a B.S. from West Virginia University and an MBA from the University of Notre Dame

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers for fiscal year 2015, who are listed below.

Name	Title
Charles W. Scharf	Chief Executive Officer
Vasant M. Prabhu	Executive Vice President and Chief Financial Officer
Ryan McInerney	President
Rajat Taneja	Executive Vice President, Technology
Ellen Richey	Vice Chairman, Risk and Public Policy
Byron Pollitt	Former Executive Vice President and Chief Financial Officer(1)

(1)	Mr. Pollitt stepped down as our Chief Financial Officer on February 9, 2015 and retired from the Company on May 29, 2015.

Principles of our Compensation Programs
Pay for Performance	The key principle of our compensation philosophy is pay for performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance

We favor variable pay opportunities that are based on performance over fixed pay. The total compensation received by our named executive officers varies based on corporate and individual performance measured against annual and long-term goals.

Highlights of our Compensation Programs

WHAT WE DO
Pay for Performance: A significant portion of each named executive officer’s target annual compensation is tied to corporate and individual performance.

Annual Say-on-Pay Vote: We conduct an annual Say-on-Pay advisory vote. At our 2015 Annual Meeting of Stockholders, more than 96% of the votes cast on the Say-on-Pay proposal were in favor of the fiscal year 2014 compensation of our named executive officers. Similarly, at our 2014 Annual Meeting of Stockholders, more than 97% of the votes cast on the Say-on-Pay proposal were in favor of the fiscal year 2013 compensation of our named executive officers.

Clawback Policy: Our Clawback Policy allows the board of directors to recoup any excess incentive compensation paid to our executive officers if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.
Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not provide services to management.

Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in equity.

Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and no tax gross-ups except on business-related relocation expenses and tax equalization for employees on expatriate assignments, as provided in our relocation and tax equalization policies or in the offer letters for our Chief Executive Officer, President and Chief Financial Officer.

Double-Trigger Severance Arrangements: Our Executive Severance Plan and equity award agreements generally require a qualifying termination of employment in addition to a change of control before change of control benefits or accelerated equity vesting are triggered.

Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive plan and performance share awards.

WHAT WE DON’T DO

Gross-ups for Excise Taxes: Our Executive Severance Plan does not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.
Fixed Term Employment Agreements: Employment of our executive officers is “at will” and may be terminated by either the Company or the employee at any time.
Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging their economic interest in the Visa shares they hold.

Fiscal Year 2015 Financial Highlights

Visa delivered another year of strong financial results in fiscal year 2015. The following table summarizes our key financial results for fiscal years 2015 and 2014. Please see the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for a more detailed discussion of our fiscal year 2015 financial results. In addition, Visa’s total shareholder return for fiscal year 2015 reflected a 31.5% increase in shareholder value.

	Fiscal Year 2015	Fiscal Year 2014	Change (%)
Net Revenue Growth, as reported	9%(2)	8%(2)	n/a
Net Income, as adjusted(1) (in millions, except percentage)	$6,438	$5,721	13%(2)
Earnings Per Share, as adjusted(1)	$2.62	$2.27	16%(2)

(1)

Fiscal year 2015 adjusted net income and earnings per share reflect as reported results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), adjusted to exclude the impact of the revaluation of the Visa Europe put option. Fiscal year 2014 adjusted net income and earnings per share reflect U.S. GAAP as reported results, adjusted to exclude the impact of the interchange multidistrict litigation provision and related tax benefit. For supplemental financial data and corresponding reconciliation to U.S. GAAP see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC on November 19, 2015. Non-GAAP adjusted measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. GAAP. When making its determination of the net revenue, net income, and earnings per share metrics, which were used as goals for the annual incentive plan and for performance share awards, the Compensation Committee adjusted as reported results for the aforementioned Visa Europe put option revaluation, and net income earned by an entity acquired during fiscal year 2015, as described under the heading Compensation Discussion and Analysis – Corporate Performance Measures and Results for Fiscal Year 2015 and Compensation Discussion and Analysis – Long-Term Incentive Awards Granted in Fiscal Year 2015.

(2)	Calculated based on unrounded numbers.

Note on Stock Split

On January 28, 2015, the Company’s stockholders approved a four-for-one split of Visa’s stock. All equity values and stock prices reflected have been adjusted to reflect the post-split values.

How Fiscal Year 2015 Named Executive Officer Compensation Is Tied to Company Performance

Our corporate performance was a key factor in our fiscal year 2015 named executive officer compensation program:

Link to Company Performance

•

For fiscal year 2015, 92% of our Chief Executive Officer’s target compensation was performance-based and 87% of the average of our other named executive officers’ target compensation was performance-based.

Utilize Long and Short Term Awards

•

Each named executive officer’s performance-based compensation is comprised of an annual cash incentive award and long-term equity-based incentives consisting of performance shares, restricted stock awards/units, and stock options. For the annual cash incentive, the target award is established at the beginning of the fiscal year and the actual award is adjusted based on performance against pre-established goals. Performance shares provide the opportunity for shares to be earned at the end of the three-year performance period if pre-established financial goals are met. Time-based stock options and restricted stock awards/units will provide value based on the Company’s stock price performance.

Focus on Corporate Performance Metrics

•

For fiscal year 2015, Net Income and Net Revenue Growth were the key metrics for our annual cash incentive awards. These metrics were adjusted when determining the annual cash incentive awards as described under the heading Compensation Discussion and Analysis – Corporate Performance Measures and Results for Fiscal Year 2015. In this proxy statement, we refer to these metrics as Net Income – VIP adjusted and Net Revenue Growth – VIP adjusted. Actual performance for Net Income – VIP adjusted and Net Revenue Growth – VIP adjusted, were above target which resulted in the corporate performance portion of the annual incentive award paying out at 132.4% of target.

•

EPS and relative Total Shareholder Return (TSR), were established as performance metrics for our performance share awards. The final number of shares earned pursuant to a performance share award is dependent on the average EPS result over the three separate years applicable to the particular performance share award and the relative TSR for the three-year period. As described under the heading Compensation Discussion and Analysis – Long-Term Incentive Awards Granted in Fiscal Year 2015, the Compensation Committee adjusted the fiscal year 2015 EPS when determining applicable performance share results. In this proxy statement, we refer to this metric as EPS – PS adjusted. Our fiscal year 2015 EPS – PS adjusted, was above target, resulting in a performance factor of 121.0% for the relevant portion of the award.

•

The performance shares previously awarded on November 19, 2012 completed their three-year performance period following the 2015 fiscal year-end. Performance shares earned pursuant to this award were based on EPS – PS adjusted, for fiscal years 2013, 2014 and 2015 and three-year relative TSR (measured against the S&P 500). As described under the heading Compensation Discussion and Analysis – Determination of Shares Earned for Performance Shares Previously Awarded on November 19, 2012 both metrics were above target and the performance shares earned equated to 167.9% of the target share award.

Say-on-Pay

At the 2015 Annual Meeting of Stockholders, more than 96% of the votes cast on the Company’s annual Say-on-Pay proposal supported our named executive officer compensation program. We believe these results represent strong investor support of our overall compensation philosophy and decisions for fiscal year 2014. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2015. Nevertheless, the Compensation Committee regularly reviews and adjusts the program to ensure it remains competitive and aligned with our stockholders’ interests.

Setting Executive Compensation

Compensation Committee and Management

Our Compensation Committee, which is composed of four independent directors, is responsible for establishing and reviewing the overall compensation philosophy and program for our named executive officers.

Setting Performance Goals

Before the end of each fiscal year, the Compensation Committee begins its review of our compensation program, including determining if our compensation levels are competitive with our peer companies and if any changes should be made to the program for the next fiscal year.

At the beginning of each fiscal year, the Compensation Committee determines the principal components of compensation for the named executive officers for that fiscal year and sets the performance goals for each corporate performance-based compensation component.

The Chief Executive Officer sets individual performance goals, designed to drive our corporate goals, for each of the other named executive officers, which are reviewed by the Compensation Committee. The Compensation Committee then meets regularly throughout the year, with management and in executive session, and reviews the Company’s performance to date against the corporate performance goals.

As discussed in detail under the heading Risk Assessment of Compensation Programs, when establishing the annual compensation program for our named executive officers, the Compensation Committee takes into consideration the potential risks associated with the program and structures it to provide appropriate incentives without encouraging excessive risk taking.

Making Compensation Determinations

After the end of the fiscal year, the Compensation Committee conducts a multi-part review of each named executive officer and the Company performance for the preceding fiscal year measured against the pre-established performance goals and makes annual compensation determinations. The Compensation Committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered.

As part of the annual compensation review process, our Chief Executive Officer reviews the performance of each named executive officer (other than his own performance, which is reviewed by the Compensation Committee) relative to the individual annual performance goals established for the fiscal year. Our Chief Executive Officer then presents his compensation recommendations to the Compensation Committee based on his review.

The Compensation Committee exercises discretion in modifying any compensation recommendations relating to named executive officers that were made by our Chief Executive Officer and approves all compensation decisions for our named executive officers.

In connection with his own performance review, the Chief Executive Officer prepares a self-assessment, which with assistance from a third-party is presented to and discussed by the Compensation Committee and the independent directors. When making compensation decisions for our Chief Executive Officer and other named executive officers, the Compensation Committee considers the views of the independent directors.

Role of Independent Consultant

Our Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged Cook & Co. as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2015, Cook & Co. provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. In addition, at the start of fiscal year 2016, the Compensation Committee conducted a formal evaluation of the independence of Cook & Co. and, based on this review, did not identify any conflict of interest raised by the work Cook & Co. performed in fiscal year 2015. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Exchange Act Rule 10C-1 and the NYSE’s listing standards.

Compensation Philosophy and Objectives

Our Philosophy

We maintain compensation plans that tie a substantial portion of our named executive officers’ overall target annual compensation to the achievement of our corporate performance goals. The Compensation Committee employs multiple performance measures and strives to award an appropriate mix of annual and long-term equity incentives to avoid overweighting short-term objectives.

CEO Compensation Mix	Other NEO Compensation Mix

Peer Group

As part of its annual compensation review process, the Compensation Committee reviewed with Cook & Co. an analysis of our fiscal year 2015 executive compensation program, including the aggregate level of total compensation and the combination of elements used to compensate our named executive officers. It then compared the compensation of our named executive officers to the compensation of similarly situated named executive officers of other companies. In particular, the Compensation Committee reviewed compensation levels of our compensation peer group as a reference point of competitive compensation levels. The review was based on public information and data from Towers Watson’s 2015 Executive Compensation Survey regarding compensation paid by publicly-traded peer companies of similar size and focus, including financial services, processing/data services and technology companies, which we refer to, collectively, as our compensation peer group.

Our Compensation Committee used the criteria set forth in the following table to objectively identify companies for inclusion in our compensation peer group for fiscal year 2015:

Criteria	Rationale
Industry	We compete for talent with companies in: • the Financial Services industry; • the Processing/Data Services industry; and • the Technology industry
Geography	We have extensive global operations so we identify companies as peers that have a broad international presence
Financial Scope	Our named executive officer team should be similar to senior managers at companies that have comparable financial characteristics, including revenues, market capitalization and total assets

Based on these criteria, the Compensation Committee selected the companies listed in the following table as the compensation peer group for fiscal year 2015:

	Financial Services	Processing/Data Services	Technology
Peers

American Express Company

Bank of New York Mellon Corporation

Capital One Financial Corporation

The Charles Schwab Corporation

Franklin Resources, Inc.

PNC Financial Services Group

State Street Corporation

U.S. Bancorp

		Automatic Data Processing, Inc. Discover Financial Services eBay Inc. MasterCard Incorporated	EMC Corporation Google Inc. Oracle Corporation Yahoo! Inc.

Prior to April 2015, our compensation peer group was selected from companies with between $24 billion and $600 billion in market capitalization and revenues of up to $60 billion. This peer group was used as a reference when the Compensation Committee reviewed compensation at the beginning of fiscal year 2015. In April 2015, the Compensation Committee reviewed the companies comprising our compensation peer group and changed this criteria to companies with between $28 billion and $700 billion in market capitalization and revenues of up to $65 billion. The change is due to our growth and not to any change in the objective criteria we use to select our peer group. As a result of this change, Intuit Inc., BB&T Corporation and CME Group were removed from, and EMC Corporation was added to, our peer group. Accordingly, only peers listed in the table above were considered by the Compensation Committee when it made its compensation decisions at the end of fiscal year 2015.

Competitive Positioning

In order to attract and retain key executives, we target total compensation for our named executive officers by reference to the range of compensation paid to similarly situated executive officers of our compensation peer group. This includes salary, annual incentive targets and long-term incentive targets. The actual level of our named executive officers’ total direct compensation is determined based on both individual and corporate performance and can vary based on such factors as expertise, performance or advancement potential.

Internal Equity and Tally Sheets

As part of its annual compensation review process, the Compensation Committee compares our named executive officers’ target annual compensation levels to ensure they are internally equitable. The Compensation Committee also regularly reviews tally sheets for each named executive officer to ensure that it is considering a complete assessment of all compensation and benefits. The tally sheets include each named executive officer’s wealth accumulation, which is comprised of the aggregate amount of equity awards and other compensation values accumulated by each named executive officer, and potential payments upon termination or a change of control.

Components of Executive Compensation

The table below summarizes the core components of our named executive officers’ compensation, the type of pay and key characteristics of each component, and the intended purpose of paying each compensation element.

Compensation Component	Type of Pay	Key Characteristics	Purpose
Annual Cash Compensation	Base Salary	Fixed	Annual adjustments based on individual performance, relative to market pay level, and internal pay equity	Attracts, retains and rewards NEOs by providing a fixed source of income to reward experience, skills, and competencies relative to market value of the job
Annual Incentive Awards	Cash Incentive Awards	Performance-Based	Variable cash compensation component Annual awards based on performance against pre-established individual and corporate performance goals Annual incentive plan actual awards can vary from 0% to 200% of target amount	Focuses NEOs on our annual results by rewarding annual corporate and individual performance and achievement of strategic goals Aligns NEO's interests with our stockholders by promoting strong annual revenue growth results and operating efficiency
Long-term Incentive Awards	Equity Granted in the Form of Stock Options, Restricted Stock Awards/Units and Performance Shares	Performance-Based	Variable compensation component including stock options, restricted stock or restricted stock units and performance shares Long-term equity awards (excluding performance shares) vest in increments over a three-year period Performance shares have a three-year performance period and vest at the end of the three-year period	Aligns each NEO's interests with long-term stockholder interests by linking a substantial portion of each NEO's compensation to long-term corporate performance Retains NEOs through multi-year vesting of equity grants and performance periods, as applicable Provides opportunities for wealth creation and stock ownership, which attract and motivate our NEOs and promotes retention
Retirement/Other	Retirement Benefits	Fixed Percentage	Provides a cash balance formula defined benefit plan. Accounts are 100% vested after three years of service Provides a 401(k) plan with an employer matching contribution	Attracts and retains NEOs by providing a level of retirement income
	Non-qualified Deferred Compensation	Voluntary Program	NEOs may elect to defer up to 100% of their annual cash incentive payments Balances in the deferred compensation plan are unfunded obligations. Investment returns on balances are linked to the returns of actual mutual funds and do not generate any above market returns	Attracts and retains NEOs by permitting retirement savings in a tax-efficient manner

Summary of Fiscal Year 2015 Base Salary and Incentive Compensation

In November 2015, the Compensation Committee determined our named executive officers’ total direct compensation based on corporate and individual performance for fiscal year 2015, which comprised of the following elements:

The table below reflects the above components for each named executive officer for fiscal year 2015. As the long-term incentive awards for fiscal year 2015 set forth in the following table were awarded after the end of the fiscal year, they are discussed under the heading Fiscal Year 2016 Compensation – Long-Term Incentive Compensation. The equity awards discussed under the heading Fiscal Year 2015 Compensation – Long-Term Incentive Compensation refer to the equity awards made on November 19, 2014, during fiscal year 2015.

The table below differs substantially from the Summary Compensation Table for Fiscal Year 2015 later in this proxy statement in that the equity awards included in the table for fiscal year 2015 below were granted on November 19, 2015 while the equity awards included in the Summary Compensation Table were granted on November 19, 2014. This supplemental table is not intended as a substitute for the information in the Summary Compensation Table for Fiscal Year 2015 which is required by the SEC.

Name and Principal Position	Base Salary ($)(1)	Incentive Compensation				Total ($)
		Annual Incentive Plan ($)(2)	Value of Performance Shares (target value) ($)(3)	Value of Stock Options ($)(4)	Value of Restricted Stock/Units ($)(4)
Charles W. Scharf Chief Executive Officer	1,000,000	3,310,000	5,750,000	2,875,000	2,875,000	15,810,000
Vasant M. Prabhu Executive Vice President and Chief Financial Officer	850,000	1,081,253	2,062,500	1,031,250	1,031,250	6,056,253
Ryan McInerney President	750,000	1,498,275	2,953,000	1,476,500	1,476,500	8,154,275
Rajat Taneja Executive Vice President, Technology	750,000	1,262,625	3,194,000	1,597,000	1,597,000	8,400,625
Ellen Richey Vice Chairman, Risk and Public Policy	600,000	992,100	1,155,000	577,500	577,500	3,902,100

(1)

Reflects the named executive officer’s rate of base salary as of September 30, 2015. Mr. Prabhu joined Visa in February 2015 and as a result the amount of salary paid during fiscal year 2015 as reflected in the Summary Compensation Table for Fiscal Year 2015 is less than the annual base rate of salary shown above.

(2)

Reflects the payment pursuant to the annual incentive plan approved by the Compensation Committee in November 2015 and paid on November 13, 2015. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015.

(3)

Reflects the dollar value of performance shares approved by the Compensation Committee in November 2015 and awarded on November 19, 2015. Please see the heading Fiscal Year 2016 Compensation – Long-Term Incentive Compensation for additional information regarding these awards.

(4)

Reflects the dollar value of restricted stock units and stock option grants approved by the Compensation Committee in November 2015 and granted on November 19, 2015. The grant date fair value of these awards will be included in the fiscal year 2016 Summary Compensation Table in the proxy statement for the 2017 annual meeting of stockholders. Please see the heading Fiscal Year 2016 Compensation – Long-Term Incentive Compensation for additional information regarding these awards.

Fiscal Year 2015 Compensation

Base Salary

When setting our named executive officers’ base salaries, the Compensation Committee generally targets the range of compensation paid to similarly situated executive officers of our compensation peer group. The Compensation Committee may set salaries above or below the median amount based on considerations including the expertise, performance or advancement potential of each named executive officer. The base salary levels of our named executive officers typically are considered annually as part of our performance review process, and upon a named executive officer’s promotion or other change in job responsibilities.

During its annual review of the base salaries of our named executive officers for fiscal year 2015, the Compensation Committee considered:

•	market data of our compensation peer group;

•	an internal review of each named executive officer’s compensation, both individually and relative to other named executive officers; and

•	the individual performance of each named executive officer.

Based on this review, the Compensation Committee decided that it was appropriate to increase Mr. Scharf’s base salary from $950,000 to $1,000,000 and Ms. Richey’s base salary from $575,000 to $600,000. No other changes were made to base salaries for fiscal year 2015.

Annual Incentive Plan

Incentive Plan Target Percentage. During fiscal year 2015, each of our named executive officers was eligible to earn an annual cash incentive award under the Visa Inc. Incentive Plan, or VIP, which is referred to as the annual incentive plan. Each named executive officer’s potential award was expressed as a percentage of his or her base salary, including threshold, target and maximum percentages. After the end of the fiscal year, the Compensation Committee determined the amount of each named executive officer’s actual annual incentive award based upon the achievement of a combination of pre-determined corporate and individual goals.

Corporate Goals and Individual Goals. In November 2014, the Compensation Committee established for fiscal year 2015 threshold corporate performance targets under the VIP based on Net Income and Net Revenue Growth, each as adjusted by the Compensation Committee. Either of these metrics had to be met or exceeded before annual incentive awards would be made to our named executive officers for fiscal year 2015. This further aligns our annual incentive plan program with stockholders’ interests by ensuring that no incentive payment is made unless a certain level of corporate performance is achieved. Once either of the threshold corporate performance targets is met or exceeded, each named executive officer becomes eligible to receive up to his or her maximum potential annual incentive award. When making final payout determinations the Compensation

Committee may exercise negative discretion to award less than the maximum potential award based on the attainment of the pre-determined corporate performance measures and individual performance goals to determine each named executive officer’s actual annual incentive award amount. This process is intended to permit the entire amount of the annual incentive award to be considered performance-based and tax deductible under Section 162(m) of the Internal Revenue Code.

For the fiscal year 2015 annual incentive award to our Chief Executive Officer, the Compensation Committee established that, assuming the achievement of at least one of the threshold corporate performance targets, 80% of the award was dependent on the achievement of corporate performance measures and 20% was dependent on the achievement of individual performance goals. For our other named executive officers, 70% of their annual incentive awards were based on the achievement of corporate performance measures and the remaining 30% was based on achievement of individual performance goals. These weightings reflect that each of the named executive officers shares the primary goals and objectives of the overall Company, while recognizing the importance of motivating the named executive officers to achieve goals that increase the value of the Company but relate solely to the individual’s specific area of responsibility. These weightings also allow the Compensation Committee to further differentiate compensation between the named executive officers based on their individual performance.

The threshold corporate performance targets for fiscal year 2015 were Net Income – VIP adjusted, of $3,168 million and Net Revenue Growth – VIP adjusted, of 4.25%. As the threshold corporate performance levels for both metrics were achieved, fiscal year 2015 annual incentive payments were then based on a combination of corporate and individual performance as described below.

Corporate Performance Measures and Results for Fiscal Year 2015

The Compensation Committee approved the corporate performance weightings, targets and metrics for fiscal year 2015 displayed in the table below. The Compensation Committee selected the Net Income and Net Revenue Growth performance measures because they are important indicators of increased stockholder value. The Compensation Committee also approved 50%, 100% and 200% payouts as a percentage of each named executive officer’s target annual bonus at the threshold, target, and maximum levels of performance, respectively.

The specific performance goals for each of threshold, target, and maximum level achievement, as well as the actual level of performance achieved for fiscal year 2015, are displayed in the following table (in millions, except percentages):

Metric	Weighting	Threshold	Target	Maximum	Result	Payout as % of Target
Net Income – VIP adjusted	70%	$5,892	$6,336	$6,780	$6,445	124.7%
Net Revenue Growth – VIP adjusted	30%	6.3%	8.5%	10.0%	9.3%	150.3%

Weighted Result						132.4%

For purposes of the annual incentive plan payout percentage in fiscal year 2015, our Net Income – VIP adjusted, of $6,445 million was determined by excluding the aforementioned revaluation of the Visa Europe put option as described in footnote 1 to the table under the heading Fiscal Year 2015 Financial Highlights from our reported U.S. GAAP Net Income, as well as net income earned by an entity acquired during fiscal year 2015. Interpolating this result between the target (100% payout) and maximum (200% payout) levels resulted in a payout percentage of 124.7% for this measure.

Our actual Net Revenue Growth – VIP adjusted, of 9.3% for fiscal year 2015 was determined as year-over-year growth in gross operating revenues net of incentives, excluding net revenues earned by an entity the Company acquired during fiscal year 2015. Interpolating this result between the minimum (50% payout) and target (100% payout) levels resulted in a payout percentage of 150.3% for this measure.

Individual Performance Goals and Results for Fiscal Year 2015

The fiscal year 2015 individual goals for each of our named executive officers, other than Mr. Prabhu and Mr. Pollitt, were set in January 2015. The Compensation Committee believes that our named executive officers’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility, as appropriate. Individual performance goals for the Chief Executive Officer were established with the oversight of the Compensation Committee. Individual performance goals for the other named executive officers were determined by the Chief Executive Officer and reviewed by the Compensation Committee.

After the end of the fiscal year, the Compensation Committee, based on each named executive officer’s self-assessment and Mr. Scharf’s input, reviewed each named executive officer’s progress against his individual performance goals. Based on this assessment, a named executive officer could receive an award from 0% to 200% of the individual portion of his annual incentive award. When making its award determinations, the Compensation Committee did not assign a specific weighting to any of the individual goals, but instead reviewed each named executive officer’s progress against his individual goals in the aggregate. The following is a summary description of the performance goal results for each of the named executive officers for fiscal year 2015.

Mr. Scharf
FY2015 Performance Results	•	Exceeded 2015 budgeted growth metrics
	•	Evolved our client interactions to true partnerships with financial, merchants and new industry partners through a new approach to client management
	•	Achieved success as a leading partner for digital payments through a suite of new products and services
	•	Expanded access to the Company’s products and services globally
•

Continued to transform our Company’s technology assets to drive efficiency and enable innovation through a focus on operational excellence, introduction of new products and services and acceleration of the workforce plan

	•	Championed payment system security for the industry; and
	•	Continued to position the Company as a choice for top talent through a focus on development and improved employee engagement

Mr. McInerney
FY2015 Performance Results	•	Exceeded financial measures
	•	Implemented a consistent approach to client management globally
	•	Fully established a Merchant organization
	•	Expanded adoption of Visa Checkout
	•	Expanded the adoption of tokenization and extended it to international markets; and
	•	Made meaningful progress on EMV roll-out in the US
Mr. Taneja
FY2015 Performance Results	•	Delivered improved performance and security of core operations
	•	Exceeded financial measures
	•	Delivered core innovation including Developer Platform and Research Labs; and
	•	Delivered on the workforce planning agenda including opening a new technology center in Bangalore and establishing a full campus program including over 400 new college hires
Ms. Richey
FY2015 Performance Results	•	Established public policy organization and deployed an engagement plan for regulators
	•	Represented Visa’s interest in external policy engagements
	•	Strengthened internal controls and risk services for technology, information security and product/partnership development; and
	•	Secured widespread industry acceptance of a roadmap for the future of payment security including data devaluation, data protection and responsible innovation

The Compensation Committee did not set individual goals for fiscal year 2015 for either Mr. Pollitt or Mr. Prabhu. Mr. Pollitt was replaced by Mr. Prabhu as Executive Vice President and Chief Financial Officer on February 9, 2015, and retired from the Company on May 29, 2015. Because Mr. Prabhu joined the Company after the completion of the Compensation Committee’s goal-setting process, his performance was based on his achievement of the following:

•	Exceeded revenue growth and EPS growth, and improved effective tax rate efficiency
•	Communicated Visa’s strategies and outlook to key investors and followed up to evaluate success; and
•	Evaluated and improved reporting of financial results and drivers to management and strengthened controllership function globally

Based on each named executive officer’s performance in managing their function and the progress they made towards their individual goals as discussed above, or in Mr. Prabhu’s case based on the achievements described above, the Compensation Committee, in its discretion, determined that each named executive officer made substantial progress and awarded the individual portion of each officer’s annual incentive at the percentage of target displayed in the table below.

Name	Percentage of Target for individual portion
Charles W. Scharf	132%
Vasant Prabhu	132%
Ryan McInerney	135%
Rajat Taneja	140%
Ellen Richey	132%

Actual Annual Incentive Plan Awards for Fiscal Year 2015

The actual payouts under our annual incentive plan are computed based on the actual individual and corporate performance, as outlined above, under our annual incentive plan for fiscal year 2015. The fiscal year 2015 annual cash incentive award payments are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015, and are set forth below:

	FY2015 Target Award (Percentage of base salary)	FY2015 Threshold Award (50% of Target Award) ($)	FY2015 Target Award (100% of Target Award) ($)	FY2015 Maximum Award (200% of Target Award) ($)	FY2015 Actual Award ($)
Charles W. Scharf	250%	1,250,000	2,500,000	5,000,000	3,310,000
Vasant M. Prabhu	150%	637,500	1,275,000	2,550,000	1,081,253(1)
Ryan McInerney	150%	562,500	1,125,000	2,250,000	1,498,275
Rajat Taneja	125%	468,750	937,500	1,875,000	1,262,625
Ellen Richey	125%	375,000	750,000	1,500,000	992,100

(1)	The actual award paid to Mr. Prabhu for fiscal year 2015 was prorated based on his partial year of service.

The following table provides a supplemental breakdown of the components that make up the named executive officers’ actual fiscal year 2015 annual incentive awards. Both the dollar amount of the awards and the awards as a percentage of the target are displayed for each component.

	Corporate Component ($)	Percent of Target	Individual Component ($)	Percent of Target	FY2015 Total Award ($)	Percent of Target
Charles W. Scharf	2,648,000	132.4%	662,000	132.4%	3,310,000	132.4%
Vasant M. Prabhu	757,564	132.4%	323,689	132.0%	1,081,253	132.3%
Ryan McInerney	1,042,650	132.4%	455,625	135.0%	1,498,275	133.2%
Rajat Taneja	868,875	132.4%	393,750	140.0%	1,262,625	134.7%
Ellen Richey	695,100	132.4%	297,000	132.0%	992,100	132.3%

Long-Term Incentive Compensation

The Visa Inc. 2007 Equity Incentive Compensation Plan, which we refer to as the equity incentive plan, is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, and employees. Additionally, to better tie our executive officers’ long-term interests with those of our stockholders, the equity incentive plan does not allow the repricing of stock grants once they are awarded, without prior stockholder approval.

The Compensation Committee administers the equity incentive plan with respect to our named executive officers and determines, in its discretion and in accordance with the terms of the equity incentive plan, the recipients who may be granted awards, the form and amount of awards, the terms and conditions of awards (including vesting and forfeiture conditions), the timing of awards, and the form and content of award agreements.

Long-Term Incentive Awards Granted in Fiscal Year 2015

In determining the types and amounts of equity awards to be granted to our named executive officers in fiscal year 2015, the Compensation Committee considered the practices of companies in our compensation peer group, the actual compensation levels of similarly situated executive officers of companies in our compensation peer group, corporate and individual performance during fiscal year 2014, recommendations from our Chief Executive Officer (for awards to the named executive officers other than himself) and each named executive officer’s total compensation. The Compensation Committee also considered the incentives provided by different award types, including increasing stockholder value; avoiding excessive risk taking; and encouraging employee retention.

Based on the above considerations, as illustrated below, the Compensation Committee awarded equity to our named executive officers during the first quarter of fiscal year 2015 composed of approximately 25% stock options, 25% restricted stock or restricted stock units (for those that would meet the definition of retirement in the equity grant agreements during the vesting period), and 50% performance shares. The Compensation Committee concluded that this mix represented an appropriate balance between the incentives provided by each of these award types.

The following table displays the total combined value of equity awards approved by the Compensation Committee for our named executive officers in fiscal year 2015, and the award value broken down by component. The equity award made to Mr. Prabhu is discussed under the heading Employment Arrangements and Potential Payments upon Termination or Change of Control – Offer Letters with Charles W. Scharf, Vasant M. Prabhu, Ryan McInerney and Rajat Taneja.

	Total Combined Value of Equity Awards ($)	Components of Total Combined Equity Awards During FY 2015
		Value of Stock Options ($)	Value of Restricted Stock/Units ($)(1)	Value of Performance Shares at Target ($)(2)
Charles W. Scharf	9,000,000	2,250,000	2,250,000	4,500,000
Ryan McInerney	3,713,000	928,250	928,250	1,856,500
Rajat Taneja(3)	3,488,000	872,000	872,000	1,744,000
Ellen Richey	1,795,000	448,750	448,750	897,500
Byron Pollitt	2,835,000	708,750	708,750	1,417,500

(1)

Because they would meet the definition of retirement in the equity grant agreements during the vesting period, Mr. Pollitt and Ms. Richey received restricted stock units and each of the other named executive officers received restricted stock.

(2)

As the aggregate grant date fair values of the performance shares displayed in the Summary Compensation Table for Fiscal Year 2015 and the Grants of Plan-Based Awards in Fiscal Year 2015 Table later in this proxy statement are computed in accordance with stock-based accounting rules and will be displayed in multiple years, the values in those tables differ from the value displayed in the table above.

(3)	Mr. Taneja’s equity award was prorated to reflect his partial year of service during fiscal year 2014.

The dollar value of the equity awards in the table above were converted to a specific number of options, restricted stock, or restricted stock units on the November 19, 2014 grant date, based on the fair market value of our Class A common stock on that date and the Black-Scholes value of stock options. The value displayed for performance shares reflects the target value of the award. The stock options and restricted stock/units vest in three substantially equal annual installments beginning on the first anniversary of the date of grant.

For the portion of the award granted as performance shares, the target number of shares is determined at the beginning of a three-year performance period and the number of shares earned at the end of the three-year period will range from zero to 200% of the target number of shares depending on our corporate performance, as measured by: (i) the annual EPS goal established for each fiscal year; and (ii) an overall modifier based on Visa’s TSR ranked among S&P 500 companies, or TSR Rank, over the three-year performance period. The TSR Rank modifier will lower compensation to our named executive officers for periods when our stockholders’ value increase is below the median of the companies comprising the S&P 500 and will enhance our named executive officers’ compensation for periods when our stockholders’ value increase exceeds the median of the companies comprising the S&P 500. The total number of shares that may be earned at the end of the three-year period is capped at 200% of the target number of shares.

One-third of the target performance shares awarded on November 19, 2014 were tied to the fiscal year 2015 EPS goal that the Compensation Committee established within the first ninety days of fiscal year 2015. The remaining two-thirds of the target shares awarded are tied to the EPS goals for each of fiscal years 2016 and 2017, which will be set by the Compensation Committee within the first ninety days of the respective fiscal year. The actual EPS result will be used to determine the percentage of target shares credited from each of the three award segments. At the end of fiscal year 2015, the Compensation Committee reviewed our EPS – PS adjusted, of $2.63 which was determined by excluding: (i) the revaluation of the Visa Europe put option as described in footnote 1 to the table under the heading Fiscal Year 2015 Financial Highlights from our reported U.S. GAAP Net

Income, (ii) net income earned by an entity the Company acquired during fiscal year 2015; and (iii) the impact of lower share repurchases made during the period than the minimum level planned. The Compensation Committee determined that the final EPS result – PS adjusted, of $2.63 exceeded the target EPS goal of $2.59 for fiscal year 2015. Using the unrounded result to interpolate between target (100%) and maximum (200%) yielded a result of 121.0% for fiscal year 2015.

At the completion of the entire three-year performance period in November 2017, the shares credited from the above EPS calculations for the three fiscal years will be totaled and the overall number of shares will be modified based on Visa’s TSR Rank for the full three-year period. This TSR Rank modification may increase or decrease the final number of shares earned by a maximum of 25% (see chart below); however, the final number of shares earned at the end of the three year period, after the modification is applied, is capped at 200% of the initial target number.

	Threshold Performance	Target Performance	Maximum Performance
Modifying Metric	75%	100%	125%
3 Year TSR Rank vs. S&P 500	25th Percentile or below	50th Percentile(1)	75th Percentile or Above

(1)	Results between the 25th percentile and the 50th percentile and between the 50th percentile and the 75th percentile are interpolated between 75% and 100% or 100% and 125%, respectively.

The EPS goal for fiscal year 2015 and actual EPS results discussed above also apply to the third portion of the performance shares previously awarded to our named executive officers on November 19, 2012 and the second portion of the performance shares previously awarded to our named executive officers on November 19, 2013 (see illustration below).

Consistent with Financial Standards Accounting Board ASC Topic 718, the value of the performance share awards for fiscal year 2015 included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2015 later in this proxy statement represents the third segment of the award made on November 19, 2012, the second segment of the award made on November 19, 2013 and the first segment of the award made on November 19, 2014.

Determination of Shares Earned for Performance Shares Previously Awarded on November 19, 2012

The performance shares previously awarded to certain of the named executive officers on November 19, 2012 completed their three year performance period following fiscal year 2015. As a result, the final number of shares earned pursuant to those awards based on the Company’s actual results over the three year period was determined and certified by the Compensation Committee in November 2015. As illustrated below, based on the annual EPS results for fiscal years 2013, 2014 and 2015, and our TSR Rank over the three-year period, the performance shares earned equated to 167.9% of the target award established on November 19, 2012.

Primary Metric	Threshold ($)	Target ($)	Maximum ($)	Result ($)	EPS Result as % of Target(1)
Fiscal Year 2013 EPS	1.70	1.83	1.96	1.90	152.9% of Target
Fiscal Year 2014 EPS	2.06	2.22	2.37	2.26	129.0% of Target
Fiscal Year 2015 EPS	2.41	2.59	2.77	2.63	121.0% of Target
Average Result					134.3% of Target
(1)	Percentage is based on unrounded values

Modifying Metric	Threshold (75% modifier)	Target (100% modifier)	Maximum (125% modifier)	Result	Modifier %
3 Year TSR Rank v. S&P 500	25th percentile	50th percentile	75th percentile	84th percentile	125%

Primary Metric Result	Times	Modifying Metric	Equals	Final Payout Result as a % of Target (capped at 200%)
134.3%	x	125%	=	167.9%

Based on this Final Payout Result of 167.9%, on November 30, 2015 Ms. Richey and Mr. Pollitt earned shares equal to 167.9% of the target number of shares granted to each of them on November 12, 2012. As a result, Ms. Richey earned 38,039 shares versus her target of 22,656 shares and Mr. Pollitt earned 87,610 shares versus his target of 52,180 shares. Mr. Scharf, Mr. Prabhu, Mr. McInerney and Mr. Taneja did not receive performance share awards on November 19, 2012.

Other Equity Awards in Fiscal Year 2015

The Compensation Committee may award equity during the fiscal year to attract new executive officers and incent them to join Visa, or to retain or motivate our current executive officers. During fiscal year 2015, the Compensation Committee made special equity awards to Mr. Prabhu for this purpose.

In February 2015, Vasant M. Prabhu joined Visa as its Executive Vice President, Chief Financial Officer. Pursuant to the terms of his offer letter, which is described in the section entitled Employment Arrangements and Potential Payments upon Termination or Change of Control – Offer Letters with Charles W. Scharf, Vasant M. Prabhu, Ryan McInerney and Rajat Taneja, on February 9, 2015, Mr. Prabhu received a one-time make-whole equity award structured in value and vesting to replicate compensation that he forfeited by leaving his former employer to join Visa. The make-whole equity award had a value of approximately $7,500,000 comprised of restricted shares with a grant date value of $66.365, which converted into 113,012 shares. The shares subject to the make-whole award will vest in three substantially equal annual installments beginning on the first anniversary of the date of grant. Because the grant of the make-whole equity award is a one-time event, it is not considered to be a part of Mr. Prabhu’s ongoing target annual compensation.

The aggregate grant date fair value of the awards to Mr. Prabhu computed in accordance with stock-based accounting rules is included in the Summary Compensation Table for Fiscal Year 2015.

Retirement and Other Benefits

Our benefit program is designed to be competitive and cost-effective. It is our objective to provide core benefits, including medical, retirement, life insurance, paid time off and leaves of absence, to all employees and to allow for supplementary non-core benefits to accommodate regulatory, cultural and practical differences in the various geographies in which we have operations.

We sponsor a tax-qualified defined benefit pension plan, which we refer to as the retirement plan, and a tax-qualified defined contribution 401(k) plan, which we refer to as the 401k plan, to provide market driven retirement benefits to all eligible employees in the United States. In addition to the tax-qualified retirement plan and the 401k plan, we maintained a non-qualified excess retirement benefit plan and a non-qualified excess 401k plan to make up for the limitations imposed on our tax-qualified plans by the Internal Revenue Code. New contributions to these non-qualified plans ceased effective February 1, 2014. We also sponsor an unfunded non-qualified deferred compensation plan, which we refer to as the deferred compensation plan, which allows executive officers and certain other highly compensated employees to defer a portion of their annual incentive awards and sign-on bonuses to help them with tax planning and to provide competitive benefits. For additional information on these plans, see the sections entitled Executive Compensation – Pension Benefits Table for Fiscal Year 2015 and Executive Compensation – Non-qualified Deferred Compensation for Fiscal Year 2015.

Perquisites and Other Personal Benefits

We provide limited perquisites and other personal benefits to facilitate the performance of our named executive officers’ management responsibilities. For instance, we maintain a company car and driver which allows for additional security that are used primarily by the Chief Executive Officer for both business and personal use, as well as some business and limited personal use by other executive officers. From time to time, our named executive officers also may use the Company’s tickets for sporting, cultural or other events for personal use rather than business purposes. If an incremental cost is incurred for such use, it is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015.

In addition, we have a policy that allows for companion travel on business related flights on our corporate aircraft by the Chief Executive Officer, the President and other key employees, as approved by the Chief Executive Officer. It is our policy that named executive officers are responsible for all income taxes related to their personal usage of the corporate car or aircraft, as well as travel by their companions. Additionally, no named executive officer may use the corporate aircraft for exclusive personal use (not related to business) except under the terms and conditions outlined in the Company’s aircraft time sharing agreement with the Chief Executive Officer, or under extraordinary circumstances with the advance approval of the Chief Executive Officer. Any personal use of the aircraft by our Chief Executive Officer pursuant to the aircraft time sharing agreement requires him to reimburse Visa an amount (as determined by the Company) equal to the lesser of: (i) the amount that would, absent reimbursement, be reportable with respect to the Chief Executive Officer in the Summary Compensation Table (which we refer to as the SEC Cost), or (ii) the expenses of operating such flight that may be charged pursuant to Federal Aviation Regulation Section 91.501(d) as in effect from time to time (which we refer to as the FAR Expenses). The Chief Executive Officer’s personal use of the corporate aircraft is subject to an annual cap of $500,000, as determined by the Company using the lesser of the SEC Cost and the FAR Expenses. As a result of this arrangement, in fiscal year 2015, the Chief Executive Officer’s personal use of the aircraft resulted in minimal incremental cost to the Company. Please refer to the All Other Compensation Table for additional information about the other limited perquisites and personal benefits provided to our named executive officers during fiscal year 2015.

Severance

We believe that it is appropriate to provide severance to an executive officer in certain circumstances. We do not provide for gross-ups for excise taxes that may be imposed for severance payments and, for payments payable upon a change of control, we generally require a qualifying termination of employment in addition to the change of control. Please see the section entitled Employment Arrangements and Potential Payments upon Termination or Change of Control – Executive Severance Plan for additional information.

Offer Letters with Charles W. Scharf, Vasant M. Prabhu, Ryan McInerney and Rajat Taneja

We executed offer letters with each of Mr. Scharf, Mr. Prabhu, Mr. McInerney and Mr. Taneja in connection with their employment by Visa. Please see the description of the offer letters in the section entitled Employment Arrangements and Potential Payments upon Termination or Change of Control – Offer Letters with Charles W. Scharf, Vasant M. Prabhu, Ryan McInerney and Rajat Taneja.

Fiscal Year 2016 Compensation

Long-Term Incentive Compensation

On November 6, 2015, the Compensation Committee approved the annual equity awards for our named executive officers to be granted on November 19, 2015, using a combination of 25% stock options, 25% restricted stock or restricted stock units, and 50% performance shares. These are the same three equity vehicles and percentages used in prior years. For the performance shares awarded on November 19, 2015, the actual number of shares earned will be determined based on:

•	the annual EPS goal established for each of the three fiscal years in the performance period; and

•	an overall modifier based on our TSR Rank over the three-year performance period.

Consistent with prior fiscal years, the total combined value of each equity award was approved by the Compensation Committee after considering the practices of companies in our compensation peer group, the actual compensation levels of similarly situated executive officers of companies in our compensation peer group, corporate and individual performance during fiscal year 2015, recommendations from our Chief Executive Officer (for awards to the named executive officers other than himself) and each named executive officer’s total compensation. The table below displays the total dollar value of the grants approved in November 2015 as well as the dollar value of each component.

		Components
	Total Value of Equity Awards ($)	Value of Stock Options ($)	Value of Restricted Stock Units ($)	Value of Performance Shares ($)
Charles W. Scharf	11,500,000	2,875,000	2,875,000	5,750,000
Vasant M. Prabhu(1)	4,125,000	1,031,250	1,031,250	2,062,500
Ryan McInerney	5,906,000	1,476,500	1,476,500	2,953,000
Rajat Taneja	6,388,000	1,597,000	1,597,000	3,194,000
Ellen Richey	2,310,000	577,500	577,500	1,155,000

(1)	Mr. Prabhu’s equity award was prorated to reflect his partial year of service during fiscal year 2015.

Visa Retirement Plan

The employer provided credits under the cash balance plan formula described under Visa Retirement Plan later in this proxy statement will cease after December 31, 2015 and there will be no new participants after that date. Interest credits will continue to be provided on existing balances at the time of this freeze.

Other Equity Grant Practices and Policies

Stock Grant Practices

The Compensation Committee has adopted an equity grant policy, which contains procedures to prevent stock option backdating or other grant timing issues. Under the equity grant policy, the Compensation Committee approves annual grants to executive officers and other members of the executive committee at a meeting to occur during the quarter following each fiscal year end. The board of directors delegated the authority to Mr. Scharf as the sole member of the stock committee to make annual awards to employees who are not members of the executive committee. The grant date for annual awards to all employees and non-employee directors has been established as November 19 of each year.

In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The equity grant policy provides that only the Compensation Committee may make such “off-cycle” grants to named executive officers and other members of management’s executive committee. The Compensation Committee has delegated the authority to the stock committee to make “off-cycle” grants to other employees, subject to guidelines established by the Compensation Committee. Any “off-cycle” awards approved by the stock committee or the Compensation Committee must be granted on the fourth business day after we publicly announce our earnings or on such other date determined by the stock committee, Compensation Committee or the board of directors.

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of our Class A common stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of our Class A common stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership Guidelines

The Compensation Committee maintains stock ownership guidelines for our executive officers as follows:

Officer	Stock Ownership Guidelines
Charles W. Scharf	6 x base salary
Vasant M. Prabhu	4 x base salary
Ryan McInerney	4 x base salary
Rajat Taneja	4 x base salary
Ellen Richey	3 x base salary

Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the named executive officer, shares jointly owned, restricted stock and restricted stock units payable in shares. Newly hired or promoted executives have five years from the date of the commencement of their appointment to attain these ownership levels. Each named executive officer currently meets or exceeds the applicable guideline set forth in the table above. If an executive officer does not meet the applicable guideline by the end of the five-year period, the executive officer is required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted stock, restricted stock units, performance shares or exercise of stock options until the guideline is met. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders and encourage our executive officers to consider the long-term perspective when managing the Company.

Hedging and Pledging Prohibition

As part of our insider trading policy, all employees, including our named executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging or engaging in hedging transactions involving our securities.

Policy Regarding Clawback of Incentive Compensation

We have a Clawback Policy pursuant to which named executive officers and other key executive officers may be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

The Clawback Policy permits the board of directors to determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•

Whether the amount of any bonus or equity compensation paid or awarded during the covered time period, based on the achievement of specific performance targets, would have been reduced based on the restated financial results;

•	The likelihood of success of recouping the compensation under governing law relative to the effort involved;
•	Whether the recoupment may prejudice Visa’s interest in any related proceeding or investigation;
•	Whether the expense required to recoup the compensation is likely to exceed the amount to be recovered;
•	The passage of time since the occurrence of the misconduct;
•	Any pending legal action related to the misconduct;
•	The tax consequences to the affected individual; and
•	Any other factors the board of directors may deem appropriate under the circumstances.

Under the Clawback Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity based award (including performance shares, restricted stock or restricted stock units and outstanding stock options), or other compensation to the fullest extent permitted by law. Recoupment or reimbursement may include compensation paid or awarded during the period covered by the restatement and applies to compensation awarded in periods occurring subsequent to the adoption of the Clawback Policy.

We believe our Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that, in hindsight, should not have been rewarded. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements and our executive officers are required to acknowledge in writing that compensation we have awarded to them may be subject to reimbursement, clawback or forfeiture pursuant to the terms of the policy and/or applicable law.

Tax Implications – Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year unless, in general, the compensation is paid pursuant to a plan that has been approved by our stockholders and is performance-related and non-discretionary. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

In addition, Section 274(e) of the Internal Revenue Code limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executives that used the aircraft. For fiscal year 2015, the total amount of our disallowed tax deduction resulting from the personal use of the corporate aircraft by our named executive officers and any guests was approximately $971,000.

For information regarding the Compensation Committee’s review of compensation-related risk, please see the section entitled Risk Assessment of Compensation Programs.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2015

The following table and related footnotes describe the total compensation earned for services rendered during fiscal years 2015, 2014 and 2013 by our named executive officers. The primary elements of each named executive officer’s total compensation as reported in the table are base salary, annual incentive compensation and long-term incentive compensation in the form of stock options, restricted stock awards/units and performance shares. Certain other benefits are listed in the “All Other Compensation” column and additional detail about these benefits is provided in the All Other Compensation in Fiscal Year 2015 Table.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Charles W. Scharf Chief Executive Officer	2015	1,000,038		--		5,224,802		2,250,003	3,310,000	24,808	31,717	11,841,368
	2014	950,037		--		2,505,671		1,484,362	2,500,000	207,029	45,014	7,692,113
	2013	870,867		--		12,999,991		6,000,006	3,574,375	47,310	759,302	24,251,851
Vasant M. Prabhu Executive Vice President and Chief Financial Officer	2015	547,616	(6)	6,875,000	(7)	7,500,041	(8)	--	1,081,253	14,473	979,180	16,997,563

Ryan McInerney President	2015	750,029		--		1,951,504		928,242	1,498,275	14,824	20,505	5,163,379
	2014	750,029		--		659,355		390,647	1,181,841	39,807	861,286	3,882,965
	2013	250,010		1,015,625		4,270,503		1,085,005	564,375	11,645	195,693	7,392,856
Rajat Taneja Executive Vice President, Technology	2015	750,029		--		1,495,880		872,018	1,262,625	14,588	15,900	4,411,040
	2014	639,447		2,000,000		8,249,921		2,749,978	762,293	13,572	20,331	14,435,542
Ellen Richey Vice Chairman, Risk and Public Policy	2015	600,023		--		1,644,462		448,737	992,100	70,637	26,584	3,782,543

Byron Pollitt Former Executive Vice President and Chief Financial Officer	2015	500,019		--		3,373,953		708,754	--	92,967	28,501	4,704,194
	2014	750,029		--		3,678,773		984,365	897,539	212,911	50,944	6,574,561
	2013	683,360		--		4,392,120		949,981	1,410,938	65,410	77,611	7,579,420

(1)

Represents restricted stock awards or restricted stock units awarded and performance shares granted in each of fiscal years 2015, 2014 and 2013. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 16 – Share-based Compensation to our fiscal year 2015 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on November 19, 2015 (the “Form 10-K”). The table below sets forth the details of the components that make up the fiscal year 2015 stock award for our named executive officers other than Vasant M. Prabhu. Annual restricted stock awards and restricted stock units vest in three substantially equal annual installments beginning on the first anniversary of the date of grant. Consistent with the requirements of ASC Topic 718, the value of the performance shares displayed in the table below, at their expected and maximum levels, is based on the one-third of the full number of shares for which an EPS goal was established in fiscal year 2015 under the awards made on: (i) November 19, 2012, which vested on November 30, 2015, (ii) November 19, 2013, which are scheduled to vest on November 30, 2016 and (iii) November 19, 2014, which are scheduled to vest on November 30, 2017. The remaining portions of the awards granted in November 2013 and November 2014 will be linked to EPS goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years.

	Components of Annual Stock Awards		Additional Information
	Restricted Stock/Units Value ($)	Value of Performance Shares – Expected ($)	Value of Performance Shares – at Maximum ($)
Charles W. Scharf	2,249,989	2,974,813	5,949,625
Ryan McInerney	928,230	1,023,274	2,046,548
Rajat Taneja	872,011	623,869	1,247,737
Ellen Richey	448,749	1,195,713	2,391,426
Byron Pollitt	708,853	2,665,100	5,330,200

(2)

Represents stock option awards granted in each of fiscal years 2015, 2014 and 2013. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 16 – Share-based Compensation to our fiscal year 2015 consolidated financial statements, which are included in our Form 10-K. Stock options generally vest in three substantially equal annual installments beginning on the first anniversary of the date of grant.

(3)

Amounts for fiscal year 2015 represent cash awards earned under the annual incentive plan based on: (i) actual performance measured against the corporate objectives established for Net Income – VIP adjusted, and Net Revenue Growth – VIP adjusted; and (ii) actual individual named executive officer performance against his or her individual goals. The table below includes the amount of the total award to each named executive officer and the portion of the award attributable to each component. The payment to Mr. Prabhu was prorated based on his partial year of service.

	Total Annual Incentive Award ($)	Corporate Performance ($)	Individual Performance ($)
Charles W. Scharf	3,310,000	2,648,000	662,000
Vasant M. Prabhu	1,081,253	757,564	323,689
Ryan McInerney	1,498,275	1,042,650	455,625
Rajat Taneja	1,262,625	868,875	393,750
Ellen Richey	992,100	695,100	297,000

(4)

Represents the aggregate positive change in the actuarial present value of accumulated benefits under all pension plans during fiscal year 2015. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 10 – Pension, Postretirement and Other Benefits to our fiscal year 2015 consolidated financial statements, which are included in our Form 10-K. There are no above market or preferential earnings on non-qualified deferred compensation.

(5)

Additional detail describing the “All Other Compensation” for fiscal year 2015 is included in the All Other Compensation in Fiscal Year 2015 Table below. The “All Other Compensation” amount for Mr. Scharf for fiscal year 2013 also includes $50,000 in legal fees paid by the Company on behalf of Mr. Scharf in connection with the negotiation of his offer letter.

(6)

Mr. Prabhu joined the Company on February 9, 2015. The amount represents a prorated portion of Mr. Prabhu’s base salary for his partial year of service. Mr. Prabhu’s annualized base salary for fiscal year 2015 was $850,000.

(7)

Represents the $2,500,000 cash sign-on bonus paid to Mr. Prabhu pursuant to the terms of his offer letter and the portion of a $7,500,000 cash payment pursuant to the terms of his offer letter that is due to be paid in January 2017 and is earned but not paid as of September 30, 2015.

(8)

In connection with his employment, on February 9, 2015, Mr. Prabhu received a one-time make-whole equity award comprised of restricted stock with a grant date value of approximately $7,500,000, which converted into 113,012 shares. The shares subject to the make-whole award will vest in three substantially equal annual installments beginning on the first anniversary of the date of grant.

All Other Compensation in Fiscal Year 2015 Table

The following table sets forth additional information with respect to the amounts reported in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2015.

	Car ($)(1)	401k Plan Match ($)(2)	Corporate Aircraft ($)	Relocation ($)	Tax Payments ($)	Other ($)(3)	Total ($)
Charles W. Scharf	6,250	15,900	4,309			5,258	31,717
Vasant M. Prabhu		15,900		515,520	447,760		979,180
Ryan McInerney		15,900				4,605	20,505
Rajat Taneja		15,900					15,900
Ellen Richey	684	15,900				10,000	26,584
Byron Pollitt		15,900				12,601(4)	28,501

(1)

Represents the cost of personal use (including commuting for Mr. Scharf) of a Company provided car and driver. The amount in the table is determined based on the incremental cost to Visa of the fuel related to the proportion of time the car was used for non-business trips and also includes the cost of the driver’s salary and benefits for the proportion of time the driver was utilized for non-business trips.

(2)	The maximum 401k match for calendar year 2015 was $15,900.

(3)

Includes: (i) contributions made on behalf of certain named executive officers under our charitable contribution matching programs, under which personal contributions meeting the guidelines of our program are eligible for Company matching contributions; (ii) donations made by the Company to non-profit organizations in recognition of a named executive officer’s service as a member of the organization’s board of directors or comparable body; and/or (iii) the aggregate incremental cost of using the Company’s tickets to sporting, cultural or other events. The total amounts of charitable contributions included in the table by named executive officers are: Ms. Richey $10,000 and Mr. Pollitt $10,000.

(4)	Includes retirement gifts valued at $1,959 and payment of unused paid-time-off of $642.

Grants of Plan-Based Awards in Fiscal Year 2015 Table

The following table provides information about non-equity incentive awards and long-term equity-based incentive awards granted during fiscal year 2015 to each of our named executive officers. Cash awards are made pursuant to the Visa Inc. Incentive Plan, as amended and restated, and equity awards are made pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated. Both plans have been approved by our stockholders. There can be no assurance that the grant date fair value of the equity awards will be realized by our named executive officers.

Name (a)	Award Type (b)(1)	Grant Date (c)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			All Other Stock Awards: Number of Shares or Stock/ Units (#) (j)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (k)(4)(5)	Exercise or Base Price of Option Awards ($/Share) (l)(5)	Grant Date Fair Value of Stock and Option Awards($) (m)(6)
				Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Charles W.	AIP			1,250,000	2,500,000	5,000,000
Scharf	PS	11/19/14	(8)				10,026	20,052	40,104				1,365,140	(10)
	PS	11/19/14	(9)				12,008	24,016	48,032				1,609,672	(10)
	RS	11/19/14								36,020			2,249,989
	Option	11/19/14									188,088	$62.4650	2,250,003
Vasant M.	AIP			408,699	817,397	1,634,794
Prabhu
	RS	2/9/15								113,012			7,500,041
Ryan	AIP			562,500	1,125,000	2,250,000
McInerney	PS	11/19/14	(8)				2,638	5,276	10,552				359,190	(10)
	PS	11/19/14	(9)				4,954	9,908	19,816				664,084	(10)
	RS	11/19/14								14,860			928,230
	Option	11/19/14									77,596	62.4650	928,242
Rajat	AIP			468,750	937,500	1,875,000
Taneja	PS	11/19/14	(9)				4,654	9,308	18,616				623,869	(10)
	RS	11/19/14								13,960			872,011
	Option	11/19/14									72,896	62.4650	872,018
Ellen	AIP			375,000	750,000	1,500,000
Richey	PS	11/19/14	(7)				3,776	7,552	15,104				543,933	(10)
	PS	11/19/14	(8)				2,428	4,856	9,712				330,596	(10)
	PS	11/19/14	(9)				2,396	4,792	9,584				321,184	(10)
	RSU	11/19/14								7,184			448,749
	Option	11/19/14									37,512	62.4650	448,737
Byron H.	AIP			n/a	n/a	n/a
Pollitt	PS	11/19/13	(7)				8,696	17,392	34,784				1,252,659	(10)
	PS	11/19/13	(8)				6,650	13,300	26,600				905,464	(10)
	PS	11/19/13	(9)				3,782	7,564	15,128				506,977	(10)
	RSU	11/19/13								11,348			708,853
	Option	11/19/13									59,248	62.4650	708,754

(1)	AIP refers to cash awards made pursuant to the Visa Inc. Incentive Plan.

PS refers to performance shares awarded under our 2007 Equity Incentive Compensation Plan.

RS and RSU refer to restricted stock awards and restricted stock units, respectively, granted under our 2007 Equity Incentive Compensation Plan.

Option refers to stock options granted under our 2007 Equity Incentive Compensation Plan.

(2)

Represents the range of possible cash awards under the Visa Inc. Incentive Plan. Actual awards are dependent on actual results against: (i) the corporate performance measures of Net Income – VIP adjusted, and Net Revenue Growth – VIP adjusted, and (ii) pre-established individual goals as described under the heading Fiscal Year 2015 Compensation – Annual Incentive Plan. The amounts shown in column (d) reflect the threshold payment level, which is 50% of the target amount in column (e). The amounts shown in column (f) are 200% of such target amount, which is the maximum possible award. The annual incentive plan targets for Mr. Prabhu were prorated based on his partial year of service in fiscal year 2015. The actual amounts awarded to our named executive officers under the annual incentive plan for fiscal year 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2015.

(3)	Represents the range of possible awards of performance shares granted in fiscal year 2015. Awards are capped at the maximum of 200% and can be as low as zero.

(4)

Equity awards made pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan will vest according to their terms, but may be subject to earlier vesting in full or continued vesting in the event of a termination of a grantee’s employment due to death, “disability” or “retirement” or a termination following a “change of control” of a grantee’s employment by us without “cause” or by the grantee for “good reason.” The terms disability, retirement, change of control, cause, and good reason are all defined in the applicable award agreement or the Equity Incentive Compensation Plan.

(5)

The stock options approved by the Compensation Committee on November 10, 2014 and November 13, 2014 were granted on November 19, 2014. The exercise price of these stock options was the fair market value of our Class A common stock on the applicable date of grant. The stock options generally vest in three substantially equal installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

(6)

Amounts are not an actual dollar amount received by our named executive officers in fiscal year 2015, but instead represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718. The aggregate grant date fair value calculation for the performance shares is discussed more detail in footnote 10 below.

(7)

Consistent with the requirements of ASC Topic 718, the amount represents the third of three portions of the performance share award made on November 19, 2012 for which the grant date fair value was established on November 19, 2014. The shares earned from this award vested on November 30, 2015.

(8)

Consistent with the requirements of ASC Topic 718, the amount represents the second third of the performance share award made on November 19, 2013 for which the grant date fair value was established on November 19, 2014. The shares earned from this award will vest on November 30, 2016.

(9)

Consistent with the requirements of ASC Topic 718, the amount represents the first third of the performance share award made on November 19, 2014 for which the grant date fair value was established on November 19, 2014. The shares earned from this award will vest on November 30, 2017.

(10)

Represents the value of performance shares based on the expected outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on (i) achieving the target level of EPS; and (ii) a relative TSR result modeled using a Monte-Carlo simulation.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table presents information with respect to equity awards previously made to each of our named executive officers that were outstanding on September 30, 2015.

Name	Award Type(1)	Grant Date		Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(5)	Equity Incentive Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(4)
Charles W. Scharf	PS	Various	(6)							128,240	8,933,198
	RS	11/19/2014						36,020	2,509,153
	RS	11/19/2013						20,056	1,397,101
	RS	11/19/2012						78,296	5,454,099
	Option	11/19/2014		0	188,088	62.4650	11/19/2024
	Option	11/19/2013		45,588	91,188	49.3475	11/19/2023
	Option	11/19/2012		483,280	135,756	36.4125	11/19/2022
Vasant M. Prabhu	RS	2/9/2015						113,012	7,872,416
Ryan McInerney	PS	Various	(6)							40,920	2,850,487
	RS	11/19/2014						14,860	1,035,148
	RS	11/19/2013						5,280	367,805
	RS	6/3/2013						24,088	1,677,970
	RS	6/3/2013						22,544	1,570,415
	Option	11/19/2014		0	77,596	62.4650	11/19/2024
	Option	11/19/2013		11,996	24,000	49.3475	11/19/2023
	Option	6/3/2013		65,548	32,776	45.0475	6/3/2023
Rajat Taneja	PS	11/19/2014	(6)							18,616	1,296,791
	RS	11/19/2014						13,960	972,454
	RS	2/4/2014						102,544	7,143,215
	Option	11/19/2014		0	72,896	62.4650	11/19/2024
	Option	2/4/2014		75,740	151,484	53.6350	2/4/2024
Ellen Richey	PS	Various	(6)							74,320	5,177,131
	RSU	11/19/2014						7,184	500,437
	RSU	11/19/2013						4,860	338,548
	RS	11/19/2012						18,312	1,275,614
	RSU	11/19/2012						3,780	263,315
	Option	11/19/2014		0	37,512	62.4650	11/19/2024
	Option	11/19/2013		11,036	22,080	49.3475	11/19/2023
	Option	11/19/2012		28,372	14,188	36.4125	11/19/2022
	Option	11/5/2011		42,328	0	23.1600	11/5/2021
	Option	11/5/2010		19,104	0	19.9500	11/5/2020
Byron Pollitt	PS	Various	(6)							172,688	12,029,446
	RSU	11/19/2014						11,348	790,502
	RSU	11/19/2013						13,300	926,478
	Option	11/19/2014		0	59,248	62.4650	11/19/2024
	Option	11/19/2013		0	60,472	49.3475	11/19/2023

(1)	PS refers to performance shares awarded under our 2007 Equity Incentive Compensation Plan.

RS and RSU refer to restricted stock awards and restricted stock units, respectively, granted under our 2007 Equity Incentive Compensation Plan.

Option refers to stock options granted under our 2007 Equity Incentive Compensation Plan.

(2)	Stock options generally vest in three substantially equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

(3)

Restricted stock awards and restricted stock units granted generally vest annually in three substantially equal installments beginning on the first anniversary of the date of grant. The restricted stock award of 22,544 shares granted to Mr. McInerney on June 3, 2013 will vest on the third anniversary of the date of grant if Mr. McInerney continues to be employed by the Company on such date.

(4)	The value shown is based on the September 30, 2015 per share closing price of our Class A common stock of $69.66.

(5)

Represents unearned shares under the performance share awards made in November 2012, November 2013 and November 2014. Based on guidance provided by the SEC, the maximum potential number of shares for such grants has been assumed. The amounts shown for the performance shares awarded on November 19, 2012 include the full award for which the performance period ended on September 30, 2015. Following the fiscal year-end, the actual shares earned from this award were determined to be 167.9% of target which is less than the 200% of target number included in this table. The amounts shown for the performance shares awarded on November 19, 2013 include only shares equal to the two-thirds of the award for which an EPS target has been established. The amounts shown for the performance shares awarded on November 19, 2014 include only shares equal to the one-third of the award for which an EPS target has been established. The table below provides additional detail.

(6)	The following table provides additional information as to the number of shares reported for performance shares as of September 30, 2015 in the Outstanding Equity Awards at 2015 Fiscal Year-End Table.

		Date when Conditions for Grant were Established					Vest Date
	Date when the Number of Performance Shares was Established	November 19, 2012	November 19, 2013	November 19, 2014	To be established in Fiscal Year 2016	To established in Fiscal Year 2017
	11/19/2013		40,104	40,104	40,112		11/30/2016
Charles W. Scharf	11/19/2014			48,032	48,024	48,024	11/30/2017
	Total		128,240
	11/19/2013		10,552	10,552	10,560		11/30/2016
Ryan McInerney	11/19/2014			19,816	19,816	19,808	11/30/2017
	Total		40,920
Rajat Taneja	11/19/2014			18,616	18,616	18,608	11/30/2017
	Total		18,616
Ellen Richey	11/19/2012(a)	15,104	15,104	15,104			11/30/2015
	11/19/2013		9,712	9,712	9,704		11/30/2016
	11/19/2014			9,584	9,576	9,576	11/30/2017
	Total		74,320
Byron Pollitt	11/19/2012(a)	34,788	34,784	34,788			11/30/2015
	11/19/2013		26,600	26,600	26,592		11/30/2016
	11/19/2014			15,128	15,128	15,128	11/30/2017
	Total		172,688

(a)	Displayed at maximum possible award (200% of target); following the completion of the performance period the final result was determined to be 167.9% of target.

Option Exercises and Stock Vested Table for Fiscal Year 2015

The following table provides additional information about the value realized by our named executive officers on stock option award exercises, restricted stock and restricted stock units vesting and performance shares vesting during the fiscal year ended September 30, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles W. Scharf	–	–	88,316	5,516,659
Ryan McInerney	–	–	26,720	1,825,250
Rajat Taneja	–	–	51,272	3,395,360
Ellen Richey	–	–	116,616	7,565,767
Byron Pollitt	212,904	7,425,563	191,848	12,428,973

(1)	Amounts reflect the aggregate difference between the exercise price of the stock option and the market price of our Class A common stock at the time of exercise.

(2)	Amounts reflect the aggregate market value of Class A common stock on the day on which the restricted stock, restricted stock units or performance shares vested.

Pension Benefits Table for Fiscal Year 2015

The following table shows the present value of accumulated benefits payable to our named executive officers, including the number of years of service credited to each executive, under the Visa Retirement Plan and the Visa Excess Retirement Benefit Plan. The value of the benefits is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles W. Scharf	Visa Retirement Plan	2.9	279,147	—
	Visa Excess Retirement Benefit Plan	2.9	—	—
Vasant M. Prabhu	Visa Retirement Plan	0.6	14,473	—

Ryan McInerney	Visa Retirement Plan	2.3	66,276	—
	Visa Excess Retirement Benefit Plan	2.3	—	—
Rajat Taneja	Visa Retirement Plan	1.8	28,160	—
	Visa Excess Retirement Benefit Plan	1.8	—	—
Ellen Richey	Visa Retirement Plan	8.0	1,075,254	—
	Visa Excess Retirement Benefit Plan	8.0	—	—
Byron Pollitt	Visa Retirement Plan	7.7	1,476,431	1,476,431
	Visa Excess Retirement Benefit Plan	7.7	—	—

Note:      Benefit accruals under the Visa Excess Retirement Benefit Plan were discontinued effective as of February 1, 2014.

Visa Retirement Plan

Under the Visa Retirement Plan, our U.S.-based employees, including our named executive officers, generally earn the right to receive certain benefits:

•	upon retirement at the normal retirement age of 65;

•	upon early retirement at or after age 55 (or at or after age 50 if hired prior to October 1, 2002) and having completed at least ten years of service with us; or

•	upon an earlier termination of employment, but solely if the employee is vested at that time.

Benefits under the Visa Retirement Plan are based on a cash balance benefit accrual formula. Under the formula, 6% of an employee’s eligible monthly pay will be credited each month to the employee’s notional cash balance account, along with interest each month on the account balance at an annualized rate equal to the 30-year U.S. Treasury Bond average annual interest rate for November of the previous calendar year. Accrued benefits under the Visa Retirement Plan become fully vested and nonforfeitable after three years of service.

Prior to January 1, 2011, retirement benefits were calculated as the product of 1.25% times the employee’s years of service multiplied by the employee’s monthly final average earnings for the last 60 consecutive months before retirement (or, for employees hired prior to October 1, 2002, the product of 46.25% times the employee’s years of service divided by 25 years, multiplied by the employee’s monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement). Eligible earnings include salary, overtime, shift differentials, special and merit awards and short-term cash incentive awards. The formula below provides an illustration of how the retirement benefits are calculated.

If an employee retires early, that is, between the ages of 55 and 64 (or between the ages of 50 and 61 if hired prior to October 1, 2002), and has completed at least ten years of service with the Company, the amount of that employee’s benefits is reduced for each complete year that the employee begins receiving early retirement benefits before the age of 65 (or before the age of 62 if hired prior to October 1, 2002). If an employee retires prior to becoming eligible for early or normal retirement, the amount of his or her benefits is actuarially reduced and is generally not as large as if the employee had continued employment until his or her early or normal retirement date.

The Visa Retirement Plan began transitioning to cash balance benefits effective January 1, 2008 and completed the transition effective January 1, 2011. The change to a cash balance benefit formula took effect immediately for employees hired or rehired after December 31, 2007. However, for employees hired before January 1, 2008 (and not rehired thereafter), the applicable Visa Retirement Plan benefit formula described above was grandfathered for a three-year period and grandfathered employees continued to accrue benefits under that benefit formula. Their accrued benefits at December 31, 2010 (the last day of the grandfathered period) or the date they terminated employment, if earlier, were preserved. Because we completed the conversion to a cash balance plan formula beginning on January 1, 2011, all future benefit accruals will be under the cash balance benefit formula.

Visa Excess Retirement Benefit Plan

Prior to February 1, 2014, we also provided for benefit accruals under an excess retirement benefit plan. To the extent that an employee’s annual retirement income benefit under the Visa Retirement Plan exceeds the limitations imposed by the Internal Revenue Code, such excess benefit is paid from our non-qualified, unfunded, noncontributory Visa Excess Retirement Benefit Plan. The vesting provisions of, and formula used to calculate the benefit payable pursuant to, the Visa Excess Retirement Benefit Plan are generally the same as those of the Visa Retirement Plan described above, except that benefits are calculated without regard to the Internal Revenue Code tax-qualified plan limits and then offset for benefits paid under the qualified plan. Effective February 1, 2014, we discontinued benefit accruals under the Visa Excess Retirement Benefit Plan.

Non-qualified Deferred Compensation for Fiscal Year 2015

Visa Deferred Compensation Plan

Under the terms of the Visa Deferred Compensation Plan, eligible participants are able to defer up to 100% of their cash incentive awards or sign-on bonuses, if they submit a qualified deferral election. Benefits under the Visa Deferred Compensation Plan will be paid based on one of the following three distribution dates or events previously elected by the participant: (i) immediately upon, or up to five years following, retirement; (ii) immediately upon, or in the January following, termination; or (iii) if specifically elected by the participant, in January in a specified year while actively employed. However, upon a showing of financial hardship and receipt of approval from the plan administrator, a plan participant may be allowed to access funds in his or her deferred compensation account earlier than his or her existing distribution election(s). Benefits can be received either as a lump sum payment or in annual installments, except in the case of pre-retirement termination, in which case the participant must receive the benefit in a lump sum. Participants are always fully vested in their deferrals under the Visa Deferred Compensation Plan. Upon termination of the Visa Deferred Compensation Plan within 12 months of a “change of control,” participants’ benefits under the Visa Deferred Compensation Plan will be paid immediately in a lump sum.

Visa 401k Plan and Visa Excess 401k Plan

The Visa 401k Plan is a tax-qualified 401(k) retirement savings plan pursuant to which all of our U.S.-based employees, including our named executive officers, are able to contribute up to 50%, or 13% for highly compensated employees, of their salary up to the limit prescribed by the Internal Revenue Code to the Visa 401k Plan on a pre-tax basis. Employees also have the option of contributing on an after-tax basis from 1% up to 50%, or 13% for highly compensated employees, of salary or a combination of pre-tax and after tax contributions that do not exceed 50%, or 13% for highly compensated employees, of salary. All contributions are subject to the Internal Revenue Code limits. If an employee reaches the statutory pre-tax contribution limit during the calendar year, an employee may continue to make contributions to the Visa 401k Plan on an after-tax basis, subject to any applicable statutory limits.

During fiscal year 2015, we contributed a matching amount equal to 200% of the first 3% of pay that was contributed by employees to the Visa 401k Plan. All employee and matching contributions to the Visa 401k Plan are fully vested upon contribution.

Prior to February 1, 2014, we also provided for a contribution in an excess 401k plan. Because the Internal Revenue Code limits the maximum amount a company and an employee can contribute to an employee’s 401(k) plan account each year, we continued to provide the matching contribution, after the applicable Internal Revenue Code limits are reached, to the Visa Excess 401k Plan, which is a non-qualified noncontributory retirement savings plan. Employees are eligible to participate in the Visa Excess 401k Plan if their salaries are greater than the Internal Revenue Code pay cap or if the total of their contributions and our matching contributions to the Visa 401k Plan exceed the Internal Revenue Code benefit limit. The features of the Visa Excess 401k Plan are generally the same as under the Visa 401k Plan, except that benefits cannot be rolled over to an IRA or another employer’s qualified plan. Effective February 1, 2014, we discontinued any future contributions to the Visa Excess 401k Plan.

The following table provides information about each of our named executive officer’s contributions, earnings, distributions, and balances under the Visa Deferred Compensation Plan and the Visa Excess 401k Plan in fiscal year 2015.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Charles W. Scharf	Excess 401k Plan	—	—	—	—	47,711
	Deferred Compensation Plan	—	—	—	—	—
Vasant M. Prabhu	Excess 401k Plan	—	—	—	—	—
	Deferred Compensation Plan	—	—	—	—	—
Ryan McInerney	Excess 401k Plan	—	—	—	—	11,979
	Deferred Compensation Plan	—	—	—	—	—
Rajat Taneja	Excess 401k Plan	—	—	—	—	—
	Deferred Compensation Plan	—	—	—	—	—
Ellen Richey	Excess 401k Plan	—	—	1,001	—	152,580
	Deferred Compensation Plan	—	—	—	—	—
Byron Pollitt	Excess 401k Plan	—	—	16,893	—	245,319
	Deferred Compensation Plan	—	—	—	—	—

The following table shows the funds available under the Visa Deferred Compensation Plan and the Excess 401k Plan and their annual rate of return for fiscal year 2015, as reported by the administrator of the plans.

Name of Fund	Rate of Return (%)
Alger Capital Appreciation Institutional Fund-Institutional Class(1)	2.06%
Dodge & Cox Income (2)	0.16%
Dodge & Cox International Stock	-16.19%
Fidelity Balanced Fund – Class K	-0.65%
Fidelity Low-Priced Stock Fund – Class K	2.02%
PIMCO Total Return Fund-Instl Class(1)	1.58%
Spartan U.S. Equity Index Fund-Investor Class	-0.61%
T. Rowe Price Equity Income(2)	-9.01%
Vanguard Extended Market Index Fund – Institutional Plus Shares	-0.17%
Vanguard Morgan Growth Fund Class —Admiral Shares(2)	4.88%
Vanguard Total Bond Market Index Fund – Admiral Shares	2.75%
Vanguard Total Stock Market Index Fund – Admiral Shares	-0.58%
Vanguard Prime Money Market Fund – Institutional Shares	0.07%
Vanguard Total International Stock Index Fund – Institutional Plus Shares	-10.68%

(1)	This fund is not available under the Visa Excess 401k Plan.

(2)	This fund is not available under the Visa Deferred Compensation Plan.

Employment Arrangements and Potential Payments upon Termination or Change of Control

The following discussion relates only to the offer letters with our named executive officers that were in effect during fiscal year 2015. We do not have employment agreements with our named executive officers.

Offer Letters with Charles W. Scharf, Vasant M. Prabhu, Ryan McInerney and Rajat Taneja

We executed offer letters with each of Mr. Scharf, Mr. Prabhu, Mr. McInerney and Mr. Taneja in connection with their employment by Visa. Each of these offer letters was the result of negotiations with the Company, during which the Compensation Committee consulted with Cook & Co., its independent compensation consultant, and legal counsel with expertise in executive compensation matters. In connection with the negotiation of the offer letters the Compensation Committee also reviewed relevant market data, the compensation levels of our other executive officers, and the terms of each executive’s compensation arrangements with his previous employer, including the value each would forfeit with such employer by agreeing to join Visa.

Charles W. Scharf

On October 23, 2012, we executed an offer letter with Charles W. Scharf under which he became our Chief Executive Officer on November 1, 2012. In connection with his appointment and under the terms of his offer letter, Mr. Scharf received a one-time make-whole equity award consisting of restricted stock and stock options that were structured in value, form and timing to replicate compensation that he forfeited by leaving his former employer to join Visa. A portion of Mr. Scharf’s make-whole equity award vested immediately on the date of grant. The unvested remainder of the make-whole award vests in three substantially equal annual installments beginning on the first anniversary of the date of grant, assuming Mr. Scharf’s continued employment by the Company through each such date.

In November 2012, we also entered into an aircraft time-sharing agreement with Mr. Scharf, which governs Mr. Scharf’s personal use of the Company’s aircraft during his employment and requires his reimbursement to the Company for the incremental operating costs of any such use. Please see the section entitled “Compensation Discussion and Analysis – Perquisites and Other Personal Benefits” for additional information regarding this agreement.

Vasant M. Prabhu

On January 27, 2015, we executed an offer letter with Vasant M. Prabhu under which he became our Executive Vice President and Chief Financial Officer on February 9, 2015. Pursuant to the terms of his offer letter, Mr. Prabhu receives an annual base salary of $850,000 and was eligible to participate in our annual incentive plan for fiscal year 2015, with a target bonus of 150% of his base salary and a maximum bonus opportunity of 300% of his base salary. Mr. Prabhu also was eligible to receive a long-term incentive award with an annual target value equal to $4,875,000.

As negotiated as part of the offer letter, in order to compensate him for forfeited incentives from his prior employer, Mr. Prabhu was entitled to receive a one-time cash sign-on bonus of $2,500,000. Also to compensate him for other forfeited payments from his prior employer, Mr. Prabhu is entitled to receive $7,500,000 in January 2017, which will be reduced if he voluntary terminates employment with us other than for good reason within the first year of his start date of employment. The reduced payment will equal his full months of completed employment within that one-year divided by 12, multiplied by $7,500,000. Mr. Prabhu also received a one-time make-whole equity award structured in value and vesting to replicate compensation that he forfeited by leaving his former employer to join Visa. The make-whole award is comprised of restricted stock with a grant date value of approximately $7,500,000, which converted into 113,012 shares. The shares subject to the make-whole award will vest in three substantially equal annual installments beginning on the first anniversary of the date of grant. Because the grant of the make-whole equity award and the sign-on bonus are one-time events, they are not considered to be a part of Mr. Prabhu’s ongoing target annual compensation.

Ryan McInerney

On May 20, 2013, we executed an offer letter with Ryan McInerney under which he became our President on June 3, 2013. In connection with his appointment and under the terms of his offer letter, Mr. McInerney received a one-time make-whole equity award consisting of restricted stock and stock options that were structured in value, form and timing to replicate compensation that he forfeited by leaving his former employer to join Visa. The shares subject to the make-whole award vest in three substantially equal installments on each of the three anniversaries of the date of grant. Mr. McInerney also received a one-time sign-on bonus that was payable 50% in cash shortly after his commencement of employment with the Company, and 50% in restricted stock that vests in full on the third anniversary of the date of grant, assuming Mr. McInerney’s continued employment by the Company through such date.

Rajat Taneja

On November 6, 2013, we executed an offer letter with Rajat Taneja under which he became our Executive Vice President, Technology on November 25, 2013.

As negotiated as part of the offer letter, in order to compensate him for forfeited incentives from his prior employer, Mr. Taneja was entitled to receive a one-time cash sign-on bonus of $2,000,000. Mr. Taneja also received a one-time make-whole equity award structured in value and vesting to replicate compensation that he forfeited by leaving his former employer to join Visa. The make-whole award was comprised of restricted stock with a grant date value of approximately $8,250,000, which converted into 153,816 shares, and stock options with a grant date value of approximately $2,750,000, which converted into options to purchase 227,224 shares. The shares subject to the make-whole award will vest in three substantially equal annual installments beginning on the first anniversary of the date of grant. Because the grant of the make-whole equity award and the sign-on bonus are one-time events, they are not considered to be a part of Mr. Taneja’s ongoing target annual compensation.

Pursuant to the terms of their offer letters, each of Mr. Scharf, Mr. Prabhu, Mr. McInerney and Mr. Taneja are also eligible to participate in the Visa Inc. Executive Severance Plan, the terms of which are discussed below.

Executive Severance Plan

We believe that it is appropriate to provide severance pay to an executive officer whose employment is involuntarily terminated by us without “cause,” and, in some cases, voluntarily terminated by the executive for “good reason” (each as defined in the Executive Severance Plan), to provide transition income replacement that will allow the executive to focus on our business priorities. Our Executive Severance Plan provides for severance pay to our executive officers under certain circumstances. We believe the level of severance provided by this Plan is consistent with the practices of our compensation peer group and is necessary to attract and retain key employees.

Our named executive officers are participants in the Executive Severance Plan, which provides for lump sum severance of two times base salary plus target annual incentive awards, and a prorated bonus for any partial performance period under the annual incentive plan. The Executive Severance Plan does not provide for any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control.

Equity Incentive Awards

Pursuant to the terms of certain award agreements under the Visa Inc. 2007 Equity Incentive Compensation Plan, if the employment of a named executive officer is involuntarily terminated by us without “cause” at any time or voluntarily terminated by the named executive officer for “good reason” within two years following a change of control (as such terms are defined in the plan or applicable award agreement), then the unvested portion of any equity incentive award will become fully vested (and at target levels, with respect to performance shares). There are generally no “single-trigger” payments available to named executive officers upon a change of control.

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our named executive officers in the event of a termination of the executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2015 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see the Grants of Plan-Based Awards in Fiscal Year 2015 Table, the Pension Benefits Table for Fiscal Year 2015 and the section entitled Non-qualified Deferred Compensation for Fiscal Year 2015 for additional information. Payments that would be made over a period of time have been estimated as the lump sum present value using 120% of the applicable federal rate. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Visa.

Termination Payments and Benefits for Charles W. Scharf

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	56,687	56,687		56,406		14,157
Cash Severance	7,000,000	7,000,000		–		–
Pro-rata incentive for fiscal year 2015	3,310,000	2,500,000		2,500,000		2,500,000
Unvested Restricted Stock/ Restricted Stock Units	5,454,099	9,360,354		3,906,254		3,906,254
Unvested Options	4,513,548	7,719,097		3,205,549		3,205,549
Unvested Performance Shares	–	9,209,052	(1)	4,462,524	(2)	4,462,524	(2)

Total	20,334,334	35,845,190		14,130,733		14,088,484

(1)

Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

(2)

Includes the target number of shares, prorated for the portion of the performance period completed. In the event of a termination due to death or disability, the actual amount earned for these grants will be determined following the completion of the performance period and a prorated number of the final shares earned will vest.

Termination Payments and Benefits for Vasant M. Prabhu

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)	Disability ($)	Death ($)
Health and Welfare Benefits	55,850	55,850	55,573	13,950
Cash Severance	4,250,000	4,250,000	–	–
Pro-rata incentive for fiscal year 2015	1,082,234	817,397	817,397	817,397
Unvested Restricted Stock/ Restricted Stock Units	7,872,416	7, 872,416	7,872,416	7,872,416
Unvested Options	--	--	--	--
Unvested Performance Shares	--	--	--	--

Total	13,260,500	12,995,663	8,745,386	8,703,763

Termination Payments and Benefits for Ryan McInerney

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	55,850	55,850		55,573		13,950
Cash Severance	3,750,000	3,750,000		–		–
Pro-rata incentive for fiscal year 2015	1,489,500	1,125,000		1,125,000		1,125,000
Unvested Restricted Stock/ Restricted Stock Units	3,248,385	4,651,338		4,651,338		4,651,338
Unvested Options	806,699	1,852,503		1,852,503		1,852,503
Unvested Performance Shares	–	3,173,152	(1)	1,424,036	(2)	1,424,036	(2)

Total	9,350,434	14,607,843		9,108,450		9,066,827

(1)

Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

(2)

Includes the target number of shares, prorated for the portion of the performance period completed. In the event of a termination due to death or disability, the actual amount earned for these grants will be determined following the completion of the performance period and a prorated number of the final shares earned will vest.

Termination Payments and Benefits for Rajat Taneja

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	30,669	30,669		30,517		7,681
Cash Severance	3,375,000	3,375,000		–		–
Pro-rata incentive for fiscal year 2015	1,241,250	937,500		937,500		937,500
Unvested Restricted Stock/ Restricted Stock Units	7,143,215	8,115,669		8,115,669		8,115,669
Unvested Options	2,427,531	2,952,018		2,952,018		2,952,018
Unvested Performance Shares	–	1,944,907	(1)	647,711	(2)	647,711	(2)

Total	14,217,665	17,355,763		12,683,415		12,660,579

(1)

Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

(2)

Includes the target number of shares, prorated for the portion of the performance period completed. In the event of a termination due to death or disability, the actual amount earned for these grants will be determined following the completion of the performance period and a prorated number of the final shares earned will vest

Termination Payments and Benefits for Ellen Richey

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Retirement(3) ($)		Disability ($)		Death ($)
Health and Welfare Benefits	19,590		19,590		–		19,492		4,892
Cash Severance	2,700,000		2,700,000		–		–		–
Pro-rata incentive for fiscal year 2015	993,000		750,000		–		750,000		750,000
Unvested Restricted Stock/ Restricted Stock Units	1,102,300		1,102,300		1,102,300		2,377,914		2,377,914
Unvested Options	1,190,114		1,190,114		1,190,114		1,190,114		1,190,114
Unvested Performance Shares	3,593,620	(1)	3,593,620	(2)	3,593,620	(2)	3,593,620	(1)	3,593,620	(1)

Total	9,598,624		9,355,624		5,886,034		7,931,140		7,916,540

(1)

Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.

(2)

Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

(3)

Ms. Richey meets the conditions for “retirement” contained in certain of her equity award agreements and as a result, the unvested portions of these grants would fully vest or continue to vest upon her termination of employment.

Termination Payments and Benefits for Byron Pollitt

Upon Mr. Pollitt’s retirement on May 29, 2015, certain of his outstanding stock option grants and restricted stock unit awards 1) vested in full and all applicable restrictions lapsed, 2) will continue to vest over the original vesting period or 3) were forfeited upon his date of termination. Based on the fair market value of our Class A common stock on May 29, 2015 of $68.68, the value of restricted stock units vested was $597,516, the value of restricted stock units that will continue to vest was $1,692,825, the value of options that vested and became exercisable was $1,054,244, the value of options that continue to vest was $1,537,301. Mr. Pollitt’s unearned outstanding performance share awards are still subject to corporate performance metrics and to the extent they are deemed earned, will not vest until the conclusion of the applicable performance period. Mr. Pollitt did not receive cash severance payments in connection with his retirement. Because Mr. Pollitt was not employed as of the last day of fiscal year 2015, no table of potential payments that would have been made based on a termination of employment on the last day of fiscal year 2015 is provided.

PROPOSAL 2 – APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

We are asking our Class A stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement, including the section entitled Compensation Discussion and Analysis, the compensation tables and the related narrative discussion. This proposal, commonly known as a “Say-on-Pay” proposal, gives our Class A stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in detail under the heading Compensation Discussion and Analysis above, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals, corporate goals and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis section of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and the Compensation Committee value the views of our Class A stockholders, and will carefully review and consider the voting results for this proposal when evaluating our executive compensation programs.

The board of directors has adopted a policy providing for an annual Say-on-Pay vote. Unless the board of directors modifies this policy, the next Say-on-Pay vote will be held at our 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – APPROVAL OF THE VISA INC. 2007 EQUITY

INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

Background

We are asking stockholders to reapprove the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated, or the EIP. Except for the amendments described below under “Proposed Amendments,” the terms of the EIP are identical to the terms of the plan that stockholders approved on January 31, 2012. We are asking stockholders to re-approve the EIP, as amended, in order to permit certain awards that may be granted in the future under the EIP to continue to qualify as performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, or the Code, and to make the other changes described below. We are not asking for the approval of additional shares under the EIP at this time.

The board unanimously reapproved the EIP, with the amendments described below on October 21, 2015 and directed that the EIP be submitted to our stockholders for approval at the Annual Meeting.

Purpose and Key Features of the EIP

As described in detail in the section entitled Compensation Discussion and Analysis of this proxy statement, the EIP is an equity incentive plan that is designed to align management interests with those of stockholders, provide opportunities for wealth creation and ownership, and encourage a long-term focus, all of which we believe promotes director and employee retention. The EIP is designed to promote our long-term success and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, employees and consultants.

It contains features that are consistent with good governance as well as the interests of stockholders, including the following:

•	Performance Based Compensation. The EIP provides for performance-based awards under Section 162(m) of the Internal Revenue Code to enhance the deductibility of compensation.

•	Fair Market Value Grants. The exercise price of each option or stock appreciation right may not be less than the fair market value of our Class A common stock on the date of grant.

•

No Repricing. To better align our executive officers’ long-term interests with those of our stockholders, the EIP does not allow the repricing of stock grants once they are awarded, without prior stockholder approval.

•

Flexibility. The EIP was designed with the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons.

•	Committee Administration. The EIP is administered by a compensation committee composed solely of independent directors.

•	Specific Limits. The EIP provides specific limits on the number of awards that may be made.

Proposed Amendments

The only amendments to the plan since the last stockholder approval in 2012 are as follows:

•	limit the value of annual equity grants that may be made to non-employee directors to $500,000 a year; and

•	provide that these plan amendments are effective date as of the date when they are approved by stockholders.

As required under Section 4.2 of the plan, the plan has also been updated to adjust the shares available for issuance to reflect the stock-split approved by stockholders on January 28, 2015. On October 22, 2014, the board amended the EIP to specify that equity agreements will be governed by the law of the state chosen in the award agreement.

Consequence of Failure to Approve the Proposal

Generally, Code Section 162(m) does not permit publicly traded companies like Visa to take a tax deduction for compensation in excess of $1 million that is paid to the chief executive officer or any of the three other most highly compensated executive officers (other than the principal financial officer) in any calendar year unless that compensation is paid under a performance based plan that has been approved by the stockholders and satisfies certain other criteria. If our stockholders do not approve the EIP at the Annual Meeting, we may continue to grant awards under the EIP. However, future grants under the EIP may not qualify as performance-based compensation under Code Section 162(m) and the deductibility of awards made to covered employees may be limited.

Description of the EIP

The following is a summary of the material features of the EIP, as amended and restated, but does not describe all of its terms. Therefore, you are encouraged to read the complete text of the EIP included as Annex A to this proxy statement. Capitalized terms used in this Proposal 3 are defined in the EIP. In the event of any inconsistency between the EIP and this summary, the EIP will control.

Administration of the EIP

Our Compensation Committee has the exclusive authority to operate, manage and administer the EIP in accordance with its terms and conditions. As administrator of the EIP, the Compensation Committee has the authority to grant awards to those individuals who are eligible to receive awards under the EIP. Among other things, the Compensation Committee has the power to determine the non-employee directors, employees and consultants who will be granted awards, the size and types of awards, the terms and conditions of awards, and the form and content of the award agreements. The Compensation Committee is also authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the EIP. The Compensation Committee also has the authority to interpret the EIP and award agreements and has the authority to correct any defects, supply any omissions and reconcile any inconsistencies in the EIP and/or any award agreements. The Compensation Committee’s decisions and actions concerning the EIP are final and conclusive. Within the limitations of the EIP and applicable law, the Compensation Committee may delegate its responsibilities under the EIP to persons selected by it. Our board is permitted, under certain circumstances, to exercise all of the Compensation Committee’s powers under the EIP.

Eligible Participants

Our employees and consultants and those of our eligible subsidiaries and affiliates, as well as our non-employee directors, are eligible to receive awards under the EIP.

Shares Subject to the EIP

Up to 154,144,637 shares, subject to adjustment in the event of certain corporate events, stock splits, and similar transactions, may be issued pursuant to awards granted under the EIP. This amount has been adjusted to reflect the approval of the stock split by our stockholders on January 28, 2015. We are not requesting the approval of additional shares under the EIP at this time.

As of September 30, 2015, of the 236,000,000 shares reserved for issuance under the EIP, 104,161,840 shares had been issued, 16,452,224 shares were subject to outstanding awards and 154,144,637 shares remained available for grant. As of September 30, 2015, approximately 10,950 employees, directors and consultants were eligible for awards under the EIP. As of September 30, 2015, the closing price of a share of our class A common stock was $69.66 per share. The shares subject to awards under the EIP may be authorized and unissued shares or previously issued shares we re-acquired.

The aggregate number of shares subject to awards granted under the EIP will not be reduced by shares of our class A common stock subject to awards that have been canceled, expired, forfeited or settled in cash. In addition, any shares subject to an award or portion of an award that is forfeited, terminated or settled for cash or otherwise expires will be available for future awards under the EIP. If we or one of our subsidiaries acquires or combines with another company, any awards that may be granted under the EIP in substitution or exchange for outstanding stock options or other awards of the other company will not reduce the shares available for issuance under the EIP.

Types of Awards

Under the EIP, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock and restricted stock unit awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Stock Options. A stock option is the right to purchase a specified number of shares of Class A common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the award agreement and EIP. Stock options may either be granted in the form of incentive stock options, which may be eligible for special tax treatment under the Code, or nonqualified stock options. The Compensation Committee sets the exercise price of each stock option, which cannot be less than 100% of the fair market value of our Class A common stock at the time of grant. The terms of any incentive stock option granted under the EIP must comply with the provisions of Section 422 of the Code. Stock options granted in substitution or exchange for stock options or awards of another company involved in a corporate transaction with us or a subsidiary will have an exercise price that is intended to preserve the economic value of the award that is replaced. The exercise price of any stock options may be paid in cash, shares of Class A common stock already owned by the option holder, or any other method the Compensation Committee approves, such as a cashless broker-assisted exercise, that complies with applicable law, or any combination of these methods.

Stock options are evidenced by an award agreement specifying the exercise price, the vesting schedule, the number of shares granted, and the other terms of the stock option. Stock options expire at the time set forth in the agreement, however no stock option shall be exercisable later than ten years from the date of grant. Unless the award agreement provides otherwise, the EIP provides that stock options terminate immediately upon the termination of a participant, although the Compensation Committee may determine in its discretion that an option awards may be exercised following a termination.

Stock Appreciation Rights. A stock appreciation right, or SAR, is the right to receive the appreciation in the fair market value of our class A common stock between the date of grant and the exercise date for the number of shares of our Class A common stock that are exercised. A SAR may be granted as a stand-alone award, or in tandem with the grant of a stock option. When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the exercise price of the SAR and (b) the fair market value of a share of our Class A common stock on the date the SAR is exercised. SARs granted with a stock option will be exercisable or terminate only when the related stock option is exercisable or terminates. A stock option will no longer be exercisable to the extent that the holder exercises the related SAR. Likewise, a SAR will not be exercisable to the extent that a related stock option is exercised. SARs may be settled in cash, shares or a combination of cash and shares.

Each SAR is evidenced by an award agreement specifying the exercise price, the vesting schedule, the number of shares granted, and the other terms of the SAR. SARs expire at the time set forth in the award agreement, and any SAR granted in tandem with a stock option will have the same term as the related stock option. No SAR shall be exercisable more than 10 years after it is granted. When a participant’s service terminates, the unvested portion of the SAR will be forfeited unless otherwise provided in the award agreement. Unless the applicable award agreement or certificate provides otherwise, the EIP provides that SARs cease to be exercisable upon the termination of a participant, though the Compensation Committee may determine in its discretion that an option award may be exercised following a termination.

Restricted Stock and Restricted Stock Unit Awards. Restricted stock is an award of shares of our Class A common stock that vests in accordance with the terms and conditions set forth in the award agreement. Until the applicable restrictions lapse, the shares are subject to forfeiture and may not be sold or otherwise disposed of by the participant who holds them. After all conditions and restrictions applicable to such shares of restricted stock have been satisfied or lapse, such shares shall become freely transferable by such participant.

Restricted stock units confer the right to receive shares at a future date and are denominated in units of shares of our Class A common stock. No shares of stock actually are issued to the recipient of a restricted stock unit on the grant date. Instead, when a restricted stock unit award vests, it is settled by a delivery of shares, a cash payment determined by the then-current fair market value of the shares, or a combination of shares and cash.

Each restricted stock award or restricted stock unit is evidenced by an award agreement specifying the number of shares, the vesting schedule, the vesting conditions, and the other terms of the restricted stock award or restricted stock unit. Vesting of restricted stock awards and restricted stock units may be based on continued employment or service and/or satisfaction of performance goals or other conditions established by the Compensation Committee. Unless set forth in the award agreement, a recipient of restricted stock will have the rights of a stockholder during the restriction period, including the right to receive any dividends, which may be subject to the same restrictions as the restricted stock. A recipient of restricted stock units will have none of the rights of a stockholder unless and until shares are actually delivered to the participant. Upon termination of employment or a period of service, or failure to satisfy other vesting conditions, a participant’s unvested shares of restricted stock and unvested restricted stock units are forfeited, unless the participant’s award agreement, or the Compensation Committee, provides otherwise.

Performance Units, Performance Shares and Cash-Based Awards. Performance units, performance shares and/or cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. Each performance unit shall have an initial value that is established by the Compensation Committee at the time of grant. Each performance share shall have an initial value equal to the fair market value of a share on the date of grant. Each cash-based award shall have a value that is determined by the Compensation Committee. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares of Class A common stock or a combination thereof depending upon the extent to which performance goals or other conditions the Compensation Committee established at the time of grant are satisfied. The number of performance units, performance shares and cash-based awards granted to a participant is determined by the Compensation Committee. A participant’s award agreement describes the effect of a termination of employment on the participant’s performance units, performance shares or cash-based award. The Compensation Committee shall determine the extent to which any pre-established performance goals or other terms and conditions of the awards have been attained (or not attained) at the completion of the performance period. The Compensation Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such award.

The performance goals applicable to payment of performance units, performance shares and/or cash-based awards may provide for a targeted level or levels of achievement using one or more of the measures set forth below.

•	net sales	•	expense levels
•	revenue	•	stockholder equity
•	revenue growth or product revenue growth	•	year-end cash

•	operating income (before or after taxes)	•	cash flow return on investment
•	pre- or after-tax income (before or after allocation of corporate overhead and bonus)	•	cash flow or cash flow per share (before or after dividends)
•	earnings per share	•	financing and other capital raising transactions (including sales of our equity or debt securities; factoring transactions)
•	net income (before or after taxes)	•	research and development achievements
•	return on equity	•	operating efficiencies
•	total shareholder return	•	debt reduction
•	return on assets or net assets	•	market share
•	appreciation in and/or maintenance of the price of the our Class A common stock or any other of our publicly-traded securities	•	cost of capital or assets under management
•	gross profits	•	reductions in costs
•	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization)	•	working capital levels, including cash, inventory and accounts receivable
•	economic value-added models or equivalent metrics	•	financial ratios, including those measuring liquidity, activity, profitability or leverage;
•	comparisons with various stock market indices	•	operating margins, gross margins or cash margin;
•	return on capital (including return on total capital or return on invested capital)	•

strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors))

•

implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel

		•	sales or licenses of our assets, including our intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions
•

regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; passing pre-approval inspections (whether ours or third parties))

		•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements

Performance measures may be determined either individually, alternatively, or in any combination, applied to either Visa as a whole or to a business unit, division, department or function of Visa or any of our subsidiaries, and measured over a period of time as specified by the Compensation Committee. Each award agreement shall set forth the extent to which the participant shall have the right to retain performance units, performance shares and cash-based awards following the participant’s termination.

Other Stock-Based Awards. The Compensation Committee may grant to participants other awards (which may include rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our Class A common stock. Other stock-based awards may be granted either alone or in addition to other stock awards granted under the EIP. Each other stock-based award will be evidenced by an agreement specifying the date of grant, the number of shares or cash equivalent subject to the award, and other terms of the award. The Compensation Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Fair Market Value

Fair market value is generally defined by the EIP as the last sale price reported for our Class A common stock on the New York Stock Exchange on the date for which fair market value is being determined. In the event no sale is reported on that date, the fair market value is the last sale price on the last preceding day on which a sale was reported.

Vesting Periods

Awards under the EIP, other than a stock option, SAR, or cash-based award are known as “full value” awards and, will vest over not less than three years following the date the award is made, or in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the performance period. The Compensation Committee may provide that such vesting restrictions lapse or are waived upon the participant’s death, disability, retirement or other specified termination or upon a change of control. The Compensation Committee may grant full value awards that will result in the issuance of up to 5% of the shares reserved for issuance under the EIP without regard to the minimum vesting provisions.

Limitations on the Number of Shares that may be Awarded to a Participant under the EIP

No participant may receive stock options and SARs for more than 8,000,000 shares in any fiscal year. In connection with a participant’s commencement of service for Visa or a subsidiary or affiliate, a participant may be granted stock options and SARs for up to an additional 8,000,000 shares. No participant shall receive restricted stock awards, restricted stock units and performance shares intended to qualify as performance based compensation under Code Section 162(m) for more than 8,000,000 shares in any fiscal year. The maximum amount that may be paid to a participant with respect to performance units or cash-based awards intended to qualify as performance based compensation under Code Section 162(m) for an annual performance period is $30 million. For performance periods of different duration, the limit is $30 million multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is 12. The foregoing limits are subject to adjustment in the event of certain corporate events, stock splits, and similar transactions. In addition, under the newly amended plan subject to stockholder approval, no director may receive an award with a maximum grant date value of more than $500,000 in any fiscal year.

Adjustments to the Shares Available for Issuance under the EIP

In the event of any corporate event or transaction, such as a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, dividend or other distribution, stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other similar change in corporate structure, partial or complete liquidation of Visa or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Compensation Committee shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered, the size of the plan reserve, and the individual participant limits, in order to prevent dilution or enlargement of participants’ rights under the EIP. The Compensation Committee shall also make appropriate adjustments and modifications in the terms of any outstanding awards to reflect any such events, adjustments, substitutions or changes.

The Compensation Committee’s adjustment shall be effective and binding for all purposes of the EIP, subject to the restrictions specified in the EIP.

Repricing of Stock Options or SARs

Except for adjustments to reflect the effects of certain corporate transactions, the exercise price of stock options and the grant price of SARs may not be lowered, stock options and SARs may not be cancelled or exchanged for stock options or SARs with a lower exercise price or grant price, and stock options and SARs with an exercise price or grant price, as the case may be, that is higher than the current fair market value may not be cancelled in exchange for cash or any other type of award, in each case without prior stockholder approval.

Transferability of Awards

Except as otherwise determined by the Compensation Committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution. The Compensation Committee may permit transferability for certain awards, on a general or specific basis, and may impose conditions and limitations on any permitted transferability, provided that no award may be transferred for value or other consideration without first obtaining approval by our stockholders.

Clawback Policy

Awards made under the EIP will be subject to recoupment, clawback or similar policy as in effect from time to time, as well as similar provisions of applicable law. These policies may require repayment or forfeiture of awards and payouts under certain circumstances. Our current Clawback Policy is discussed in more detail under the heading “Compensation Discussion and Analysis – Policy Regarding Clawback of Incentive Compensation” in this proxy statement.

Change of Control

In the event of a change of control, as defined in the EIP, the Compensation Committee, in its discretion and on such terms and conditions as it deems appropriate, may take any of the following actions:

•	provide that any outstanding awards become vested, non-forfeitable and/or exercisable;

•	cancel or terminate restrictions or other conditions applicable to awards or deem any performance goals achieved;

•	remove from awards any restrictions on transfer, sale assignment, pledge or other disposition;

•	treat target payment opportunities attainable under any performance-based awards as fully or partially earned immediately prior to the effective date of the change of control;

•	substitute for each share subject to an award the consideration received by stockholders in the transaction;

•

convert awards into a right to receive cash equal to the spread between the exercise price, grant price or outstanding unpaid purchase price, as applicable, and the highest price per share paid in the transaction or, if higher, the highest fair market value of a share during the 30 consecutive business days immediately prior to the closing date of the transaction, multiplied by the number of shares subject to such award; and

•

provide that an award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a change of control; or provide that awards be assumed or replaced. In the event that an award is not assumed or replaced, then such award will (a) become fully vested, non-forfeitable and/or exercisable, (b) have its restrictions, performance goals or other conditions cancelled, terminated or deemed achieved, (c) have any restrictions on transfer, sale assignment, pledge or other disposition with respect to such award lapse, and (d) have any target payment opportunities under such outstanding performance-based award deemed to have been fully earned for the entire performance period immediately prior to the change of control. Unless otherwise provided in an award agreement, if a participant with respect to whom an award has been assumed or replaced is terminated without “cause” or for “good reason” by us, an affiliate or a subsidiary after the change of control, all outstanding awards held by such terminated employee will (x) become fully vested, non-forfeitable and/or exercisable, (y) have their restrictions, performance goals or other conditions cancelled, terminated or deemed achieved, or (z) have any restrictions on transfer, sale assignment, pledge or other disposition lapse. However, with respect to outstanding performance-based awards not assumed or replaced, such awards will be deemed achieved for the entire performance period(s) immediately prior to the change of control and (i) any awards denominated in shares will be paid a pro rata number of shares (or, in the discretion of the Compensation Committee, the equivalent fair market value in cash of such shares) based on the target or, if greater, actual performance and (ii) any such awards denominated in cash will be paid a pro rata amount of cash, in either case for the length of the performance period prior to either the change of control or an individual’s termination of service, as applicable.

Term of the EIP

The EIP, as amended and restated, will become effective upon approval by our stockholders and will remain in effect until all shares subject to the EIP have been delivered and any restrictions on such shares have lapsed, unless the EIP is terminated earlier by our board. No awards may be granted under the EIP on or after ten years from the date it was approved by our board.

Amendments, Modification or Termination of the EIP

The board may amend, alter, suspend, discontinue or terminate the EIP or any portion of it at any time. However, changes that would increase the maximum number of shares which may be sold or awarded under the EIP, decrease the minimum stock option price or grant price, change the class of persons eligible to receive awards under the EIP, extend the duration of the EIP or the period during which stock options or SARs may be exercised, or that otherwise require stockholder approval to comply with any applicable law, regulation or rule may not be made without stockholder approval.

The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any awards granted under the EIP. Any such action that would adversely affect the right of any participant shall not be made without the consent of the affected participant.

Notwithstanding the foregoing, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting Visa, any affiliate, or financial statements of Visa or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the EIP.

New Plan Benefits

No awards that are conditioned upon stockholder approval of the EIP have been approved. The following table shows the number of awards made under the EIP, including any awards that were subsequently cancelled or surrendered for taxes, which Visa has awarded, to date, including awards that were made in the last completed fiscal year to each named executive officer, all current executive officers as a group, all current non-employee directors as a group and all employees, including all officers who are not executive officers, as a group:

Name and Position	Number of Securities Underlying Stock Options Granted
Charles W. Scharf	943,900
Vasant M. Prabhu	—
Ryan McInerney	211,916
Rajat Taneja	300,120
Ellen Richey	1,004,312
Byron Pollitt	1,755,624
All Current Executive Officers as a Group	3,425,416
All Current Non-Employee Directors as a Group	—
All Employees, Other than Current Executive Officers, as a Group	59,284,372

Certain Federal Income Tax Consequences under the EIP

The following discussion of certain of the U.S. federal income tax consequences of awards under the EIP is based on current U.S. federal tax laws and regulations and does not purport to be a complete discussion. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the EIP is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options.  The grant of a non-qualified stock option does not result in taxable income to the optionee or a deduction for us at the time it is granted. Instead, an optionee exercising a stock option will generally realize taxable compensation at that time in the amount of the difference between the stock option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. Generally, we will be allowed a deduction for federal income tax purposes in an amount equal to the taxable compensation realized by the optionee in the year of exercise. The optionee’s tax basis in the option shares is equal to the stock option price paid for the shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options.  An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying shares generally depend upon whether the optionee was an employee of Visa or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and we will not be allowed an income tax deduction at any time. The difference between the stock option exercise price and the amount realized upon disposition of the shares by the optionee will constitute either a long-term capital gain or a long-term capital loss.

If the optionee meets the employment rule, but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes the excess of the fair market value of the shares at the date of exercise over the option exercise price as ordinary income in the year of the disqualifying disposition. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the shares were held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the stock option exercise price. In both situations, the tax deduction we are allowed will be limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, we are not required to withhold any federal income tax in the event of a disqualifying disposition. Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock.  Upon the grant of restricted stock, a participant will not recognize taxable income and we will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the grant. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, we are generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were vested/delivered to the participant pursuant to the award.

Restricted Stock Unit Awards, Performance Share Awards, Performance Unit Awards, and Other Stock Based Awards.  A participant who receives a restricted stock unit award, performance share award, performance unit award or other stock-based award which includes a performance and/or vesting requirement or other restriction that must be satisfied prior to payment will not recognize any income for federal income tax purposes at the time of the grant of such award and we are not entitled to a deduction at that time.

When any part of a performance share award or award of restricted stock units is paid (in the case of cash) or delivered (in the case of shares) to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares delivered.

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and we generally will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Cash-Based Awards.  A participant who receives a cash-based award will realize compensation taxable as ordinary income in an amount equal to the cash paid at the time of such payment. Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and we generally will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income.

Impact of Section 409A.  Section 409A of the Code applies to deferred compensation, unless the compensation was both deferred and vested prior to January 1, 2005. Generally speaking, “deferred compensation” is compensation earned currently, the payment of which is deferred to a later taxable year, and an amount is “vested” on the date that the participant’s right to receive the amount is no longer conditioned on the participant’s performance of services or upon the occurrence of an event (such as a change in control) or the achievement of performance goals that are substantially related to the purpose of the compensation.

Stock options, restricted stock awards, restricted stock unit awards, performance share awards, and other stock-based awards available under the EIP are designed either to be exempt from the requirements of Code Section 409A or to satisfy its requirements. Awards subject to Code Section 409A and that fails to satisfy its requirements will subject the award holder to immediate taxation, an interest penalty, and an additional 20% tax on the amount underlying the award.

Limitations on Our Section 162(m) Deduction

With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to our Chief Executive Officer and our three other highest-paid executive officers (other than the principal financial officer), who are collectively the “Covered Employees”. Compensation paid to the Covered Employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Once approved by our stockholders, the EIP will permit us to grant awards intended to qualify as performance-based compensation under Code Section 162(m).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE VISA INC. 2007 EQUITY INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of September 30, 2015 for the Visa 2007 Equity Incentive Compensation Plan which was approved by our stockholders and the Employee Stock Purchase Plan, which was approved by our stockholders on January 28, 2015. We do not have any equity compensation plans that have not been approved by our stockholders, except as noted in footnote 2 below. For a description of the awards issued under the Equity Incentive Compensation Plan, see Note 16 – Share-based Compensation to our fiscal year 2015 consolidated financial statements, which is included in our Form 10-K.

Plan Category	(a) Number of shares of Class A common stock issuable upon exercise of outstanding options and purchase rights	(b) Weighted-average exercise price of outstanding options and purchase rights	(c) Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders	9,151,111(1)	$29.01	174,430,730(3)
Equity compensation plans not approved by stockholders	526,606(2)	$11.74	—
Total	9,677,717	$28.07	174,430,730

(1)

In addition to stock options, the Equity Incentive Compensation Plan authorizes the issuance of restricted stock, restricted stock units, performance shares and other stock-based awards. The maximum number of shares issuable as of September 30, 2015 pursuant to outstanding restricted stock units and performance shares totals 1,442,522 and 1,263,962, respectively.

(2)

These shares may be issued upon the exercise of stock options issued by the Company to replace certain CyberSource Corporation stock options that were outstanding at the time the Company acquired CyberSource in fiscal year 2010. These stock options were issued under certain provisions of the Equity Incentive Compensation Plan, which permit Visa to issue stock options in connection with certain acquisition transactions.

(3)	As of September 30, 2015, 154 million shares and 20 million shares were available for issuance under the Equity Incentive Compensation Plan and the Employee Stock Purchase Plan, respectively.

PROPOSAL 4 – APPROVAL OF THE VISA INC. INCENTIVE PLAN, AS AMENDED AND RESTATED

Background

The Visa Inc. Incentive Plan, or the VIP, was originally adopted by our Compensation Committee in 2007 and was last approved by our stockholders on January 27, 2011. In October 2015, our Compensation Committee unanimously approved amendments to the VIP. The board then directed that the VIP be submitted to our stockholders for approval at the Annual Meeting.

As described in detail in our Compensation Discussion and Analysis section of this proxy statement, the VIP is a cash-based annual incentive plan that is designed to reward annual performance and achievement of strategic goals, align employee interests with those of our stockholders, and provide market-competitive compensation to eligible employees on an individual basis.

The VIP is designed to preserve the deductibility of payments that constitute performance-based compensation under Section 162(m) of Internal Revenue Code, or Section 162(m), as well as payments not intended to constitute performance-based compensation under Section 162(m). Under Section 162(m), certain executive compensation in excess of $1 million per year paid to some of our executive officers is generally not deductible for federal income tax purposes unless that compensation is paid under a performance based plan that is approved by our stockholders and satisfies certain other criteria.

We are asking our stockholders to reapprove the VIP so that we may continue to take the federal tax deduction under Section 162(m) for performance-based compensation payable to certain of our executives.

Proposed Amendments

The only amendments to the plan since the last stockholder approval in 2011 are as follows:

•

Amend the plan to allow for flexibility by permitting the EVP, Human Resources to designate a date other than July 1 as the cutoff date for plan participation. If no date is designated, July 1 remains the default cutoff date.

•

Amend the plan’s eligibility requirements to state that an individual deferring all or a portion of the VIP award will be eligible to receive the deferred portion if they continue employment through the end of the fiscal year.

•	Clarify the plan’s provisions regarding service to provide that only active service is recognized (unless as required by local law or policy).

•	Update the titles of Global Head of Human Resources to EVP, Human Resources and Head of Total Rewards to SVP, Total Rewards.

Description of the VIP

The following is a summary of the material features of the VIP, and does not describe all of the VIP’s terms. We urge you to read the complete text of the VIP included as Annex B to this proxy statement. Capitalized terms used in this Proposal are defined in the VIP. In the event of any inconsistency between the VIP and this summary, the VIP will control.

Purpose.  The purpose of the VIP is to provide a cash incentive opportunity to our employees whose performance contributes to our ability to achieve our business results. The VIP focuses our employees’ efforts on the achievement of specific goals in support of our business strategy and provides for an opportunity to receive annual payouts based on individual and/or corporate performance, depending on the employee’s level at Visa.

Eligibility and Participation.  Unless otherwise determined by the Compensation Committee, all of our regular full-time and part-time active employees who are employed no later than July 1, and for a minimum of three months, of a plan year, or performance period, which corresponds with our fiscal year, are eligible to participate in the VIP unless they participate in another annual incentive plan. In addition, subject to certain exceptions, employees must be employed on the date the Compensation Committee or our Chief Executive Officer, as applicable, determines the amount of the individual awards under the VIP. Temporary employees, leased employees, consultants and independent contractors are not eligible to participate in the VIP.

Incentive Awards Performance Goals.

Threshold Corporate Goals.  The Compensation Committee may establish a pool for an applicable performance period, pursuant to which incentive awards are granted to participants, subject to the achievement of one or more threshold corporate goals and subject to a maximum award amount of $10 million for any participant who is subject to Section 162(m).

Additional Performance Goals.  Incentive awards may also be subject to additional corporate and individual performance goals, the targeted achievement of which may be expressed as a percentage of an employee’s pay.

Corporate goals, including any applicable threshold corporate goals, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) must be based on one or more of the following criteria:

•	Revenue;

•	Earnings Per Share;

•	Net Income;

•	Cash Flow;

•	Operating Margins, Gross Margin, Cash Margin or Profit Margin;

•	Operating Income or Operating Profit;

•	Assets or Return on Assets;

•	Stockholder Equity or Return on Equity;

•	Return on Capital;

•	Economic Value Added; or

•	Stock Price or Total Stockholder Return.

Corporate goals, including any applicable threshold corporate goals, may be based on absolute target numbers or relative results in one or more such categories compared to a prior period. At the Compensation Committee’s discretion, the measures associated with the corporate goals may be based on pro forma numbers and may either include or exclude the effect of payment of the bonuses under the VIP and any of our other bonus plans. The Compensation Committee also may provide for the adjustment of a performance goal to exclude (i) certain extraordinary non-recurring items or (ii) the effect of any changes in accounting principles affecting our overall or a business unit’s reported results. For our Chief Executive Officer and other participants who are covered by Section 162(m), corporate goals, including threshold corporate goals that apply to compensation intended to constitute performance-based compensation under Section 162(m) must be approved by the Compensation Committee within the time period required under the regulations applicable under Section 162(m).

Individual goals, if applicable, are determined and documented at the beginning of the plan year, or shortly after hire for new hires. Depending on the participant’s level, his or her goals will be established by either the Compensation Committee, our management, or jointly by the participant and management with the final determination to be made by management. Individual goals can be revised after the beginning of the plan year to reflect changing business priorities or changes in a participant’s job or role.

If a participant’s target award percentage, if applicable, is changed during the plan year, his or her final target award percentage will be prorated for the portion of time spent at each target award percentage or as otherwise determined by the Company to the extent permitted by applicable law or policy. However, to the extent necessary to comply with Section 162(m), the target award percentage, if applicable, may be reduced but not increased for the chief executive officer and any other participants who are covered by Section 162(m) after the percentage has been established for the plan year.

Incentive Award Payment.

Determination of Award Amounts.  After the plan year ends, our management (subject to final approval of the chief executive officer) or, for any participant covered by Section 162(m), the Compensation Committee, will determine the payment amount of individual awards based on the achievement of (i) threshold corporate performance goals and/or (ii) corporate and individual performance goals, provided that no payment based on the achievement of these goals may be greater than $10 million in any plan year for each of the chief executive officer and other participants covered by Section 162(m).

With respect to any individual performance goals other than those for the chief executive officer and other participants covered by Section 162(m), management will recommend a payout level of the individual component for the participant based on the participant’s performance and certain payout guidelines determined by the chief executive officer with respect to the plan year. The Compensation Committee determines the payout level relating to any individual goals for the chief executive officer and any other participants who are covered by Section 162(m).

Payment Eligibility.  Participants generally must be actively employed on the date final awards are approved by the chief executive officer or the Compensation Committee, as applicable. However, participants who defer their awards are eligible to receive the deferred portion if they are employed at the end of the fiscal year and with respect to employees who are on a leave of absence as of such approval date or whose employment terminates prior to such approval date by reason of death, Disability or Normal Retirement or pursuant to severance benefit plan or agreement, the Executive Vice President, Human Resources or, with respect to the CEO and other participants covered by Section 162(m), the Compensation Committee, may provide for a pro rata award payment based on the portion of the plan year that the participant was eligible to participate in the VIP, provided that any applicable threshold corporate goals and/or corporate goals with respect to any participant covered by Section 162(m) shall have been attained in order for such pro rata payment to be made.

Form of Payment.  Awards are paid to participants in cash, provided that the Compensation Committee, in its discretion, may determine for any performance period that all or a portion of awards to one or more participants will instead be paid in shares of our common stock to the extent permitted under the applicable equity plan.

Timing of Payment.  Awards are paid to participants as soon as practical after the end of each plan year, but no later than December 15 of the subsequent plan year.

VIP Administration.

The VIP is interpreted and administered by our Executive Vice President, Human Resources, in consultation with our Senior Vice President, Total Rewards, and determinations by the Executive Vice President, Human Resources as to plan interpretation and administration are final and binding on all parties. With respect to compensation intended to constitute performance-based compensation under Code Section 162(m), the Compensation Committee plays this role to the extent required under Code Section 162(m). The VIP shall be interpreted and construed in a manner as to cause payments intended to constitute performance-based compensation under Section 162(m) to qualify as performance-based compensation under Section 162(m). The VIP may be amended or terminated at any time for any reason by the Compensation Committee. Stockholder approval shall be obtained in connection with any amendment for which stockholder approval is necessary.

Unfunded Plan; Participants are General Creditors.

Award amounts are paid from our general funds and participants are considered unsecured general creditors with no special or prior right to any of our assets for payments under the VIP. Nothing in the VIP is intended to create a trust for the benefit of any participant or to create a fiduciary relationship between us and any participant with respect to any of our assets.

Tax Withholding.

Awards paid under the VIP are subject to all applicable withholding taxes.

Clawback Policy.

Awards granted and amounts payable or paid under the Plan are subject to the applicable provisions of our clawback policy, as it may be amended from time to time. Accordingly, such awards and amounts may be subject to cancellation, rescission, payback or other action in accordance with the policy.

New Plan Benefits

The amount of awards payable under the VIP, if any, to any participant is not determinable as awards have not yet been determined under the VIP. Participation in VIP does not guarantee the payment of an award, and all awards under the VIP are discretionary and subject to approval by our Chief Executive Officer or the Compensation Committee, as described above. In addition, following the transition period described above, no amounts will be paid to any participant under the VIP if stockholder approval of the VIP is not obtained. In that event, we would likely consider other forms of incentive compensation as necessary or appropriate to attract or retain key employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE VISA INC. INCENTIVE PLAN, AS AMENDED AND RESTATED.

PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit and Risk Committee has appointed KPMG LLP as our independent registered public accounting firm to audit the financial statements of Visa Inc. and its subsidiaries for the fiscal year ending September 30, 2016. KPMG has been our independent auditor since our initial public offering in 2008, and KPMG audited our financial statements for fiscal year 2015. The Audit and Risk Committee also periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit and Risk Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. In determining whether to reappoint KPMG, the Audit and Risk Committee considered several factors including:

●	the length of time KPMG has been engaged;

●	KPMG’s independence and objectivity;

●	KPMG’s capability and expertise in handling the complexity of Visa’s global operations in our industry;

●	historical and recent performance, including the extent and quality of KPMG’s communications with the Audit and Risk Committee, and feedback from management regarding KPMG’s overall performance;

●	recent Public Company Accounting Oversight Board inspection reports on the firm; and

●	the appropriateness of KPMG’s fees, both on an absolute basis and as compared with its peers.

The Audit and Risk Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2016. Although ratification is not required, the board is submitting a proposal to ratify KPMG’s appointment to our stockholders because we value our stockholders’ views and as a matter of good corporate practice. In the event that our stockholders fail to ratify KPMG as the Company’s independent registered public accounting firm, it will be considered a recommendation to the Audit and Risk Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit and Risk Committee may in its discretion select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company by KPMG for fiscal years 2015 and 2014 (in thousands):

Services Provided	Fiscal Year 2015	Fiscal Year 2014
Audit fees(1)	$6,690	$6,139
Audit-related fees(2)	1,865	1,614
Tax fees(3)	52	78
All other fees(4)	70	90
Total	$8,677	$7,921

(1)

Represents aggregate fees billed for professional services rendered in connection with annual financial statement audits, audits of our internal control over financial reporting, preparation of comfort letters and consents related to SEC registration statements, quarterly review of financial statements and for services related to local statutory audits.

(2)

Represents aggregate fees billed for assurance and related audit services (but not included in the audit fees set forth above). The assurance and related audit services include employee benefit plan audits, review of internal controls for selected information systems and business units (Statement on Standards for Attestation Engagement No. 16 audits), services related to web trust certifications and consultations on financial accounting and reporting standards.

(3)	Represents aggregate fees billed for tax services in connection with the preparation of tax returns, other tax compliance services, and tax planning services.

(4)	Represents fees billed for data analytic and eXtensible Business Reporting Language (XBRL) services.

Consistent with SEC and Public Company Accounting Oversight Board, or PCAOB, requirements regarding auditor independence, the Audit and Risk Committee has responsibility for appointing, setting the compensation for and overseeing the work of our independent registered public accounting firm. In accordance with its charter and the Audit and Risk Committee’s Pre-Approval Policy (“Pre-Approval Policy”), the Audit and Risk Committee is required to pre-approve all audit and internal control-related services and permitted non-audit services, including the terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Risk Committee prior to the completion of the audit. In addition, the Audit and Risk Committee’s charter requires the Committee to review and discuss with the independent registered public accounting firm any documentation supplied by it as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the firm’s independence. During fiscal year 2015, all services KPMG provided to the Company were pre-approved by the Audit and Risk Committee in accordance with applicable SEC regulations and the Pre-Approval Policy, and the Audit and Risk Committee reviewed and discussed the documentation KPMG supplied to it as to tax services and the potential effect of the provision thereof on KPMG’s independence.

To further help ensure the independence of our independent registered public accounting firm, we have adopted policies and procedures relating to the engagement of our independent registered public accounting firm and the hiring of employees or former employees of the independent registered public accounting firm.

VOTING AND MEETING INFORMATION

Information About Solicitation and Voting

This proxy is solicited on behalf of the board for use at the Annual Meeting to be held at the Crown Plaza Hotel, 1221 Chess Drive, Foster City, California 94404 on Wednesday, February 3, 2016 at 8:30 a.m. Pacific Time, and any adjournment or postponement thereof. We will provide a live and re-playable webcast of the Annual Meeting, which will be available on the Events Calendar section of our investor relations website at http://investor.visa.com.

Who Can Vote

Stockholders as of the record date for the Annual Meeting, December 7, 2015, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 1,935,671,482 shares of Visa Class A common stock outstanding and entitled to vote. Each share of Class A common stock is entitled to vote on each matter properly brought before the meeting.

Stockholder of Record: Shares Registered in Your Name

If on December 7, 2015, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at (866) 456-9417 (within the U.S.) or +1 (651) 306-4433 (outside the U.S.).

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on December 7, 2015, your Class A shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How to Vote

If you are a stockholder of record there are several ways for you to vote your shares:

•

By mail.  If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than February 2, 2016 to be voted at the Annual Meeting.

•	By telephone or via the Internet. Instructions are shown on your Notice of Internet Availability or proxy card.

•

In person at the Annual Meeting.  You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

If you are a beneficial owner of Class A shares, you should receive a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or the voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

If the Annual Meeting is adjourned or postponed, your proxy will still be effective and will be voted at the rescheduled or adjourned Annual Meeting. You will still be able to change or revoke your proxy until the rescheduled or adjourned Annual Meeting.

Change or Revoke a Proxy or Vote

If you are a stockholder of record, you may change or revoke your vote before the completion of voting at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest telephone or Internet vote received by 11:59 p.m. Eastern Time on February 2, 2016 will be counted;

•	attending the Annual Meeting in person and voting again (your attendance at the Annual Meeting without further action will not revoke your vote); or

•	delivering a written revocation to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999, before the Annual Meeting.

If you are a beneficial owner of Class A shares, you must follow the instructions provided by the broker or other nominee holding your shares for changing your vote.

How Proxies are Voted

If you are a Class A stockholder of record and you submit a proxy card, but you do not provide voting instructions on the card, your shares will be voted:

•	FOR the election of the eleven directors nominated by our board and named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers;

•	FOR the approval of the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated;

•	FOR the approval of the Visa Inc. Incentive Plan, as amended and restated; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

If you are a beneficial owner of Class A shares and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on your behalf. Under the NYSE’s rules, brokers and nominees have the discretion to vote on routine matters such as proposal 5, but do not have discretion to vote on non-routine matters such as proposals 1-4. Therefore, if you do not provide voting instructions to your broker or nominee, your broker or nominee may only vote your shares on proposal 5 and any other routine matters properly presented for a vote at the Annual Meeting.

Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting with respect to all of the proposals to be considered at the Annual Meeting. However, broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to any of the proposals.

We need a quorum with respect to each proposal being submitted for stockholder vote. A quorum exists when holders of at least a majority of the outstanding shares of Class A common stock are represented at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 1,935,671,482 shares of Class A common stock outstanding, meaning that holders of at least 967,835,742 shares of Class A common stock must be represented at the Annual Meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit your vote by mail, by telephone, or via the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes also will count towards the quorum requirement. If a quorum is not met, holders of a majority of the shares of Class A common stock present at the Annual Meeting may adjourn the meeting to a later date.

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held. With respect to all proposals, you may vote FOR, AGAINST or ABSTAIN. The vote required to approve each proposal is set forth below.

Proposal	Vote Required	Impact of Broker Non-Votes	Impact of Abstentions
1 – Election of eleven directors	Majority of the Class A Shares Cast for Each Director Nominee	No Impact	No Impact
2 – Approval, on an advisory basis, of the compensation paid to our named executive officers	Majority of the Class A Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	No Impact	Counts Against
3 – Approval of the Visa Inc. 2007 Equity Incentive Compensation Plan	Majority of the Class A Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	No Impact	Counts Against
4 – Approval of the Visa Inc. Incentive Plan	Majority of the Class A Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	No Impact	Counts Against
5 – Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2016	Majority of the Class A Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	Not Applicable	Counts Against

Proxy Solicitor

We will bear the expense of soliciting proxies. We have retained D. F. King & Co. to solicit proxies for a fee of $11,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Visa personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the fiscal year 2015 Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Voting Results

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR, AGAINST and ABSTAIN votes, and broker non-votes. We also have retained an independent inspector of election, who will certify the election results and perform any other acts required by the General Corporation Law of the State of Delaware.

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Viewing the List of Stockholders

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for ten days preceding the Annual Meeting, at our offices in Foster City, California or at the Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (650) 432-7644 to schedule an appointment.

Attending the Meeting

If you are a holder of our Class A common stock as of the close of business on the Record Date and you plan to attend the Annual Meeting in person, you must contact our Investor Relations Department at (650) 432-7644 by January 29, 2016 to reserve a seat at the Annual Meeting. All holders of our common stock who plan to attend the Annual Meeting will be required to provide proof of their stock ownership as of the Record Date, such as an account or brokerage statement showing such ownership as of the close of business on the Record Date. In order to vote at the Annual Meeting, Class A holders who are the beneficial owner of their shares also must bring a legal proxy from the organization that holds their shares. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the Record Date and are authorized to vote on behalf of the firm.

Anyone seeking admittance to the Annual Meeting who cannot prove ownership or representation as of the close of business on the Record Date, or who has not reserved a seat in advance, may not be admitted. In addition, stockholders must also bring a form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport to gain entry to the Annual Meeting.

When you arrive, signs will direct you to the meeting room. Due to security measures, all bags will be subject to search, and all persons who attend the Annual Meeting may be subject to a metal detector or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. We will not permit the use of cameras (including cell phones with photographic or video capabilities) and other recording devices in the meeting room. If you need assistance at the meeting because of a disability, please call our Investor Relations Department at (650) 432-7644, at least two weeks in advance of the meeting. Please visit the Investor Relations page of our website at http://investor.visa.com for directions to the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404.

An audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on February 3, 2016. Although stockholders accessing the Annual Meeting via the webcast will be able to listen to the meeting, they will not be considered present at the Annual Meeting and will not be able to vote through the webcast or ask questions. An archived copy of the webcast will be available on our website through March 2, 2016. Registration to listen to the webcast will be required.

OTHER INFORMATION

Stockholder Nomination of Director Candidates and Other Stockholder Proposals for 2017 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is August 13, 2016. All such proposals must be in writing and received by our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2017 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Under our Bylaws, director nominations and other business may be brought before an annual meeting of stockholders only by or at the direction of the board or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. To propose a candidate to be considered for nomination at our 2017 annual meeting or for a proposal to be timely under the Bylaws as now in effect, stockholders must deliver or mail their nomination submission or other stockholder notice of a proposal so that it is received by our Corporate Secretary no earlier than 120 days and no later than 90 days prior to the date of the annual meeting. However, if we provide stockholders less than 100 days’ notice or other prior public disclosure of the date of our 2017 annual meeting, we must receive stockholder nomination submissions no later than the close of business on the 10th day following the earlier of the day on which we mailed or otherwise publicly disclosed notice of the meeting date. The nomination submission or notice of a proposal must include all of the information specified in our Bylaws. For a nomination submission, the required information includes identifying and stockholding information about the nominee, information about the stockholder making the nomination, and the stockholder’s ownership of and agreements related to our stock. It also must include the nominee’s consent to serve if elected. Please refer to the advance notice provisions of our Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals. A copy of our Bylaws may be obtained by visiting the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance” or by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may contact our Investor Relations Department at (650) 432-7644 or Investor Relations, Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for the fiscal year ended September 30, 2015 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://investor.visa.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, CA 94128-8999.

ANNEX A

VISA INC.

2007 EQUITY INCENTIVE COMPENSATION PLAN

(Amended and Restated as of February 3, 2016)

ARTICLE I

ESTABLISHMENT; PURPOSES; AND DURATION

1.1        Establishment of the Plan.  The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards. Following adoption of the Plan by the Board of Directors, the Plan shall become effective upon the date on which the Plan is approved by the Company’s stockholders, which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall remain in effect as provided in Section 1.3

1.2        Purposes of the Plan.  The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the stockholders of the Company.

1.3        Duration of the Plan.  The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVI, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten (10) years from the Effective Date.

ARTICLE II

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1        “Affiliate” means any entity (other than the Company and any Subsidiary) (a) in which the Company owns or controls, directly or indirectly fifty percent (50%) or more of the voting power or economic interests of such entity, or (b) that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee.

2.2        “Assumed” means that pursuant to a transaction resulting in a Change of Control, either (a) the Award is expressly affirmed by the Company or (b) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change of Control, in connection with such Change of Control, with appropriate adjustments to the number and kind of securities of such surviving or successor corporation or entity, or such other applicable parent, subsidiary, corporation or entity, subject to the Award and the exercise or purchase price thereof, which preserves the compensation element of the Award existing at the time of such Change of Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.3        “Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

2.4        “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5        “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

2.6        “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7        “Cash-Based Award” means an Award, whose value is determined by the Committee, granted to a Participant, as described in Article IX.

2.8        “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.9        “Change of Control” means the occurrence of any of the following:

(a)      an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company) by any Person of any Voting Securities of the Company, immediately after which such Person has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.9(a), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(b)      any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person), other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company, Beneficial Ownership of Voting Securities of the Company possessing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.9(b), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(c)      the individuals who, immediately prior to the Effective Date, are members of the Board (the “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election of any new director was approved by a vote of at least a majority of the Company Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Company Incumbent Board; provided further, however, that no individual shall be considered a member of the Company Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-12(c) promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Company Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Company Proxy Contest; or

(d)      the consummation of any merger, consolidation, recapitalization or reorganization involving the Company unless:

(i)    the stockholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Company Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, consolidation, recapitalization or reorganization; and

(ii)    the individuals who were members of the Company Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least a majority of the members of the board of directors of the Company Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Company Surviving Corporation, and

(iii)    no Person, other than (A) the Company, (B) any Related Entity, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, recapitalization or reorganization, was maintained by the Company, the Company Surviving Corporation, or any Related Entity or (D) any Person who, together with its Affiliates, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of more than fifty percent (50%) of the then outstanding Voting Securities of the Company, owns, together with its Affiliates, Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company Surviving Corporation’s then outstanding Voting Securities (a transaction described in clauses (d)(i) through (d)(iii) above is referred to herein as a “Non-Control Transaction”); or

(e)      any approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company; or

(f)      any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company to any Person (other than (A) a transfer or distribution to a Related Entity, or (B) a transfer or distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities of the Company by the Company which, by reducing the number of Voting Securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial

Owner of any new or additional Voting Securities of the Company which in either case increases the percentage of the then outstanding Voting Securities of the Company Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to occur.

Solely for purposes of this Section 2.9, (1) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and (2) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Relative (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose. None of the Company or any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Shares.

2.10        “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.11        “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate; provided, however, that with respect to Awards hereunder intended to qualify as performance-based compensation under Code Section 162(m), the Committee shall consist solely of two or more members of the Board who are not Employees and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).

2.12        “Company” means Visa Inc., a Delaware corporation.

2.13        “Company Incumbent Board” shall have the meaning provided in Section 2.9(c).

2.14        “Company Proxy Contest” shall have the meaning provided in Section 2.9(c).

2.15        “Company Surviving Corporation” has the meaning provided in Section 2.9(d)(i).

2.16        “Consultant” means an independent contractor who is a natural person and performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.17        “Director” means any individual who is a member of the Board of Directors of the Company.

2.18        “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XI.

2.19        “Effective Date” means February 3, 2016.

2.20        “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the

Company, a Subsidiary and/or an Affiliate during such period. For purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.20 shall be considered an Employee for purposes of the Plan.

2.21        “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.22        “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3, such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.23        “Fiscal Year” means the calendar year, or such other consecutive twelve (12)-month period as the Committee may select.

2.24        “Full Value Award” means any Award other than an Option, Stock Appreciation Right or Cash-Based Award.

2.25        “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.

2.26        “Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.27        “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.28        “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.29        “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.30        “Non-Control Acquisition” means an acquisition (whether by merger, stock purchase, asset purchase or otherwise) by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which fifty percent (50%) or more of its total value or total voting power of its Voting Securities or equity interests is owned, directly or indirectly, by the Company (a “Related Entity”); (b) the Company or any Related Entity; (c) any Person in connection with a Non-Control Transaction; or (d) any Person that owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the outstanding Voting Securities of the Company on the Effective Date.

2.31        “Non-Control Transaction” shall have the meaning provided in Section 2.9(d).

2.32        “Non-Employee Director” means a Director who is not an Employee.

2.33        “Non-Qualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.34        “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.35        “Option” or “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option, as described in Article VI.

2.36        “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.37        “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.38        “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.39        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.40        “Performance Share” means an Award of a performance share, whose initial value is equal to the Fair Market Value of a Share on the date of grant, granted to a Participant, as described in Article IX.

2.41        “Performance Unit” means an Award of a performance unit, whose initial value is established by the Committee at the time of grant, granted to a Participant, as described in Article IX.

2.42        “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.43        “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.44        “Plan” means this Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated.

2.45        “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.46        “Replaced” means that pursuant to a transaction resulting in a Change of Control, the Award is replaced with a comparable stock award or a cash incentive program by the Company, the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change of Control, in connection with such Change of Control, which preserves the compensation element of the Award existing at the time of such Change of Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.47        “Restricted Stock” means an Award granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.48        “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.49        “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.50        “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.51        “Separation from Service” means a Termination that qualifies as a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

2.52        “Share” means a share of Class A common stock, par value $0.0001 per share, of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.2).

2.53        “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.

2.54        “Subject Person” has the meaning provided in Section 2.9.

2.55        “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.56        “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.57        “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.58        “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

2.59        “Voting Securities” shall mean, with respect to any Person that is a corporation, all outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

ARTICLE III

ADMINISTRATION

3.1        General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.

3.2        Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3        Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a)      select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b)      determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c)      determine the sizes and types of Awards;

(d)      determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e)      grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f)      grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the non-qualified deferred compensation rules under Code Section 409A, where applicable;

(g)      make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, Good Reason, disability, retirement or in connection with a Change of Control and whether a leave constitutes a Termination;

(h)      construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(i)      establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(j)      establish and administer any performance goals in connection with any Awards, including performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained;

(k)      construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(l)      establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(m)      make all valuation determinations relating to Awards and the payment or settlement thereof;

(n)      grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(o)      subject to the provisions of Article XV, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(p)      at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(q)      subject to the provisions of Section 15.1, offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Participant at the time such offer is made;

(r)      determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s)      exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4        Award Agreements.  The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more

Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5        Discretionary Authority; Decisions Binding.  The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its stockholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6        Delegation of Administration.  Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not (a) delegate to any executive officer of the Company or an Affiliate, or a committee that includes any such executive officer, the Committee’s authority to grant Awards, or the Committee’s authority otherwise concerning Awards, awarded to executive officers of the Company or an Affiliate; (b) delegate the Committee’s authority to grant Awards to consultants unless any such Award is subject to approval by the Committee; (c) delegate its authority to correct defects, omissions or inconsistencies in the Plan; or (d) delegate its authority with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code if such delegation would cause the Awards to fail to so qualify. Any such authority delegated or allocated by the Committee under this Section 3.6 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares Available for Grants.  The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares or previously issued shares acquired by the Company or any Subsidiary. Of the 236,000,000 Shares originally reserved under the Plan, as of September 30, 2015, 154,144,637 Shares remained available for issuance of new Awards and 16,452,224 Shares were subject to outstanding Awards, such Share amounts subject to adjustment as provided in Section 4.2. Subject to, in the case of ISOs, any limitations applicable thereto under the Code, if (a) any Shares are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, or (b) any Award based on Shares is settled for cash, expires or otherwise terminates without the issuance of such Shares, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation, forfeiture or cash settlement, be available for delivery in connection with future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of Shares set forth in the third sentence of this Section 4.1, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions of this sentence.

4.2        Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; the numerical limits set forth in Section 5.3; and other value determinations applicable to outstanding Awards, in order to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes. Any adjustment, substitution or change pursuant to this Section 4.2 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee determines otherwise. The Committee shall not make any adjustment pursuant to this Section 4.2 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes, if any, under this Section 4.2 shall be conclusive and binding on the Participants.

4.3        No Limitation on Corporate Actions.  The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE V

ELIGIBILITY, PARTICIPATION AND INDIVIDUAL LIMITATIONS ON AWARDS

5.1        Eligibility.  Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.8(a).

5.2        Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the nature and amount of each Award.

5.3        Individual Limitations on Awards.

(a)      Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Participant in any Fiscal Year shall be 8,000,000. In connection with a Participant’s commencement of service for the Company, any Affiliate or Subsidiary, as applicable, a Participant may be granted Options and SARs for up to an additional 8,000,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitation(s) shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 4.2. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation(s) with respect to a Participant, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Participant.

(b)      Individual Limit for Restricted Stock, Restricted Stock Units, and Performance Shares. For awards of Restricted Stock, Restricted Stock Units, and Performance Shares that are intended to qualify as performance-based compensation under Code Section 162(m), the maximum number of Awards that may be granted to any Participant in any Fiscal Year shall be 8,000,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 4.2.

(c)      Performance Units and Cash-Based Awards. For awards of Performance Units and Cash-Based Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the maximum amount that may be paid to a Participant pursuant to such Awards for an annual Performance Period shall be $30,000,000 and for any other Performance Period, such amount multiplied by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12). The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 4.2.

(d)      Individual Limit for Awards to Non-Employee Directors. The maximum grant date fair value, determined in accordance with the Company’s standard accounting principles, of Awards that may be granted to any Non-Employee Director in any Fiscal Year shall be $500,000.

ARTICLE VI

STOCK OPTIONS

6.1        Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2        Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3        Option Price.  The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.8(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4        Duration of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.8(c).

6.5        Exercise of Options.  Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Award Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6        Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with all applicable laws or (y) withholding of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 20.10. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7        Termination of Employment or Service.  Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Termination of the Participant. An Option shall cease to become exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 6.7 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

6.8        Limitations on Incentive Stock Options.

(a)      General.  No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b)      $100,000 Per Year Limitation.  Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c)      Options Granted to Certain Stockholders.  No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five (5) years from such date of grant.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1        Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR).

7.2        Grant Price.  The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3        Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4        Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement. An Award Agreement may provide that the period of time over which a Freestanding SAR may be exercised shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate applicable securities laws; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such laws.

7.5        Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6        Term of SARs.  The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7        Payment of SAR Amount.  An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. As soon as practicable following such Notice, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)      The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b)      The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8        Termination of Employment or Service.  Except as otherwise provided in the Award Agreement, a SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such SAR and ending on the date of exercise of such SAR the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Termination of the Participant. A SAR shall cease to become exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 7.8 to the contrary, the Committee may determine in its discretion that a SAR may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may a SAR be exercised after the expiration date of such SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5 (in the case of Tandem SARs) or in the last sentence of Section 7.4 (in the case of Freestanding SARs). To the extent applicable to any Tandem SAR, the foregoing provisions of this Section 7.8 are subject to the provisions of Section 6.8, pursuant to the provisions Section 7.3.

ARTICLE VIII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1        Awards of Restricted Stock and Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2        Award Agreement.  Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3        Non-Transferability of Restricted Stock.  Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4        Period of Restriction and Other Restrictions.  The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement. If the grants of Restricted Stock or Restricted Stock Units are intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee will set restrictions based upon the achievement of the performance goals set forth in Section 9.3 and will determine achievement of such goals in accordance with Section 9.3.

8.5        Delivery of Shares, Payment of Restricted Stock Units.  Subject to Section 20.10, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6        Forms of Restricted Stock Awards.  Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7        Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8        Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.2, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as it relates to the original Shares of Restricted Stock.

8.9        Termination of Employment or Service.  Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock, then subject to the Period of Restriction, following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE IX

PERFORMANCE UNITS, PERFORMANCE SHARES,

AND CASH-BASED AWARDS

9.1        Grant of Performance Units, Performance Shares and Cash-Based Awards.  Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit, Performance Share or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit, Performance Share or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement.

9.2        Value of Performance Units, Performance Shares and Cash-Based Awards.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares and Cash-Based Awards that will be paid out to the Participant.

9.3        Earning of Performance Units, Performance Shares and Cash-Based Awards.  Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payment on the number and value of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award. The performance goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more of the following measures:

net sales	appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company	expense levels	sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions

revenue	market share	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel	financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions)

revenue growth or product revenue growth	gross profits	financial ratios, including those measuring liquidity, activity, profitability or leverage	cost of capital or assets under management

operating income (before or after taxes)	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization)	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors))	co-development, co-marketing, profit sharing, joint venture or other similar arrangements

pre- or after-tax income (before or after allocation of corporate overhead and bonus)	economic value-added models or equivalent metrics	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; passing pre-approval inspections (whether of the Company or third parties))	operating margins, gross margins or cash margin

earnings per share	comparisons with various stock market indices	stockholder equity	debt reduction

net income (before or after taxes)	reductions in costs	year-end cash

return on equity	cash flow or cash flow per share (before or after dividends)	working capital levels, including cash, inventory and accounts receivable

total shareholder return	return on capital (including return on total capital or return on invested capital)	research and development achievements

return on assets or net assets	cash flow return on investment	operating efficiencies

9.4        Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The measures which constitute the performance goals may, at the discretion of the Committee, be based on pro forma numbers and may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under the Plan or any other bonus plans of the Company. The performance goals may differ from Participant to Participant. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. In establishing a performance goal, the Committee may, to the extent doing so does not cause any amount payable hereunder that is intended to be performance-based compensation under Code Section 162(m) to cease to so qualify, provide that the attainment of the performance goal shall be measured by appropriately adjusting the evaluation of the performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

9.5        Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards.  Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 20.10. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.6        Rights as a Stockholder.  A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a stockholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.7        Termination of Employment or Service.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Award following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE X

OTHER STOCK-BASED AWARDS

10.1        Other Stock-Based Awards.  The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2        Value of Other Stock-Based Awards.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3        Payment of Other Stock-Based Awards.  Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4        Termination of Employment or Service.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE XI

DIVIDEND EQUIVALENTS

11.1        Dividend Equivalents.  Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 20.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents granted with respect to Performance Units and/or Performance Shares shall only be paid when and to the extent such Award(s) are otherwise earned in accordance with their terms. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee.

ARTICLE XII

VESTING LIMITATIONS

12.1        Full Value Award Vesting Limitations.  Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees, Directors or Consultants shall become vested over a period of not less than three (3) years (or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one (1) year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, disability, retirement, any other specified Termination or the consummation of a Change of Control and (b) Full Value Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

ARTICLE XIII

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

13.1        Transferability of Incentive Stock Options.  No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or in accordance with Section 13.3. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

13.2        All Other Awards.  Except as otherwise provided in Section 8.5 or Section 13.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 13.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 13.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 13.2 shall be void and unenforceable against the Company.

13.3        Beneficiary Designation.  Each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE XIV

RIGHTS OF PARTICIPANTS

14.1        Rights or Claims.  No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. Unless the Committee determines otherwise, a Participant shall not have any rights as a shareholder with respect to shares of stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. The liability of the Company and any Subsidiary or Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any Affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:

(a)      Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)      Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c)      Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

(d)      Constitute a contract of employment or service between the Company or any Affiliate or Subsidiary and any Employee, Non-Employee Director or Consultant, nor shall it constitute a right to remain in the employ or service of the Company or any Affiliate or Subsidiary;

(e)      Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(f)      Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

14.2        No Effects on Benefits.  Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

ARTICLE XV

CHANGE OF CONTROL

15.1        Treatment of Outstanding Awards.  In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a)      In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Awards which are outstanding shall, as applicable and in whole or in part, become vested, non-forfeitable and/or exercisable; have the restrictions, performance goals, Period of Restriction or other conditions applicable to such Awards be canceled, terminated or deemed achieved or have any restrictions on transfer, sale assignment, pledge or other disposition (including with respect to Shares issuable under such Award) lapse and/or that any Award the payment or settlement of which was deferred under Section 20.6 or otherwise may be paid or distributed immediately prior to the Change of Control, subject to Section 17.6. Without limiting the foregoing, in its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully or partially earned for any Performance Period(s), immediately prior to the effective date of the Change of Control.

(b)      In its discretion and in accordance with the terms of the Plan, provide that all or certain Awards be Assumed or Replaced. In the event that an Award is not Assumed or Replaced, or in the event of a liquidation of the Company, then such Award shall, as applicable, become fully vested, non-forfeitable and/or exercisable; have the restrictions, performance goals, Period of Restriction or other conditions applicable to such Award canceled, terminated or deemed achieved or have any restrictions on transfer, sale assignment, pledge or other disposition (including with respect to Shares issuable under such Award) lapse immediately prior to the Change of Control and the target payment opportunities under such outstanding Award of Performance Units, Performance Shares, Cash-Based Awards or other Award shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the Change of Control. Further, unless otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, if a Participant with respect to whom an Award has been Assumed or Replaced incurs a Termination, either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason (a “Terminated Participant”), after the Change of Control, then subject to Section 15.1(b)(i) all outstanding Awards that are held by such Terminated Participant, as the case may be, shall become fully vested, non-forfeitable and/or exercisable; have the restrictions, performance goals, Period of Restriction or other conditions applicable to such Award canceled, terminated or deemed achieved or have any restrictions on transfer, sale assignment, pledge or other disposition (including with respect to Shares issuable under such Award) lapse immediately prior to the Change of Control.

(i)      Notwithstanding Section 15.1(b), with respect to outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards or other Awards, the target payment opportunities under such outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards or other Award shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the Change of Control, in each case immediately preceding, or upon the occurrence of the failure to assume or replace such Awards or upon a Termination described in Section 15.1(b) and (I) there shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, in the case of such Awards that are not Assumed or Replaced, or upon the occurrence of such Termination, in the case of a Termination described in Section 15.1(b), a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control or such Termination, as the case may be, and (II) Awards denominated in cash shall be paid pro rata to the applicable Participant or Participants in cash within thirty (30) days following the effective date of the Change of Control, in the case of such Awards that are not Assumed or Replaced, or within thirty (30) days following the occurrence of such Termination, in the case of a Termination described in Section 15.1(b), with the pro-ration determined as a function of the length of time within the

Performance Period which has elapsed prior to the Change of Control or Termination, as the case may be, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

(c)      In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(d)      In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, or, if higher, the highest Fair Market Value of a Share during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(e)      The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

15.2        No Implied Rights; Other Limitations.  No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or 15.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XV need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 15.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XV shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

15.3        Termination, Amendment, and Modifications of Change of Control Provisions.  Notwithstanding any other provision of the Plan (but subject to the provisions of Section 15.1(h), the last sentence of Section 16.1 and Section 16.2) or any Award Agreement provision, the provisions of this Article XV may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

ARTICLE XVI

AMENDMENT, MODIFICATION, AND TERMINATION

16.1        Amendment, Modification, and Termination.  The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the stockholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a)      except as is provided in Section 4.2, increase the maximum number of Shares which may be sold or awarded under the Plan;

(b)      except as is provided in Section 4.2, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c)      change the class of persons eligible to receive Awards under the Plan;

(d)      extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(e)      otherwise require stockholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, or (z) with respect to any Award that is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code, if the Board or the Committee determines in its discretion that such amendment or alteration is necessary under Section 162(m) (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder to ensure that the Awards satisfy the requirements for qualification under Code Section 162(m) and (B) except as is provided in Section 4.2, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for cash or for the grant of another type of Award, without, in each such case, first obtaining approval of the stockholders of the Company of such action.

For the avoidance of doubt, the amendment and restatement of the Plan effective as of February 3, 2016 shall not materially impair the previously accrued rights of a Participant under any Award outstanding as February 3, 2016 without the written consent of such Participant. To the extent the Committee determines any provision of the Plan as amended and restated effective as of February 3, 2016 materially impairs the previously accrued rights of a Participant under any Award outstanding as of February 3, 2016 without such Participant’s consent, the relevant provision of the Plan as in effect immediately prior to February 3, 2016 shall apply with respect to such Participant and/or Award.

16.2        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Board or the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board or the Committee determines that such adjustments are necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE XVII

TAX WITHHOLDING AND OTHER TAX MATTERS

17.1        Tax Withholding.  The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

17.2        Withholding or Tendering Shares.  Without limiting the generality of Section 16.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3        Special ISO Obligations.  The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

17.4        Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

17.5        No Guarantee of Favorable Tax Treatment.  Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

17.6        Non-Qualified Deferred Compensation.

(a)        If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan shall not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

(b)        Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under Section 20.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A.

(c)        The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. An Award Agreement may provide that the period of time over which an NQSO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

(d)        Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award and/or Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth (15th) day of the third (3rd) month after the end of the first (1st) calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award or Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Code Section 409A.

(e)        No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

(f)        Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Termination that is not a Separation from Service occurs, and payment or distribution of an Award constituting deferred compensation subject to Code Section 409A would otherwise be made or commence on the date of such Termination (pursuant to the Plan, the Award Agreement or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

(g)        Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or distribution of an Award constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

(h)        Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XVIII

LIMITS OF LIABILITY; INDEMNIFICATION

18.1        Limits of Liability.

(a)      Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)      None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c)      Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d)      The Committee may, with the approval of the Board, employ such attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

(e)      The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

18.2        Indemnification.  Subject to the requirements of Delaware law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XIX

SUCCESSORS

19.1        General.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XX

MISCELLANEOUS

20.1        Drafting Context; Captions.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

20.2        Forfeiture Events.

(a)      Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable non-competition, non-solicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b)      If the Company is required to prepare an accounting restatement (x) due to the material non-compliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant knowingly or grossly negligently engaged in such misconduct, or knowingly or grossly negligently failed to prevent such misconduct, or if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement, and (y) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Company the amount of any such reduction previously paid in settlement of such Award.

20.3      Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.4      Transfer, Leave of Absence.  For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

20.5        Exercise and Payment of Awards.  An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVI, in accordance with the Plan and such Participant’s Award Agreement.

20.6        Deferrals.  To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a stockholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.2; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such purpose.

20.7        Loans.  The Company may, in the discretion of the Committee, extend one or more loans to Participants in connection with the exercise or receipt of an Award granted to any such Participant; provided, however, that the Company shall not extend loans to any Participant if prohibited by law or the rules of any stock exchange or quotation system on which the Company’s securities are listed. The terms and conditions of any such loan shall be established by the Committee.

20.8        No Effect on Other Plans.  Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

20.9        Section 16 of Exchange Act.  Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations.

20.10        Requirements of Law; Limitations on Awards.

(a)      The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)      If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c)      If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d)      Upon termination of any period of suspension under this Section 20.10(d), any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e)      The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f)      An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

20.11        Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

20.12        Governing Law.  Except as to matters concerning the issuance of Shares or other matters of corporate governance, which shall be determined, and related Plan and Award provisions, which shall be construed, under the laws of Delaware, the Plan and each Award Agreement shall be governed by the laws of the state set forth in the Award Agreement, or if no such governing law is set forth in an Award Agreement then the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of California, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

20.13        Plan Unfunded.  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

20.14        Uncertificated Shares.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.15        No Fractional Shares.  An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

20.16        Participants Based Outside of the United States.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Non-Employee Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)      Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b)      Determine which Employees, Non-Employee Directors and/or Consultants outside the United States are eligible to participate in the Plan;

(c)      Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d)      Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.16(d) by the Committee shall be attached to the Plan as appendices; and

(e)      Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

ANNEX B

Visa Inc. Incentive Plan (VIP)

Plan Document

(As Amended and Restated Effective February 3, 2016)

Section 1:	DEFINITIONS

1.1	Board: the Board of Directors of Visa Inc.

1.2	CEO: Chief Executive Officer of Visa Inc.

1.3	Code: the Internal Revenue Code of 1986, as amended.

1.4

Compensation Committee: the Compensation Committee of the Board, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).

1.5	Company: Visa Inc. and its Company Affiliates.

1.6	Company Affiliate: any trade or business (whether or not incorporated) of which at least 25% is owned, directly or indirectly, by Visa Inc.

1.7

Corporate Goals: the goal(s) (or combined goal(s)) determined by the Compensation Committee (in its discretion) to be applicable to a Participant with respect to payments hereunder. As determined by the Compensation Committee, the Corporate Goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Earnings Per Share, (c) Net Income, (d) Cash Flow, (e) Operating Margins, Gross Margin, Cash Margin or Profit Margin, (f) Operating Income or Operating Profit, (g) Assets or Return on Assets, (h) Stockholder Equity or Return on Equity, (i) Return on Capital, (j) Economic Value Added and (k) Stock Price or Total Stockholder Return, or such similar objectively determinable financial or other measures as may be adopted by the Compensation Committee. The Corporate Goals may be based on absolute target numbers or relative results in one or more such categories compared to a prior period. The measures which constitute the Corporate Goals may, at the discretion of the Compensation Committee, be based on pro forma numbers and may, as the Compensation Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Corporate Goals may differ from Participant to Participant. In establishing a Corporate Goal, the Compensation Committee may, to the extent doing so does not cause any amount payable hereunder that is intended to be performance-based compensation under Code Section 162(m) to cease to so qualify, provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

1.8

Disability: the termination of employment of a Participant due to the Participant’s permanent disability (as determined pursuant to the Company’s or its Affiliate’s long-term disability plan under which the Participant is covered from time to time).

1.9

Employee: any “regular” full-time or part-time active employee (as defined in the Company’s Employee Handbook) of the Company, as determined by the Company and reported as a common law employee on the payroll records of the Company. Employee excludes every other individual, including employees classified as temporary under the Company’s policies, leased employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that such individuals are common law employees.

1.10	Maximum Award: means as to any 162(m) Covered Employee, $10 million per Performance Period.

1.11

Normal Retirement: termination of a Participant’s employment due to the Participant’s termination at or after attainment of normal retirement eligibility under the generally applicable retirement plan of the Company or its Affiliate under which the Participant is covered in his or her home country.

1.12	Participant: an Employee who satisfies the requirements of Section 3 and who is not excluded from participation under the Plan.

1.13	Performance Period: the fiscal year beginning October 1 and ending September 30, which shall also be the Plan Year.

1.14	Performance Period Pool: The pool established for each Performance Period from which awards may be granted and paid, if any.

1.15	Plan: this Visa Inc. Incentive Plan, as amended and restated.

1.16	Plan Year: the fiscal year beginning October 1 and ending September 30.

1.17

Severance Notice Period: is the period, if any, between the date on which the Company provides notice of the severance, or the Notice Date as defined in the applicable Company severance plan or arrangement, and the Employee’s termination date.

1.18	Threshold Corporate Goal: the threshold Corporate Goal or Goals set by the Compensation Committee with respect to each Performance Period.

1.19	162(m) Covered Employee: any Participant for whom the Compensation Committee intends that all or any portion of an award hereunder constitute performance-based compensation under Code Section 162(m).

Section 2:	OBJECTIVE

The Plan is a global annual incentive program designed to reward Employees whose performance during the fiscal year enabled the Company to achieve favorable business results. The Plan focuses Employee efforts on the achievement of specific goals in support of Company’s business strategy and provides for an opportunity to receive annual payouts based on individual and corporate performance. The Plan is intended to permit the payment of amounts that constitute performance-based compensation under Code Section 162(m) as well as payments not intended to constitute performance-based compensation under Code Section 162(m).

Section 3:	ELIGIBILITY

3.1

Unless otherwise determined by the Compensation Committee, eligibility to participate in the Plan for each Plan Year shall be automatic for all Employees (who do not participate in any other Company annual incentive plan) hired or rehired by July 1 of the Plan Year ending September 30, or such other date as the Executive Vice President, Human Resources shall determine.

3.2	To be eligible for consideration for an award, a Participant must be employed by the Company and actively performing his or her job for a minimum of three months (or such other time period as the Executive Vice President, Human Resources shall determine) during the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, except as provided below in the event of death, Disability, Normal Retirement or with respect to individual incentive award amounts subject to a Participant’s timely deferral election under the 2005 Deferred Compensation Plan in the case of the Participant’s termination of employment after the end of a Plan Year but prior to the date of CEO or Compensation Committee approval.

3.3

If a Participant dies or terminates employment due to Normal Retirement or Disability during the Plan Year, the Employee may be eligible for a prorated payout for the portion of the year the Participant was employed by the Company subject to and in accordance with Section 6.9. A Participant not actively at work during a Severance Notice Period will be treated as actively at work for purposes of this Section 3.3 to the extent required by applicable policy or law.

Section 4:	INCENTIVE AWARDS

4.1	Performance Period Award Pool; Threshold Corporate Goals.

The Compensation Committee may establish with respect to each Performance Period a Performance Period Pool from which incentive awards may be granted to Participants, subject to the achievement of one or more Threshold Corporate Goals, as determined by the Compensation Committee in its discretion, provided that notwithstanding any other provision in the Plan, the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award. Awards granted to Participants also may be subject to other corporate and/or individual performance goals, subject to the terms and conditions described below.

4.2	Additional Performance Goals.

Individual incentive awards also may be subject to additional corporate goals or individual performance goals, the targeted achievement of which may be expressed as a percentage of a Participant’s pay. The percentages attributed to each of the corporate and individual performance goals, if applicable, will be based upon the global level of the Participant’s job. Such corporate and individual performance goals, including any applicable targeted achievement levels, will be determined by the Company’s management and if required to comply with Code Section 162(m) with respect to any 162(m) Covered Employee, approved by the Compensation Committee. Participants whose targeted award percentage is changed during the Plan Year will have their final target incentive award percent prorated for the portion of time spent at each target award percentage; provided that with respect to a Participant whose award hereunder is intended to constitute performance-based compensation under Code Section 162(m), solely to the extent required to comply with Code Section 162(m), such target award percentage may be reduced but not increased following the date it is initially established for the applicable Plan Year.

4.2(i) Corporate Goals

Specific additional corporate goals may be established for an applicable Plan Year. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee or the Company’s management. To the extent required to comply with Code Section 162(m), corporate goals with respect to payments intended to constitute performance-based compensation under Code Section 162(m) shall be based on one or more of the Corporate Goals set forth in Section 1.7 as of the date this Plan is approved by the

Company’s shareholders and shall be approved by the Compensation Committee in writing prior to the latest date on which Corporate Goals may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i).

4.2(ii) Individual Goals

Individual goals and success criteria for each Plan Year may be established for Participants. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee, the Company’s management, or jointly by the Participant and Company management with the final determination made by Company management. Such individual goals can be revised after the beginning of the Plan Year to reflect changing business priorities or changes in job or role.

4.3

Any awards for Participants who began participating in the Plan after the beginning of the Plan Year (October 1) or were in a leave of absence status for a portion of the Plan Year, and who met the eligibility requirements above, will be prorated to reflect the portion of the Plan Year during which the Participant was eligible to participate in the Plan or as otherwise determined by the Company and to the extent permitted under applicable local policy or law; provided, that, solely to the extent required for payments to qualify as performance-based compensation under Code Section 162(m), payments to Participants who begin participating in the Plan following the latest date on which Threshold Corporate Goals or Corporate Goals, as applicable, may be established in accordance with Treasury Regulation Section 1.162-27(e)(2)(i) shall not constitute performance-based compensation under Code Section 162(m).

Section 5:	VIP PAYOUT DETERMINATION

Following the Performance Period, the Company’s management, or the Compensation Committee with respect to awards intended to constitute performance-based compensation under Code Section 162(m), in their discretion, as applicable, will determine the amount of individual awards based on the achievement of the applicable previously designated Threshold Corporate Goals or Corporate Goals, as applicable, provided that the incentive award amount to be paid out to any 162(m) Covered Employee with respect to any Performance Period shall not exceed the Maximum Award.

To the extent additional corporate goals are applicable to all or certain Participants for an applicable Performance Period, the payout amount of any incentive award payment to any such Participant related to such corporate goals will be calculated based on actual performance against the specific goals selected for such Participants.

With respect to any individual performance goals, other than for 162(m) Covered Employees, Company management may make recommendations for the payment amount associated with such individual component based upon the Participant’s performance during the Plan Year and payout guidelines determined at the discretion of the CEO based on the amount of the total Performance Period Pool. The Compensation Committee will make such determination with respect to any individual performance goals applicable to 162(m) Covered Employees.

Final incentive award payouts are approved by the CEO except those requiring approval of the Compensation Committee. Awards for the CEO and other 162(m) Covered Employees require approval of the Compensation Committee. Awards intended to constitute performance-based compensation under Code Section 162(m) shall be based on the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, have been attained (subject to Section 6.6) and shall be paid only upon certification by the Compensation Committee of the extent to which the Threshold Corporate Goals or Corporate Goals, as applicable, and any other material terms for the applicable Plan Year have been satisfied, in accordance with Treasury Regulation Section 1.162-27(e)(5).

Section 6:	AWARD ADMINISTRATION

6.1	The Plan Year is the fiscal year beginning October 1 and ending September 30.

6.2

Final incentive award payouts are approved by the CEO except that awards for the CEO and 162(m) Covered Employees require approval of the Compensation Committee (and certification in accordance with Section 5, above).

6.3	Awards are paid as soon as practical after the end of the Plan Year, but no later than December 15 of the subsequent Plan Year.

6.4

Award payments shall be made to Participants in cash, provided that the Compensation Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.

6.5

Participants generally must be actively working at the close of the Plan Year with continued employment through the date of CEO or Compensation Committee approval as required in Section 5, to be eligible for the payment of an award; provided, however, that for Participants who have made a timely deferral election under the 2005 Deferred Compensation Plan with respect to incentive award amounts that may be awarded under this Plan, in the event such a Participant’s employment terminates after the end of a Plan Year but prior to the date of CEO or Compensation Committee approval of awards for such Plan Year, the Participant will receive payment of the deferred portion of the award for the Plan Year, which shall be subject to terms of the Participant’s deferral election, provided that incentive awards applicable to any 162(m) Covered Employees shall become payable and deferred only upon attainment of the Threshold Corporate Goals or Corporate Goals and shall be payable and deferred at the time awards are otherwise payable, if at all, for such Plan Year. In addition, Participants on leaves of absence are eligible to receive an award prorated (unless otherwise required by applicable local policy or law) for the period of time they were on paid status and actively performing their jobs, and with respect to amounts intended to constitute performance-based compensation under Code Section 162(m), solely on attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the applicable Plan Year. Payouts to those Participants on such leaves of absence at the time of payout are at the discretion of the Executive Vice President, Human Resources (or the Compensation Committee with respect to Section 162(m) Covered Employees); provided that to the extent required to qualify payments as performance-based compensation under Code Section 162(m), such discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall only be exercised in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable.

6.6

Participation in the Plan does not guarantee the Participant the payment of an award. All awards under the Plan are discretionary and subject to approval by the CEO, or the Compensation Committee, as applicable; provided that any discretion with respect to amounts intended to constitute performance-based compensation under Code Section 162(m) shall be exercised only in a manner which reduces the amount otherwise payable as a result of the attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, and, solely to the extent necessary to ensure that any award intended to qualify as performance-based compensation under Code Section 162(m) so qualifies, and such exercise of discretion to reduce an amount otherwise payable may not increase the award amount of any 162(m) Covered Employee.

6.7

Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation under Code Section 162(m) and subject to the limitation on discretion set forth in Section 6.6, extraordinary occurrences may be considered by the Compensation Committee when assessing performance results, and adjustments may be made to the performance measures at the discretion of the Compensation Committee to ensure that the objectives of the Plan are served.

6.8	Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

6.9

Except as provided in Section 6.10, if a Participant’s employment is terminated before the CEO or Compensation Committee approves the awards for the Plan Year for reasons other than Disability, death or Normal Retirement, the Participant shall not be paid any award for the Plan Year in which employment terminates. If such employment is terminated as a result of Disability or death, a prorated payout for the portion of the Plan Year the Participant was employed by the Company may, at the sole discretion of the Executive Vice President, Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees), be made to the Participant or, in the event of death, to the Participant’s estate. If a Participant’s employment is terminated as a result of a Normal Retirement, the Participant may, at the sole discretion of the Executive Vice President, Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees) be paid a pro-rata award for the Plan Year, subject to the provisions of this Plan; provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year. In addition, if the employment of a Participant who has made a timely deferral election under the 2005 Deferred Compensation Plan with respect to incentive award amounts that may be earned under this Plan terminates after the end of a Plan Year but prior to the date of CEO or Compensation Committee approval of awards for such Plan Year, the Participant will receive payment of the deferred portion of the award for the Plan Year, which shall be subject to terms of the Participant’s deferral election, provided that incentive awards applicable to any 162(m) Covered Employees shall become payable and deferred only upon attainment of the Threshold Corporate Goals or Corporate Goals and shall be payable and deferred at the time awards are otherwise payable, if at all, for such Plan Year.

6.10

Except as would result in amounts intended to constitute performance-based compensation under Code Section 162(m) ceasing to be performance-based compensation, upon termination of a Participant’s employment under a severance benefits plan or agreement, a prorated payment may be made at the sole discretion of the Executive Vice President, Human Resources (or the Compensation Committee, with respect to 162(m) Covered Employees); provided that the incentive awards applicable to any 162(m) Covered Employees shall be payable only upon attainment of the Threshold Corporate Goals or Corporate Goals, as applicable, for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year. Any payment under this Section 6.10 shall be conditioned upon the Participant’s prior execution and non-revocation of a severance agreement and release in the form provided by the Company within the time specified by such severance agreement and release form.

6.11	Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any Participant.

Section 7:	MAXIMUM PERFORMANCE PERIOD PAYMENTS; FUNDING; NO CREATION OF TRUST

Plan payments are paid by the Company and may not exceed the Performance Period Pool, if any, approved in advance by the Compensation Committee with respect to any Performance Period.

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Section 8:	GENERAL

8.1

Notwithstanding any other provision of this Plan to the contrary, any award granted, and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, recoupment payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”), to the extent the Policy applies to such award or amount. By accepting an award or the payment of any amount under the Plan, each Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy and any future amendment of the Policy or similar policies that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agrees that the Company may take such actions as are permitted under the Policy any similar policy (as applicable to any Participant) or applicable law without further consent or action being required by such Participant. To the extent that the terms of this Plan and the Policy conflict, then the terms of such Policy shall prevail.

8.2

The Executive Vice President, Human Resources, in consultation with the Senior Vice President, Total Rewards, has the sole responsibility for interpreting and administering the Plan as necessary. The decisions of the Executive Vice President, Human Resources regarding the interpretation and administration of the Plan are final and binding on all parties. Notwithstanding the foregoing, to the extent required by Code Section 162(m), the Compensation Committee shall be responsible for interpreting and administering the Plan with respect to awards intended to constitute performance-based compensation under Code Section 162(m).

8.3

All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes. The Participant’s employer shall withhold such taxes in accordance with applicable tax law.

8.4

The Plan shall be interpreted and construed in a manner as to cause payments intended to constitute performance-based compensation under Code Section 162(m) to qualify as performance-based compensation under Code Section 162(m). The Plan may be amended or terminated at any time for any reason by the Compensation Committee. In particular and without limitation, the Compensation Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account of or to comply with relevant overseas law or regulation or for any other reason. Notwithstanding the foregoing, shareholder approval shall be obtained in connection with an amendment for which shareholder approval is necessary to ensure that payments hereunder may constitute performance-based compensation under Code Section 162(m).

8.5

The effective date of the Plan as amended and restated is January [    ], 2016, subject to approval of the Company’s stockholders at the 2016 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

8.6	The laws of the State of California shall control all matters relating to the Plan.

VISA INC.

P.O. BOX 8999

SAN FRANCISCO, CA 94128-8999

ATTN: VICTORIA HYDE-DUNN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 2, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 2, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97773-P70616-Z66685	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VISA INC.
The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1.

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. Lloyd A. Carney	☐	☐	☐

	1b. Mary B. Cranston	☐	☐	☐

	1c. Francisco Javier Fernández-Carbajal	☐	☐	☐

	1d. Alfred F. Kelly, Jr.	☐	☐	☐

	1e. Robert W. Matschullat	☐	☐	☐

	1f. Cathy E. Minehan	☐	☐	☐

	1g. Suzanne Nora Johnson	☐	☐	☐

	1h. David J. Pang	☐	☐	☐

	1i. Charles W. Scharf	☐	☐	☐

	1j. John A. C. Swainson	☐	☐	☐

	1k. Maynard G. Webb, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 through 5.
	For	Against	Abstain

2. Advisory vote to approve executive compensation.	☐	☐	☐

3. Approval of Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated.	☐	☐	☐

4. Approval of Visa Inc. Incentive Plan, as amended and restated.	☐	☐	☐

5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjustment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on February 3, 2016: The Notice and Proxy Statement and our Annual Report to Stockholders can be accessed electronically at http://investor.visa.com or www.proxyvote.com.

M97774-P70616-Z66685

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VISA INC. 2016 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder(s) appoint(s) Kelly Mahon Tullier and Tracey Heaton, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Class A common stock of Visa Inc. (“Visa”) that are held of record by the undersigned as of December 7, 2015, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Visa to be held on February 3, 2016, at Crown Plaza Hotel, 1221 Chess Drive, Foster City, California, at 8:30 a.m. (Pacific time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE ELEVEN NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 THROUGH 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side